                              EXHIBIT 10.5





     _________________________________________________________________


                      _______________________________

                           AMENDED AND RESTATED

                              LOAN AGREEMENT


                                   among


                      FAMILY BOOKSTORES COMPANY, INC.
                             as the Borrower,


                                    and


                     THE FINANCIAL INSTITUTIONS LISTED
                       ON THE SIGNATURE PAGES HEREOF
                                 as Banks,

                                   with

                             BANK OF SCOTLAND
                                 as Agent

                      _______________________________

                       Dated as of October 31, 1994

                      _______________________________


     _________________________________________________________________

                                 I N D E X*

Section 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .1

Section 2.  THE LOAN FACILITIES. . . . . . . . . . . . . . . . . . . . . .2
          2.1   The Loans. . . . . . . . . . . . . . . . . . . . . . . . .2
          2.2   Notice of Borrowing. . . . . . . . . . . . . . . . . . . .3
          2.3   The Notes. . . . . . . . . . . . . . . . . . . . . . . . .4
          2.4   Mandatory Prepayments of Term Loans. . . . . . . . . . . .5
          2.5   Mandatory Prepayments of Revolving Credit Loans. . . . . .8
          2.6   Voluntary Prepayments of Term Loan . . . . . . . . . . . .8
          2.7   Voluntary Repayment of Revolving Credit Loans. . . . . . .9
          2.8   Reduction of Commitments . . . . . . . . . . . . . . . . .9
          2.9   Compensation in Connection with Prepayments. . . . . . . 10
          2.10  Extension of Revolving Credit Maturity Date. . . . . . . 10
          2.11  Increase in Total Revolving Credit Loan Commitment . . . 10

Section 3.  INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          3.1   Rate of Interest . . . . . . . . . . . . . . . . . . . . 11
          3.2   Interest Payment Dates . . . . . . . . . . . . . . . . . 11
          3.3   Post-Default Interest. . . . . . . . . . . . . . . . . . 11
          3.4   Increased Costs; Capital Adequacy. . . . . . . . . . . . 11
          3.5   Eurodollar Interest Payment Dates. . . . . . . . . . . . 14
          3.6   Determination of Rate of Borrowing . . . . . . . . . . . 14
          3.7   Inability to Determine Applicable Interest Rate. . . . . 14
          3.8   Illegality or Impracticability of Eurodollar Loans . . . 14
          3.9   Compensation . . . . . . . . . . . . . . . . . . . . . . 15
          3.10  Continuations; Determinations of Eurodollar Interest
                Periods. . . . . . . . . . . . . . . . . . . . . . . . . 16
          3.11  Eurodollar Loans After Default . . . . . . . . . . . . . 17
          3.12  Limitation on Number of Eurodollar Interest Periods. . . 17

Section 4.  COMMITMENT COMMISSION, ETC.. . . . . . . . . . . . . . . . . 17
          4.1   Commitment Commission. . . . . . . . . . . . . . . . . . 17
          4.2   Facility Fee . . . . . . . . . . . . . . . . . . . . . . 17
          4.3   Agent's Fees . . . . . . . . . . . . . . . . . . . . . . 18

Section 5.  PAYMENTS, ETC. . . . . . . . . . . . . . . . . . . . . . . . 18
          5.1   Payments on Non-Business Days; Calculations. . . . . . . 18
          5.2   Net Payments; Application. . . . . . . . . . . . . . . . 18
          5.3   Distribution by Agent. . . . . . . . . . . . . . . . . . 20


--------------------------------

       *The headings contained in this Agreement are for purposes of reference and convenience only and shall not limit or otherwise affect the meaning of this Agreement.

Section 6.  CONDITIONS PRECEDENT TO EFFECTIVENESS. . . . . . . . . . . . 21
          6.1   Default, etc.. . . . . . . . . . . . . . . . . . . . . . 21
          6.2   Notes. . . . . . . . . . . . . . . . . . . . . . . . . . 21
          6.3   Form U-1 . . . . . . . . . . . . . . . . . . . . . . . . 21
          6.4   Supporting Documents of the Borrower . . . . . . . . . . 21
          6.5   Security Documents . . . . . . . . . . . . . . . . . . . 22
          6.6   [Intentionally Deleted . . . . . . . . . . . . . . . . . 23
          6.7   Subordinated Debt. . . . . . . . . . . . . . . . . . . . 23
          6.8   Certifications; Financial Statements . . . . . . . . . . 23
          6.9   Reports. . . . . . . . . . . . . . . . . . . . . . . . . 24
          6.10  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 24
          6.11  Approvals and Consents . . . . . . . . . . . . . . . . . 25
          6.12  Retainer Agreement . . . . . . . . . . . . . . . . . . . 25
          6.13  Other Supporting Documents . . . . . . . . . . . . . . . 25
          6.14  Legal Opinions . . . . . . . . . . . . . . . . . . . . . 25
          6.15  [Intentionally deleted]. . . . . . . . . . . . . . . . . 26
          6.16  IFA Lease. . . . . . . . . . . . . . . . . . . . . . . . 26
          6.17  [Intentionally Deleted . . . . . . . . . . . . . . . . . 26
          6.18  Adverse Change . . . . . . . . . . . . . . . . . . . . . 26
          6.19  [intentionally deleted]. . . . . . . . . . . . . . . . . 26
          6.20  Change in Law; No Opposition . . . . . . . . . . . . . . 26
          6.21  All Proceedings to be Satisfactory . . . . . . . . . . . 26
          6.22  Fees and Expenses. . . . . . . . . . . . . . . . . . . . 26
          6.23  Warrants . . . . . . . . . . . . . . . . . . . . . . . . 27
          6.24  Certificate of Incorporation . . . . . . . . . . . . . . 27
          6.25  Borrowing Base Certificate . . . . . . . . . . . . . . . 27

Section 6A. CONDITIONS PRECEDENT TO ALL LOANS. . . . . . . . . . . . . . 27
          6A.1  Certain Conditions . . . . . . . . . . . . . . . . . . . 27
          6A.2  Subsequent Opinions of Counsel . . . . . . . . . . . . . 28
          6A.3  Officer's Certificate. . . . . . . . . . . . . . . . . . 28
          6A.4  Borrowing Base . . . . . . . . . . . . . . . . . . . . . 28

Section 7.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 29
          7.1   Financial Statements . . . . . . . . . . . . . . . . . . 29
          7.2   Notice of Litigation; Unionization . . . . . . . . . . . 32
          7.3   Payment of Charges . . . . . . . . . . . . . . . . . . . 33
          7.4   Insurance. . . . . . . . . . . . . . . . . . . . . . . . 33
          7.5   Maintenance of Records . . . . . . . . . . . . . . . . . 34
          7.6   Preservation of Corporate Existence. . . . . . . . . . . 34
          7.7   Preservation of Assets . . . . . . . . . . . . . . . . . 34
          7.8   Inspection of Books and Assets . . . . . . . . . . . . . 34
          7.9   Payment of Indebtedness. . . . . . . . . . . . . . . . . 35
          7.10  Further Assurances . . . . . . . . . . . . . . . . . . . 35
          7.11  Notice of Default. . . . . . . . . . . . . . . . . . . . 35
          7.12  Reserves . . . . . . . . . . . . . . . . . . . . . . . . 35
          7.13  Arms-length Transactions . . . . . . . . . . . . . . . . 36
          7.14  Solvency . . . . . . . . . . . . . . . . . . . . . . . . 36
          7.15  Obligations of Sellers . . . . . . . . . . . . . . . . . 36
          7.16  Cooperation. . . . . . . . . . . . . . . . . . . . . . . 36
          7.17  Hazardous Waste. . . . . . . . . . . . . . . . . . . . . 36

          7.18  Notification of Account Debtors. . . . . . . . . . . . . 36
          7.19  Post-Effective Store Leases. . . . . . . . . . . . . . . 36
          7.20  Borrowing Base Certificate . . . . . . . . . . . . . . . 36
          7.21  Certain Other Financing Statements . . . . . . . . . . . 37

Section 8.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 37
          8.1   Engage in Same Type of Business. . . . . . . . . . . . . 37
          8.2   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . 38
          8.3   Other Indebtedness; Material Agreement Obligations . . . 39
          8.4   Advances from Customers. . . . . . . . . . . . . . . . . 41
          8.5   Advances and Loans . . . . . . . . . . . . . . . . . . . 42
          8.6   Payments On Certain Indebtedness . . . . . . . . . . . . 42
          8.7   Purchase or Sale Agreements. . . . . . . . . . . . . . . 42
          8.8   Consolidation and Merger . . . . . . . . . . . . . . . . 42
          8.9   Sale of Assets . . . . . . . . . . . . . . . . . . . . . 43
          8.10  Purchase of Assets . . . . . . . . . . . . . . . . . . . 44
          8.11  Accounting Changes . . . . . . . . . . . . . . . . . . . 44
          8.12  Salaries . . . . . . . . . . . . . . . . . . . . . . . . 44
          8.13  Related Transactions . . . . . . . . . . . . . . . . . . 45
          8.14  Subsidiaries; Other Securities; Agreements Relating to
                Securities . . . . . . . . . . . . . . . . . . . . . . . 45
          8.15  Adjusted Capital Expenditures. . . . . . . . . . . . . . 46
          8.16  Investments. . . . . . . . . . . . . . . . . . . . . . . 48
          8.17  Dividends, Distributions and Purchases of Capital
                Stock. . . . . . . . . . . . . . . . . . . . . . . . . . 48
          8.18  Leasebacks . . . . . . . . . . . . . . . . . . . . . . . 49
          8.19  Deposit Bank . . . . . . . . . . . . . . . . . . . . . . 49
          8.20  Sale of Accounts Receivable. . . . . . . . . . . . . . . 49
          8.21  Current Ratio. . . . . . . . . . . . . . . . . . . . . . 49
          8.22  Tangible Net Worth . . . . . . . . . . . . . . . . . . . 50
          8.23  [Intentionally deleted]. . . . . . . . . . . . . . . . . 50
          8.24  Interest Coverage Ratio. . . . . . . . . . . . . . . . . 50
          8.25  Funded Debt: Cash Flow . . . . . . . . . . . . . . . . . 50
          8.26  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . 50
          8.27  Assets:  Funded Debt . . . . . . . . . . . . . . . . . . 51
          8.28  Compliance with ERISA. . . . . . . . . . . . . . . . . . 51
          8.29  Other Agreements . . . . . . . . . . . . . . . . . . . . 52
          8.30  EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . 53

Section 9.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . 54
          9.1   Principal and Interest . . . . . . . . . . . . . . . . . 54
          9.2   Representations and Warranties . . . . . . . . . . . . . 54
          9.3   Negative Covenants . . . . . . . . . . . . . . . . . . . 54
          9.4   Other Covenants. . . . . . . . . . . . . . . . . . . . . 55
          9.5   Other Obligations. . . . . . . . . . . . . . . . . . . . 55
          9.6   Ownership. . . . . . . . . . . . . . . . . . . . . . . . 55
          9.7   Insolvency . . . . . . . . . . . . . . . . . . . . . . . 55
          9.8   Security Documents . . . . . . . . . . . . . . . . . . . 56
          9.10  Subordinated Debt. . . . . . . . . . . . . . . . . . . . 56
          9.11  IFA Lease. . . . . . . . . . . . . . . . . . . . . . . . 56
          9.12  Environmental Problems . . . . . . . . . . . . . . . . . 57

          9.13  Store Leases . . . . . . . . . . . . . . . . . . . . . . 57

Section 10.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . 57
          10.1  Status; Validity . . . . . . . . . . . . . . . . . . . . 57
          10.2  Compliance with Other Instruments. . . . . . . . . . . . 58
          10.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . 58
          10.4  Compliance with Law. . . . . . . . . . . . . . . . . . . 59
          10.5  Capitalization of Borrower and Its Subsidiaries. . . . . 59
          10.6  Government Approvals . . . . . . . . . . . . . . . . . . 59
          10.7  Federal Reserve Margin Regulations; Use of Proceeds. . . 60
          10.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 60
          10.9  Investment Company Act, etc. . . . . . . . . . . . . . . 60
          10.10 Properties of the Borrower . . . . . . . . . . . . . . . 61
          10.11 Financial Condition. . . . . . . . . . . . . . . . . . . 61
          10.12 Environmental Matters. . . . . . . . . . . . . . . . . . 62
          10.13 Disclosure . . . . . . . . . . . . . . . . . . . . . . . 62
          10.14 Compliance with ERISA. . . . . . . . . . . . . . . . . . 62
          10.15 The Security Documents . . . . . . . . . . . . . . . . . 63
          10.16 [Intentionally deleted]  . . . . . . . . . . . . . . . . 63
          10.17 [Intentionally deleted]  . . . . . . . . . . . . . . . . 63
          10.18 Qualification. . . . . . . . . . . . . . . . . . . . . . 63
          10.19 Year 2000. . . . . . . . . . . . . . . . . . . . . . . . 64
          10.20 Buy-Sell Agreement.. . . . . . . . . . . . . . . . . . . 64
          10.21 Names under which Business is Conducted. . . . . . . . . 64
          10.22 Financing Statements . . . . . . . . . . . . . . . . . . 64

Section 11.  AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
          11.1  Appointment. . . . . . . . . . . . . . . . . . . . . . . 65
          11.2  Nature of Duties . . . . . . . . . . . . . . . . . . . . 65
          11.3  Lack of Reliance . . . . . . . . . . . . . . . . . . . . 65
          11.4  Certain Rights . . . . . . . . . . . . . . . . . . . . . 66
          11.5  Reliance . . . . . . . . . . . . . . . . . . . . . . . . 66
          11.6  Indemnification. . . . . . . . . . . . . . . . . . . . . 66
          11.7  Agent, Individually. . . . . . . . . . . . . . . . . . . 67
          11.8  Holders of Notes . . . . . . . . . . . . . . . . . . . . 67
          11.9  Resignation. . . . . . . . . . . . . . . . . . . . . . . 67
          11.10 Reimbursement. . . . . . . . . . . . . . . . . . . . . . 68

Section 12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 69
          12.1  Calculations and Financial Data. . . . . . . . . . . . . 69
          12.2  Amendment and Waiver . . . . . . . . . . . . . . . . . . 69
          12.3  Expenses; Indemnification. . . . . . . . . . . . . . . . 70
          12.4  Benefits of Agreement; Descriptive Headings. . . . . . . 71
          12.5  Notices, Requests, Demands, etc. . . . . . . . . . . . . 74
          12.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . 74
          12.7  Counterparts; Telecopies . . . . . . . . . . . . . . . . 74
          12.8  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 75
          12.9  Recoveries; Pro Rata Sharing . . . . . . . . . . . . . . 75
          12.10 Jurisdiction . . . . . . . . . . . . . . . . . . . . . . 76
          12.11 Severability . . . . . . . . . . . . . . . . . . . . . . 76

          12.12 Right of Set-off . . . . . . . . . . . . . . . . . . . . 76
          12.13 No Third Party Beneficiaries . . . . . . . . . . . . . . 77
          12.14 Effectiveness. . . . . . . . . . . . . . . . . . . . . . 77
          12.15 Survival; Integration. . . . . . . . . . . . . . . . . . 77
          12.16 Domicile of Loans. . . . . . . . . . . . . . . . . . . . 78
          12.17 No Usury . . . . . . . . . . . . . . . . . . . . . . . . 78
          12.18 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . 78
          12.19 Consents . . . . . . . . . . . . . . . . . . . . . . . . 79

                                   EXHIBITS*


Annex I. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Definitions
Exhibit A-1. . . . . . . . . . . . . . . . . . . . . .Revolving Credit Note
Exhibit A-2. . . . . . . . . . . . . . . . . . . . . . .Tranche A Term Note
Exhibit A-3. . . . . . . . . . . . . . . . . . . . . . .Tranche B Term Note
Exhibit B. . . . . . . . . . . . . . . . . .Amendment to Security Agreement
 . . . . . . . . . . . . . . . . . and Acknowledgment of Security Interests
Exhibit C. . . . . . . . . . . Amended and Restated Subordination Agreement
Exhibit D. . . . . . . . . . . . . . . . . . . . . . . Solvency Certificate
Exhibit E-1. . . . . . . . . . . . . . . . . .Opinion of Borrower's Counsel
Exhibit E-2. . . . . . . . . . . . . . . . . .Opinion of Counsel to Electra
Exhibit F. . . . . . . . . . . . . . . . . . . Form of Transfer Certificate
Exhibit G. . . . . . . . . . . . . . . . Form of Borrowing Base Certificate
Exhibit H-1. . . . . . . . . . . . . . . . . . .Form of Notice of Borrowing
Exhibit H-2. . . . . . . . . . . . . . . . . Form of Notice of Continuation





----------------------

     *Certain exhibits may not be attached to this Agreement.  See
Section 12.4(f).

                             LIST OF SCHEDULES


Schedule 2.1 . . . . . . . . . . . . . . . . . . . . . . . . . .Commitments
Schedule 8.2(f). . . . . . . . . . . . . . . . . . . . . . . Existing Liens
Schedule 8.3 . . . . . . . . . . . . . . . . . . . . .Existing Indebtedness
Schedule 10.5. . . . . . . . . . . . . . . . . . . .Options, Warrants, etc.
Schedule 10.6. . . . . . . . . . . . . . . . . . . . . Government Approvals
Schedule 10.10 A . . . . . . . . . . . . . . . . . . . Real Property Leased
Schedule 10.10 B . . . . . . . . . . . . . . . . .Patents, Trademarks, etc.
Schedule 10.10 C . . . . . . . . . . . . . . . . . . . .Material Agreements
Schedule 10.21 . . . . . . . . . . . . . . . . . . . . . . .Tradename Usage

                    AMENDED AND RESTATED LOAN AGREEMENT


     AMENDED AND RESTATED LOAN AGREEMENT, dated as of October 31, 1994, among FAMILY BOOKSTORES COMPANY, INC., a Michigan corporation (the "BORROWER"), the financial institutions from time to time party hereto (each a "BANK" and collectively, the "BANKS") and BANK OF SCOTLAND, as agent for the Banks (in such capacity, the "AGENT").


                           W I T N E S S E T H :


     WHEREAS, the Borrower, the Banks and the Agent are party to a Loan Agreement dated as of October 31, 1994 (as amended, modified, supplemented and in effect on the Effective Date(as hereinafter defined), the "Existing Loan Agreement").

     WHEREAS, the parties hereto now wish to amend and restate the Existing Loan Agreement by, among other things, subject to the terms and conditions hereof, increasing the aggregate amount of the revolving credit facility available to the Borrower from $15,000,000 to $22,000,000 (as the same may be increased to $25,000,000 pursuant to Section 2.11 hereof), by continuing the term loans extended to the Borrower under the Existing Loan Agreement as Term Loans hereunder, by making new term loans in an aggregate principal amount not in excess of $5,500,000 and by amending certain of the other provisions of the Existing Loan Agreement, and in that connection, wish to amend and restate the Existing Loan Agreement in its entirety, it being the intention of the parties hereto that the revolving credit loans and the term loans outstanding under the Existing Loan Agreement on the Effective Date shall continue and remain outstanding and not be repaid on the Effective Date and the Loans and Commitments (as hereinafter defined) are not in novation or discharge thereof.

     Accordingly, the parties hereto hereby agree that the Existing Loan Agreement shall, as of the Effective Date, be amended and restated in its entirety as follows:

1.   DEFINITIONS.

          (a) Terms used in this Agreement which are defined in Annex I hereto shall have the meanings specified in such Annex I hereto (unless otherwise defined herein) and shall include in the singular number the plural and in the plural number the singular.

          (b) Unless otherwise specified, each reference in this Agreement or in any other Loan Document to a Loan Document shall mean such Loan Document as the same may from time to time be amended, restated, supplemented or otherwise modified.

          (c) To the extent any reference is made in this Agreement or any other Loan Document to Subsidiaries of the Borrower at any time when Borrower has no Subsidiaries, such references shall be deemed without force or effect.

2.   THE LOAN FACILITIES.

     2.1  THE LOANS.

          (a) (i) Each Bank has (prior to the Effective Date) made term loans to the Borrower under the Existing Loan Agreement which are outstanding in the amount set forth opposite its name on Schedule 2.1 hereto under the heading "Tranche A Term Loans Outstanding on the Effective Date". Subject to the terms and conditions set forth herein, each Bank severally agrees to make a new Term Loan on the Effective Date under its Tranche A Term Loan Commitment in an aggregate principal amount for all Banks not to exceed $500,000 (each such Loan and each outstanding term loan referred to in the preceding sentence, a "TRANCHE A TERM LOAN", and, collectively, the "TRANCHE A TERM LOANS"). The borrowing from the Banks of new Term Loans pursuant to this Section 2.1(a)(i) shall be (1) in a single advance and (2) made from each Bank PRO RATA on the basis of the Tranche A Term Loan Commitment of such Bank.

               (ii) Subject to the terms and conditions set forth herein, each Bank severally agrees to make a new Term Loan under its Tranche B Term Loan Commitment(each a "TRANCHE B TERM LOAN" and, collectively, the "TRANCHE B TERM LOANS") on the Effective Date. The borrowing from the Banks pursuant to this Section 2.1(a)(ii) shall be (1) in a single advance,
(2) in an aggregate principal amount not to exceed $5,000,000 and (3) made from each Bank PRO RATA on the basis of the Tranche B Term Loan Commitment of such Bank.

          (b) Subject to the terms and conditions set forth herein, each Bank severally agrees at any time and from time to time during the Commitment Period to make loans to the Borrower (each a "REVOLVING CREDIT LOAN" and collectively, the "REVOLVING CREDIT LOANS") up to its Revolving Credit Loan Commitment; PROVIDED THAT in no event shall the aggregate principal amount of Revolving Credit Loans (including the Revolving Credit Loans outstanding on the Effective Date) outstanding at any time exceed the lesser of (x) the Total Revolving Credit Loan Commitment then in effect or
(y) the then current Borrowing Base. During the Commitment Period, the Borrower may utilize the Revolving Credit Loan Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part without premium or penalty, and reborrowing, all in accordance with the terms and conditions hereof. Revolving Credit Loans shall be made from each Bank PRO RATA on the basis of the Revolving Credit Loan Commitment of such Bank. For avoidance of doubt, Revolving Credit Loans outstanding under the Existing Loan Agreement on the Effective Date shall constitute Revolving Credit Loans hereunder.

     2.2  NOTICE OF BORROWING.

          (a) In order to borrow the Tranche A Term Loans and the Tranche B Term Loans on the Effective Date, the Borrower shall deliver a Notice of Borrowing at least one Business Day prior to the Effective Date which notice shall specify, among other things, (i)the date (which shall be a Business Day) of the proposed borrowing (the "BORROWING DATE") of the Tranche B Term Loans hereunder, and (ii) the total amount of the proposed borrowing.

          (b) Whenever the Borrower desires to utilize the Revolving Credit Loan Commitments hereunder, it shall notify the Agent by telephone (confirmed as soon as possible thereafter by delivery of a Notice of Borrowing) or by delivery of a Notice of Borrowing not later than (x) 1:00 p.m., Closing Office Time, on the date of the proposed borrowing of Revolving Credit Loans, in the case of a borrowing of Base Rate Loans; and
(y) 11:00 a.m. Closing Office Time, on the third Business Day prior to the date of the proposed borrowing of Revolving Credit Loans, in the case of a borrowing of Eurodollar Loans, which notice shall specify (i) the date of the proposed borrowing (which shall be a Business Day during the Commitment Period) (each, also a "BORROWING DATE"), (ii) whether such borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Eurodollar Interest Period applicable thereto (which shall be an Available Eurodollar Interest Period) and (iii) the total amount of such borrowing (which shall be in a minimum amount of $500,000 plus, if greater, in integral multiples of $100,000). Without the consent of the Agent, Borrower shall not be entitled to make borrowings under the Revolving Credit Loan Commitments more than twice in any calendar week.

          (c) The Agent shall promptly notify (in writing or by telephone, confirmed as soon as possible thereafter in writing) each of the Banks of the date and type (I.E., Term Loan or Revolving Credit Loan) of the proposed Loans, and the amount of the Loan or Loans such Bank is being requested to make, whether (in the case of a Revolving Credit Loan) such Loan will be a Base Rate Loan or Eurodollar Loan and, if a Eurodollar Loan, the applicable Eurodollar Interest Period. Each Bank shall make the amount of its Loan or Loans available to the Agent, at the Closing Office, before 3:00 p.m. Closing Office Time on the date specified in the notice for the proposed borrowing in same day funds. Such proceeds shall be made available to the Borrower (subject to Section 2.2(d)) by the Agent, in the same type of funds received by the Agent, at the Closing Office against delivery to the Agent for the account of each Bank of such instruments, documents and papers as are provided for herein. The Agent shall deliver the instruments, documents and papers received by it for the account of each Bank to such Bank or upon its order.

          (d) Unless the Agent shall have received notice from a Bank prior to 2:00 p.m., Closing Office Time, on the date of any borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such borrowing in accordance with subsection (c) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate from time to time prevailing on the applicable Note; PROVIDED that to the extent such interest is paid by a Bank, interest shall be at the rate specified in Section 11.10 hereof. If such Bank shall pay to the Agent such corresponding amount, such amount so paid (exclusive of any interest so paid by that Bank) shall constitute such Bank's Loan as part of such borrowing for purposes of this Agreement.

          (e) The failure of any Bank to make the Loan to be made by it as part of any borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such borrowing. No Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

     2.3  THE NOTES.

          (a) The Borrower's obligation to pay the principal of, and interest on, (x) the Tranche A Term Loan of each Bank shall be evidenced by a Tranche A Term Note payable to the order of such Bank, (y) the Tranche B Term Loan of each Bank shall be evidenced by a Tranche B Term Note payable to the order of such Bank and (z) the Revolving Credit Loans of each Bank shall be evidenced by a Revolving Credit Note payable to the order of such Bank.

          (b)  The Term Notes and Revolving Credit Note of each Bank shall:
(i) be in an original principal amount equal to (x) in the case of the Tranche A Term Note, such Bank's outstanding Tranche A Term Loan Commitment; (y) in the case of the Tranche B Term Note, such Bank's Tranche B Term Loan Commitment and (z) in the case of the Revolving Credit Note, such Bank's Revolving Credit Loan Commitment; (ii) be payable in full (x) in the case of the Term Notes, on the Term Loan Maturity Date (subject to mandatory prepayment as herein provided) and (y) in the case of the Revolving Credit Notes, on the Revolving Credit Maturity Date; (iii) bear interest as provided in Section 3; and

(iv) be entitled to the benefits of this Agreement. The Term Notes and the Revolving Credit Notes shall be secured by the Security Documents.

          (c) The principal amount of all Revolving Credit Loans of each Bank outstanding from time to time, and interest accrued thereon, shall be recorded on the records of such Bank and, prior to any transfer of, or any action to collect, its Revolving Credit Note, the unpaid principal amount of the Revolving Credit Loans evidenced thereby shall be endorsed on the reverse side of such Revolving Credit Note, together with the date of such endorsement and the date to which interest has been paid; any failure to make such endorsement and provide such other information, however, shall not affect Borrower's obligations under its Notes. The Borrower's obligation to pay principal and interest in respect of each Revolving Credit Note shall be limited to the unpaid principal amount of the Revolving Credit Loans evidenced thereby and unpaid interest accrued for the periods during which such Loans are outstanding.

     2.4  MANDATORY PREPAYMENTS OF TERM LOANS.

          (a) The Borrower shall prepay the Tranche A Term Loans on each date set forth below (each, a "REPAYMENT DATE") or, if such date is not a Business Day, on the immediately preceding Business Day, by the amount set forth below opposite such date.

               DATE
               April 30, 1999                $125,000
               July 31, 1999                  125,000
               October 31, 1999               125,000
               January 31, 2000               125,000
               April 30, 2000                 250,000
               July 31, 2000                  250,000
               October 31, 2000               250,000
               January 31, 2001               250,000
               April 30, 2001                 667,500
               July 31, 2001                  667,500
               October 31, 2001               667,500
               January 31, 2002               667,500
               April 30, 2002                 667,500
               July 31, 2002                  667,500
               October 31, 2002               667,500
               January 31, 2003               667,500
               April 30, 2003                 667,500
               July 31, 2003                  667,500
               October 31, 2003               667,500
               January 31, 2004               657,500

On each Repayment Date, an aggregate principal amount of the Tranche A Term Loans equal to the amount required to be paid on such date shall mature and become due and payable.

          (b) (i) Subject to the provisions of Section 2.4(b)(ii) below, promptly (and in any event within five days) after each Transfer of any asset permitted to be Transferred by virtue of the provisos to Section 8.9 or otherwise Transferred by the Borrower or a Subsidiary in contravention of this Agreement, the Borrower shall apply an amount equal to the Net Proceeds from such Transfer (less an amount expected to be used by the seller thereof for the payment of taxes, if any, reasonably attributable to any such Transfer) toward the payment of the principal on the Term Loans by paying an amount equal to said Net Proceeds (less the amount, if any, indicated in the immediately preceding parenthetical) to the Agent to be applied to repayment of the unpaid principal amount of the Term Loans until such Loans have been paid in full.

               (ii) The provisions of Section 2.4(b)(i) shall not apply (x) if the number of Stores being Transferred is not more than five in the relevant transaction or any series of related transactions, to the extent that the Net Proceeds thereof are intended to be used (to the extent permitted by this Agreement) to open new Stores or purchase additional Stores within six months of the date of such Transfer and such Net Proceeds are so used within said six-month period, or (y) to the Net Proceeds from any Transfers to the extent that the aggregate amount of all Net Proceeds from such Transfers, computed on an aggregate basis from the Effective Date to the date of any such computation but excluding from such computation the amount of any Net Proceeds not required to be applied to repayment of the Term Loans pursuant to clause (x) immediately preceding, is less than $1,000,000. The references to "six months" and "six-month period" in clause (x) of this Section 2.4(b)(ii) shall be deemed to be "nine months" and "nine-month period", respectively, with respect to the relevant Store only, if (A) the relevant Store is a Store to be purchased, and (B) by the end of such six-month period, (1) a definitive agreement (containing the purchase price and all other relevant terms) for the purchase of such Store has been executed and delivered by both the Borrower and the seller thereof, (2) said agreement provides for the closing date of such purchase to occur within three months after the end of such six-month period, (3) no material default exists under such agreement, and (4) an executive officer of the Borrower delivers to the Bank (prior to the end of such six-month period) a certificate stating that to the best of his or her knowledge, said officer has no reason to believe that said closing date will not take place within such three-month period.

          (c)  (i) All amounts applied to the Term Loans under this Section
2.4 (other than under Section 2.4(a)) and Section 2.6 shall be applied first to the Tranche B Term Loans and, after the Tranche B Term Loans have been paid in full, to the Tranche A Term Loans, ratably to the Term Loans then outstanding of the Tranche being prepaid and, in the case of the Tranche A Term Loans, shall be applied first to the portion of principal thereof payable at final maturity and thereafter to the installments due on the Term Loans pursuant to Section 2.4(a) in inverse order of maturity.

               (ii) Amounts prepaid pursuant to this Section 2.4 may not be reborrowed. All prepayments received by the Agent pursuant to this Section
2.4 or pursuant to Sections 2.5, 2.6 and 2.7 shall be distributed by the Agent in accordance with the provisions of Section 5.3.

          (d) (i) In addition, no later than seven days after the Financial Statements required to be delivered pursuant to Section 7.1(b) hereof have been delivered to the Agent (and, in any event, not later than the 97th day after each Fiscal Year-End), commencing on the first such date to occur after the Effective Date, the Borrower shall prepay the Term Loans by an aggregate amount equal to 50% of the Excess Cash Flow of the Consolidated Group for the immediately preceding Fiscal Year until the Term Loans have been paid in full.

               (ii) Computations in respect of payments required to be made pursuant to Section 2.4(d)(i) shall be based on the audited Financial Statements of the Consolidated Group delivered pursuant to Section 7.1(b) hereof. However, if such Financial Statements have not been delivered to the Agent by the date any such payment is due, the computations in respect of the payment then required to be made shall be initially based on the Financial Statements of the Consolidated Group delivered pursuant to
Section 7.1(a) hereof (the "INITIAL FINANCIALS") and then recalculated when the audited Financial Statements of the Consolidated Group for such Fiscal Year (the "AUDITED FINANCIALS") are delivered pursuant to Section 7.1(b) hereof; any difference between the amount paid based on the Initial Financials (the "ORIGINAL AMOUNT") and the amount that would have been required to be paid based on the Audited Financials (the "RECALCULATED
AMOUNT") shall be adjusted as follows:   if the Recalculated Amount exceeds
the Original Amount, the Borrower shall pay the difference to the Agent on behalf of the Banks within five (5) Business Days after such Audited Financials are delivered to the Agent, to be applied as set forth in
Section 2.4(d)(i); and if the Original Amount exceeds the Recalculated Amount, such excess payment shall be credited against the next mandatory prepayment(s) required to be made by the Borrower pursuant to Section 2.4(a) hereof or the next interest payment(s) due on the Notes, whichever is earlier.

          (e) (i) Subject to the provisions of Section 2.4(e)(ii) below, promptly (and in any event within five days) after each issuance by the Borrower or any Subsidiary of equity or subordinated debt after the Effective Date (to the extent same is permitted by this Agreement), the Borrower shall apply an amount equal to 50% of the net proceeds therefrom toward the payment of the principal on the Term Loans by paying an amount equal to said 50% of such net proceeds to the Agent to be applied to repayment of the unpaid principal amount of the Term Loans until such Loans have been paid in full.

               (ii) The provisions of Section 2.4(e)(i) shall not apply (A) to the extent that the aggregate amount of proceeds from issuances of capital stock or warrants after the Effective Date, computed on an aggregate basis from the Effective Date to the date of any such computation, is less than $5,000,000; or (B) to net proceeds in excess of $20,000,000 received from the issuance by the Borrower of stock of the Borrower pursuant to an IPO.

     2.5  MANDATORY PREPAYMENTS OF REVOLVING CREDIT LOANS.

          (a) (i) The Borrower shall immediately prepay the Revolving Credit Notes held by the Banks to the extent that the aggregate outstanding principal amount thereof on any day shall exceed the amount of the Total Revolving Credit Loan Commitment in effect on such day; PROVIDED THAT if the Total Revolving Credit Loan Commitment is terminated in full, then the Borrower shall immediately prepay in full the aggregate outstanding principal amount of all Revolving Credit Notes. Amounts so repaid may not be reborrowed.

               (ii) The Borrower shall immediately prepay the Revolving Credit Loans to the extent that the aggregate principal amount thereof on any day shall exceed the Borrowing Base on such day.

          (b) The aggregate outstanding principal amount of the Revolving Credit Notes for 30 consecutive days during each Clean-up Period (as hereinafter defined) shall not exceed $11,000,000, and the Borrower shall prepay the Revolving Credit Notes to the extent required to comply with the foregoing limitation. For the purposes of this Section 2.5(b), "CLEAN-UP PERIOD" shall mean each period commencing on December 1 and ending on the immediately following January 31. The initial Clean-up Period shall commence on December 1, 1998 and end on January 31, 1999.

     2.6  VOLUNTARY PREPAYMENTS OF TERM LOAN.

          (a) The Borrower may, upon not less than 30 days' prior written notice to the Agent (which notice the Agent shall promptly transmit to the Banks in writing or by telephone, confirmed as soon as possible thereafter in writing) prepay the Term Loans in whole at any time, or from time to time in part in amounts equal to $1,000,000 (and, if greater, in integral multiples of $500,000), and without premium (except as provided in clause
(b) below) or penalty; PROVIDED THAT at the time of any such prepayment in full, the Borrower shall pay all interest accrued on the principal amount of such prepayment. Amounts prepaid pursuant to this
Section 2.6 may not be reborrowed. Prepayments pursuant to this Section 2.6 shall be applied first to the portion of principal payable at final maturity and thereafter to the installments due thereon pursuant to Section 2.4(a) in inverse order of maturity.

          (b) Notwithstanding the foregoing or anything to the contrary contained in Section 2.4 or 5.3 hereof, the Borrower agrees that it shall pay a prepayment premium to the Banks party to this Agreement on the Effective Date equal to 1% of the principal amount of the Tranche B Term Loans repaid on or prior to the day which is 36 months after the Effective Date. Such prepayment premium shall be payable with respect to each prepayment of principal of the Tranche B Term Loans on the date of each such prepayment, whether such payment is made as a result of any voluntary prepayment, any acceleration of the maturity date following an Event of Default (which shall be considered for the purposes hereof as an avoidance of its obligations hereunder to pay a prepayment premium), pursuant to the provisions of Section 2.4 hereof, or otherwise.

     2.7 VOLUNTARY REPAYMENT OF REVOLVING CREDIT LOANS. The Borrower shall have the right, at any time and from time to time, upon prior written notice to the Agent (which notice the Agent shall promptly transmit to the Banks in writing or by telephone, confirmed as soon as possible thereafter in writing) to prepay the Revolving Credit Loans in whole, or in part in amounts equal to $500,000 (and, if greater, in integral multiples of $100,000), and without premium or penalty (but subject to Section 3.9 hereof), PROVIDED THAT at the time of any such prepayment of the Revolving Credit Loans in full and if the Total Revolving Credit Loan Commitment is no longer in effect, the Borrower shall pay all interest accrued on the amount of such prepayment; and PROVIDED, FURTHER, that if such notice is given on the same day that such prepayment is to be made (it being understood that voluntary prepayments under this Agreement may only be made on Business Days), the Borrower shall have notified the Agent of such prepayment by telephone (confirmed as soon as possible thereafter in writing)or in writing no later than 1:00 p.m. on such day. Subject to the terms and conditions of this Agreement, amounts prepaid under this Section
2.7 may be reborrowed.

     2.8 REDUCTION OF COMMITMENTS. The Borrower shall have the right at any time and from time to time upon at least 3 Business Days' prior written notice to the Agent (which notice the Agent shall promptly transmit to the Banks in writing or by telephone, confirmed as soon as possible thereafter in writing) to reduce permanently in amounts equal to $1,000,000 (and if greater, in integral multiples of $500,000) or terminate the unutilized (after giving effect to all pending requests for Loans) Total Revolving Credit Loan Commitment. Any reduction pursuant to this Section 2.8 shall apply proportionately to the Revolving Credit Loan Commitment of each Bank. Any reduction or termination of a Commitment pursuant to this Section 2.8 shall be accompanied by the payment in full of any Revolving Credit Loan Commitment commission then accrued hereunder. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Total Revolving Credit Loan Commitment shall be automatically reduced to $10,000,000 (if at the time greater than $10,000,000) at any time when (x) the aggregate outstanding principal amount of the Revolving Credit Loans is $10,000,000 or less, and
(y) a Put Notice (as defined in the Securities Purchase Agreement) or similar notice has been delivered to the Borrower or the holder of any Warrant has exercised its put.

     2.9  COMPENSATION IN CONNECTION WITH PREPAYMENTS.
The Borrower shall compensate each Bank as required by Section 3.9 in connection with any prepayments made pursuant to Section 2.5, 2.7 or 2.8.

     2.10 EXTENSION OF REVOLVING CREDIT MATURITY DATE. The Borrower, by an executive thereof, shall be permitted to submit to the Agent on or after May 1, 1999 but prior to June 1, 1999, a written request (an "EXTENSION REQUEST") that the Revolving Credit Maturity Date be extended for one year, effective as of the first anniversary of the Effective Date. The Agent shall forward such extension request to each Bank. Unless each Bank in its sole discretion agrees to grant such Extension Request and notifies the Borrower and the Agent thereof in writing on or before June 15, 1999, such Extension Request shall be denied and the Revolving Credit Maturity Date shall not be extended. The granting of such Extension Request will extend the Revolving Credit Maturity Date to May 31, 2005.

     2.11 INCREASE IN TOTAL REVOLVING CREDIT LOAN COMMITMENT. On or before December 31, 1999, the Borrower shall be permitted to give the Agent written notice that it desires to increase the Total Revolving Loan Commitment to $25,000,000 if (i) on or prior to the date of such notice,
(A) an IPO has been completed and (B) all Tranche A Term Loans and Tranche B Term Loans have been repaid in full, (ii) the Total Revolving Credit Loan Commitment has not been reduced prior to the date of such notice and
(iii) on the date of the giving of such notice, both before and after giving effect to the increase requested, (A) no Default or Event of Default shall have occurred and be continuing and (B) Borrower is in Pro Forma Compliance with the Financial Covenants. Five (5) Business Days after receipt of such notice, and provided that the conditions to the Borrower giving such notice are satisfied, the Total Revolving Credit Loan Commitment shall increase by $3,000,000 to $25,000,000, and each Bank's Revolving Credit Loan Commitment shall be increased by its ratable share (based on the existing Revolving Credit Loan Commitments of each Banks) of such $3,000,000 increase. The Agent is hereby authorized to amend
Schedule 2.1 to give effect to such increase.

3.   INTEREST.

     3.1 RATE OF INTEREST. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from time to time outstanding from the date the proceeds thereof are made available to the Borrower until maturity (whether by acceleration or otherwise) at (subject to Section 3.3) the following interest rates: (i) on Revolving Credit Loans which are Eurodollar Loans, at a rate per annum equal to 3.25% in excess of LIBOR for the Eurodollar Interest Period applicable to such Loan or, in the event that on any day (any such day, a "REDUCTION DATE") the sum of (A) the outstanding Term Loans plus (B) the Total Revolving Credit Loan Commitment or, if the Total Revolving Credit Commitment has been terminated, the outstanding Revolving Credit Loans, is equal to or less than $25,000,000, then, for each day after such Reduction Date (if any) at a rate per annum equal to 2.75% in excess of LIBOR for the Eurodollar Interest Period applicable to such Loan (ii) on Revolving Credit Loans which are Base Rate Loans, at a rate per annum equal to 0.50% in excess of the Base Rate or, for each day following the Reduction Date (if any), at a per annum rate equal to the Base Rate; (iii) on Tranche A Term Loans, at a rate per annum equal to 1.0% in excess of the Base Rate and (iv) on Tranche B Term Loans, at a rate per annum equal to 2.0% in excess of the Base Rate. Notwithstanding the foregoing, the outstanding loans under the Existing Loan Agreement shall accrue interest at the rate set forth therein through the Effective Date. The interest rate for Base Rate Loans shall change as and when the Base Rate shall change.

     3.2 INTEREST PAYMENT DATES. Interest in respect of each Loan (as well as interest accrued through the Effective Date on loans outstanding under the Existing Loan Agreement)shall be payable in arrears (i) with respect to (x) Eurodollar Loans, as provided in Section 3.5; and (y) Base Rate Loans, on each Quarterly Payment Date, commencing with the first such date to occur after the Effective Date; (ii) upon any repayment or prepayment of such Loan or any conversion of such Loan to a Eurodollar Loan pursuant to Section 3.10(b) hereof (to the extent accrued on the amount repaid, prepaid or converted) (iii) at maturity (whether by acceleration or otherwise) and, after maturity, upon demand.

     3.3 POST-DEFAULT INTEREST. Each Loan (and any overdue interest in respect of the Loans) shall bear interest for each day on which an Event of Default exists (after as well as before judgment) at a rate per annum (the "POST-DEFAULT RATE") equal to 2% in excess of the interest rate otherwise applicable to such Loan on such day.

     3.4 INCREASED COSTS; CAPITAL ADEQUACY. (a) INCREASED COSTS. In the event that any Bank shall determine that the introduction or adoption
(after the date hereof) of any law, treaty or governmental rule, regulation or order, or that any change (after the date hereof) therein or in the interpretation, administration or application thereof, or that any determination (after the date hereof) by a court of governmental authority, or that compliance by such Bank with any guideline, request or directive issued or made (after the date hereof) by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), in any such case:

               (i) subjects such Bank (or its applicable lending office) to any Tax (excluding any Tax on the overall net income of such Bank) with respect to this Agreement or any of its obligations hereunder or any payments to such Bank of principal, interest, fees or any other amount payable hereunder;

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank (other than any such requirement included within the definition of LIBOR);or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Bank (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market; and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Bank (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall pay to such Bank, promptly after receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as may be necessary to compensate such Bank for any such increased cost or reduction in amounts received or receivable hereunder. Such Bank shall deliver to the Borrower (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this subsection 3.4(a), which statement shall be conclusive and binding upon the Borrower absent manifest error.

          (b) CAPITAL ADEQUACY. If any Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof (it being agreed that "adopted after the date hereof" shall include compliance by a Bank or any lending office or holding company of a Bank with any Basle Law whether or not such Basle Law was in effect, applicable or phased in on or prior to or after the date hereof) pursuant to or arising out of the July 1988 report of the Basle Committee on

Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards" (said laws, rules, regulations and guidelines being sometimes herein referred to as "BASLE LAWS"), or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy (any such other law, rule, regulation or guideline being sometimes herein referred to as "OTHER LAWS"), or any change in any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) or in the enforcement or interpretation or administration of any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) by any Government Authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by any Bank (or any lending office of any Bank) or any holding company of any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of its Commitments, Loans or any of its other obligations hereunder to a level below that which such Bank or such Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, THEN, upon demand by such Bank (or by the Agent on such Bank's behalf), the Borrower shall pay to such Bank from time to time such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered, together with interest on each such amount from the date demanded until payment in full (after as well as before judgment) thereof at the Base Rate; PROVIDED, HOWEVER, that the Borrower shall not be required to pay such compensation to a Bank or corporation controlling such Bank, as the case may be, to the extent the reduction is attributable to any such law, rule, regulation or guideline, or interpretation or administration thereof, or request or directive, as the case may be, that is not generally applicable to (a) in the case of each Bank that is a national bank, all national banks, or (b) in the case of any other Bank, all banks of the same type organized under the same authority as such Bank (i.e., if such Bank is a State of New York charter bank, all State of New York chartered banks and if such bank is a federal savings bank, all federal savings banks, etc.) in the state in which such Bank has its principal office. Any Bank seeking reimbursement shall give the Borrower written notice of the law, treaty, rule or regulation, or any interpretation or administration thereof, which may give rise to the increased cost. The Borrower shall make payment to such Bank of the amount due within sixty (60) days after receipt by the Borrower of such notice and the certificate referred to in the next sentence. A certificate of such Bank submitted to the Borrower as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be prima facie evidence of the amount thereof. In determining such amount or amounts, such Bank may use any method of averaging and attribution as it (in its sole and absolute discretion) shall deem applicable.

     3.5 EURODOLLAR INTEREST PAYMENT DATES. Interest in respect of each Eurodollar Loan shall be payable on the expiration date of each Eurodollar Interest Period applicable to such Eurodollar Loan and, if the Eurodollar Interest Period is longer than three months, at the end of each three-month interval within such Eurodollar Interest Period. Interest shall also be payable at the times set forth in Sections 3.2(ii) and (iii).

     3.6 DETERMINATION OF RATE OF BORROWING. On each Eurodollar Interest Determination Date for any Eurodollar Loans, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the rate of interest set forth in Section 3.1(i) (the "RATE OF BORROWING") which shall be applicable for purposes of said
Section 3.1(i) to the Eurodollar Loans for the next succeeding Eurodollar Interest Period for such Eurodollar Loans and shall promptly give notice thereof in writing or by telephone (confirmed in writing) to the Borrower and the Banks.

     3.7 INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that the Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Eurodollar Interest Determination Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the London interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Bank of such determination, whereupon (i) no Loans may be made or continued as Eurodollar Loans until such time as Agent notifies the Borrower and Banks that the circumstances giving rise to such notice no longer exist and (ii) the Notice of Borrowing or Notice of Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

     3.8 ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR LOANS. In the event that on any date any Bank shall have determined (which determination shall be made only after consultation with Borrower and Agent, it being understood that any such determination so made shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar
Loans (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date of this Agreement which affect such Bank or the interbank Eurodollar market, then, and in any such event, such Bank shall be an "AFFECTED BANK" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and Agent of such determination (which notice Agent shall promptly transmit to each other Bank). Thereafter (a) the obligation of the Affected Bank to make or continue Loans as Eurodollar Loans shall be suspended until such notice shall be withdrawn by the Affected Bank, (b) the Affected Bank shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Bank's obligation to maintain its outstanding Eurodollar Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Eurodollar Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) any Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a Eurodollar Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Continuation, the Borrower shall have the option, subject to the provisions of Section 3.9, to rescind such Notice of Borrowing or Notice of Continuation as to all Banks by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Bank gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Bank). Except as provided in the immediately preceding sentence, nothing in this Section 3.8 shall affect the obligation of any Bank other than an Affected Bank to make or maintain Loans as Eurodollar Loans in accordance with the terms of this Agreement.

     3.9 COMPENSATION. The Borrower shall compensate each Bank, upon written request by such Bank (which request shall be made through the Agent and shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any reasonable loss (including any loss of margin) sustained by such Bank in connection with the re-employment of such funds), which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a borrowing or continuation of, or conversion of or into, any Eurodollar Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation (whether or not withdrawn),
(ii) if any prepayment, repayment, continuation or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of a Eurodollar Interest Period applicable thereto, (iii) if any prepayment or repayment of any of its Eurodollar Loans is not made on any date specified in a notice thereof given by the Borrower, or (iv) as a consequence of any default by the Borrower under this Agreement.

     3.10 CONTINUATIONS; DETERMINATIONS OF EURODOLLAR INTEREST PERIODS.

          (a) Subject to Sections 3.7, 3.8, 3.10(c) and 3.11 hereof, by delivering written notice to the Agent in the form of a fully completed Notice of Continuation no later than 11:00 a.m. (Closing Office Time) three
(3) Business Days prior to the expiration date of the then current Eurodollar Interest Period, the Borrower shall have the option to specify as to Revolving Credit Loans which are then outstanding as Eurodollar Loans
(i) whether the Loans will be continued as Eurodollar Loans and if so, the Eurodollar Interest Period commencing on such expiration date (which shall be any one of the Available Eurodollar Interest Periods), or (ii) whether such Loans shall be converted on such expiration date to Base Rate Loans. Subject to subsection 3.10(c) below, if the Agent shall not have received a fully completed and executed Notice of Continuation as set forth above with respect to outstanding Eurodollar Loans on or prior to the deadline therefor, the Borrower shall be deemed to have elected to convert such Eurodollar Loans to Base Rate Loans as of the expiration date of the then current Eurodollar Interest Period.

          (b) Subject to Sections 3.7, 3.8, 3.10(c) and 3.11 hereof, with respect to Revolving Credit Loans which are then outstanding as Base Rate Loans, by delivering written notice to the Agent in the form of a fully completed Notice of Continuation no later than 11:00 a.m. (Closing Office
Time) no less than three (3) Business Days prior to the requested conversion date, the Borrower shall have the option to convert all or a portion of such Loans to Eurodollar Loans with the Eurodollar Interest Period specified in such Notice of Continuation (which shall be an Available Eurodollar Interest Period), unless the Agent shall have given a notice pursuant to Section 3.7 or Section 3.11.

          (c) The determination of Eurodollar Interest Periods and conversion of a Loan into or continuation of a Loan as a Eurodollar Loan shall be subject to the following provisions:

               (i) The initial Eurodollar Interest Period for any Eurodollar Loan shall commence on the date of the making of such Eurodollar Loan or the date of conversion into a Eurodollar Loan and each Eurodollar Period thereafter in respect of such Eurodollar Loan shall commence on the day on which the preceding Eurodollar Interest Period expired.

               (ii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall expire on the next succeeding

Business Day; PROVIDED, HOWEVER, that if any such Eurodollar Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Interest Period shall expire on the next preceding Business Day.

               (iii) If any Eurodollar Interest Period commences on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Interest Period, such Eurodollar Interest Period shall expire on the last Business Day of such calendar month.

               (iv) No Eurodollar Interest Period in respect of any Loan shall extend beyond the Revolving Credit Maturity Date.

     3.11 EURODOLLAR LOANS AFTER DEFAULT. If, after the occurrence of and during the continuation of a Default or an Event of Default, the Agent or Required Banks have determined in its or their sole discretion not to permit the making or continuation of any Loans as Eurodollar Loans and the Agent has so notified Borrower in writing (i) the Borrower may not elect to have any Loans be made as or converted into Eurodollar Loans or elect to have any outstanding Eurodollar Loans continued as such after the expiration of the Eurodollar Interest Periods in effect for such Eurodollar Loans, and (ii) subject to the provisions of subsection 3.9, any Notice of Borrowing or Notice of Continuation given by the Borrower with respect to a requested borrowing, continuation of, or conversion to, Eurodollar Loans that has not yet occurred shall be deemed to be rescinded by the Borrower.

     3.12 LIMITATION ON NUMBER OF EURODOLLAR INTEREST PERIODS. At no time shall Borrower be permitted to have more than ten different Eurodollar Interest Periods outstanding.

4.   COMMITMENT COMMISSION, ETC.

     4.1 COMMITMENT COMMISSION. The Borrower agrees to pay to the Agent for the account of each Bank a Commitment commission with respect to its Revolving Credit Loan Commitment for the period commencing on the Effective Date, to and including the Revolving Credit Maturity Date, on the average daily Unutilized Revolving Credit Loan Commitment of such Bank during the period for which payment is made at a rate per annum equal to the Commitment Commission Rate. As used herein, Commission Commitment Rate means 0.50%; PROVIDED, that such rate shall decrease to 0.4375% for each day following the Reduction Date (if such date occurs). Such Commitment commission shall be payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur in calendar year 1998, and on the Revolving Credit Maturity Date.

     4.2 FACILITY FEE. The Borrower agrees to pay to the Agent, for the Agent's own account, the facility fee that is described in the Fee Letter, as and when set forth in the Fee Letter.

     4.3 AGENT'S FEES. The Borrower agrees to pay to the Agent for its own account a non-refundable $50,000 per annum fee, such fee to be paid annually in advance on October 31 of each year until the Loans are paid in full.

5.   PAYMENTS, ETC.

     5.1 PAYMENTS ON NON-BUSINESS DAYS; CALCULATIONS. Except as otherwise set forth in Section 3.10(c) hereof, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable at the applicable rate during such extension. Interest and Commitment and other commissions hereunder and under the Notes shall be calculated on the basis of a 360-day year and the actual number of days elapsed; if for any reason a Loan is repaid on the same day on which it is made, one day's interest (subject to the other provisions of this Agreement) shall be paid on that Loan. The Borrower hereby authorizes and directs the Agent and each Bank to charge any account of the Borrower maintained at any office of the Agent or such Bank with the amount of any principal, interest or fee when the same becomes due and payable under the terms hereof or of the Notes; PROVIDED, HOWEVER, that neither the Agent nor any Bank shall be under any obligation to charge any such account.

     5.2  NET PAYMENTS; APPLICATION.

          (a) All payments hereunder and under the Notes (including, without limitation, repayments and prepayments pursuant to Section 2) shall be made by the Borrower to the Agent in freely transferable U.S. dollars and in same day funds at the Closing Office without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after (i) withholding for or on account of any present or future Taxes of whatsoever nature imposed on the amounts described above by any government or any political subdivision or taxing authority thereof, other than any taxes (other than such taxes referred to in clause (ii) below) to the extent that they are imposed on the net income of a Bank pursuant to the tax laws of the taxing jurisdiction where such Bank's principal or lending office or offices are located and (ii) deduction of an amount equal to Taxes on or measured by the net income payable to such Bank with respect to the amount by which the payments required to be made by this Section 5.2 exceed the amount otherwise specified to be paid under this Agreement and the Notes) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes. With respect to each such deduction or withholding, the Borrower shall promptly (and in no event later than 30 days thereafter) furnish to the Agent such certificates, receipts and other documents as may be required to establish any tax credit, exemption or reduction in rate to which any Bank or holder of a Note may be entitled.
Each Bank, other than a Bank organized and existing under the laws of the United States of America or any political subdivision thereof, agrees to furnish the Borrower, as soon as practicable after any written request of the Borrower to such effect, any executed form reasonably requested by the Borrower such as IRS Form 4224 or 1001, and any other applicable form as to such Bank's entitlement, if any, to exemption from, or a reduced rate of, or its subjection to, United States withholding tax on amounts payable to it hereunder or under the Notes and each such Bank undertakes to use its best efforts promptly to notify the Borrower of any material change in any information, statement or form so furnished to the Borrower; PROVIDED, HOWEVER, that any failure on the part of any Bank to furnish any such information, statements or forms shall in no way affect the obligations of the Borrower or the rights of any Bank under the terms of this Agreement or of the Notes. Notwithstanding the foregoing, in the event any Bank fails to furnish any such information, statements or forms, the Borrower shall only pay to such Bank such amounts under this Agreement and the Notes as are due without those additions described in clauses (i) and (ii) above that would not have been required had such information, statements or forms been provided in a timely fashion. As promptly as practicable after any Bank becomes aware of the existence or occurrence of an event giving rise to the imposition of United States withholding tax upon amounts payable to it hereunder or under the Notes, such Bank shall use its best efforts to transfer its Revolving Credit Loan Commitment or Loans to another office of such Bank with a view to avoiding or mitigating the consequences of such tax.
 If any Bank determines that it is unable to effect such transfer on or before the thirtieth day after the date such Bank becomes aware of the existence or occurrence of an event giving rise to the imposition of United States withholding tax, such Bank shall promptly give notice of such determination to the Borrower. If the Borrower receives notice of such determination from such Bank, the Borrower may, by notice to such Bank, indicate its intention to prepay the Loan in full (but with all interest accrued to the date of prepayment on the Loans and all other amounts then payable to such Bank hereunder) on the 45th day after the date of such notice of intention. On or before the tenth day after receipt of any such notice of intention, such Bank may, by notice to the Borrower, irrevocably elect to receive payments hereunder reduced by the amount of such withholding. If such an election is so made, the Borrower (i) shall cease to be under any further obligation to pay any such additional amount in respect of such withholding and (ii) shall cease to be entitled so to prepay the Loan by virtue of being required to make such withholding. Any Bank which is or becomes subject to such withholding tax agrees to use its best efforts to provide the Borrower with an affidavit, within 30 days after such Bank files its tax return, setting forth the amount of any tax credit it received with respect thereto.

          (b) Unless otherwise specifically provided herein, all payments under or pursuant to, or in satisfaction of any of the Borrower's obligations under this Agreement or under the Notes (including any received in connection with the foreclosure upon or other realization on any Collateral) will be applied in the following order of priority: (i) to any amounts not otherwise listed in this Section 5.2(b) then due and payable under this Agreement, the Notes or the Security Documents, (ii) to any Commitment commission or fees then due and payable pursuant to Section 4.1 of this Agreement, (iii) to any interest on the Loans (unless otherwise specified by Borrower, PRO RATA according to the aggregate amount of interest then due and payable on the Loans) then due and payable, (iv) to any principal amount then due under the Loans, first to the Tranche B Term Notes, then to the Tranche A Term Notes and then to the Revolving Credit Notes (unless the Borrower specifies that such payments are to be applied to the Revolving Credit Notes, in which case such amounts will be applied first to the principal due under the Revolving Credit Notes), (v) to any amounts not then due on the Term Notes, first to the Tranche B Term Notes, then to the Tranche A Term Notes (to be applied (in the case of the Tranche A Term Notes) first to amounts due at final maturity and thereafter to the installments due thereon pursuant to Section 2.4(a) in inverse order of maturity), and (vi) to reduce the unpaid principal amount of the Revolving Credit Loans.

     5.3 DISTRIBUTION BY AGENT. All payments received by the Agent on behalf of the Banks on account of principal and interest under this Agreement or the Notes or with respect to Commitment commission shall be promptly distributed by the Agent to the Banks (in the type of funds received by the Agent) as follows: (a) if in respect of principal and if Borrower has designated that the payments are being made in respect of Term Loans or in respect of the Revolving Credit Loans, then (in the case of a designation of Term Loans) on a PRO RATA basis to each of the Banks having Tranche B Term Loans outstanding and then on a PRO RATA basis to each of the Banks having Tranche A Term Loans outstanding, or in the case of a designation of Revolving Credit Loans, on a PRO RATA basis to each of the Banks having Revolving Credit Loans outstanding, as the case may be; (b) if in respect of principal and Borrower has not designated whether the payments are being made in respect of the Term Loans or the Revolving Credit Loans, then, first on a PRO RATA basis to each of the Banks having Tranche B Term Loans outstanding, then on a PRO RATA basis to Banks having Tranche A Term Loans outstanding and then on a PRO RATA basis to each of the Banks having Revolving Credit Loans outstanding; (c) if in respect of interest paid on the Loans pursuant to Section 3 and the Borrower has designated that the payments are being made in respect of a Term Loans, or in respect of the Revolving Credit Loans, then on a PRO RATA basis first to each of the Banks having Tranche B Term Loans outstanding, and then on a PRO RATA basis to each of the Banks having Tranche A Term Loans outstanding, or on a PRO RATA basis to each of the Banks having Revolving Credit Loans outstanding, as the case may be;
(d) if in respect of interest due on the Loans and the Borrower has not designated whether such payments are being made in respect of Term Loans or the Revolving Credit Loans, then to each Bank in the proportion that the aggregate amount of such unpaid interest due on the Loans of each such Bank bears to the aggregate amount of such unpaid interest due on all such Loans;
(e) if in respect of Commitment commission pursuant to Section 4.1, to each Bank in the proportion that the Revolving Credit Loan Commitment of such Bank bears to the Total Revolving Credit Loan Commitment; and (f) if in respect of a payment under Section 5.2(a) hereof, to each Bank in accordance with its entitlement thereto.

6.   CONDITIONS PRECEDENT TO EFFECTIVENESS.

     The effectiveness of this Agreement, and the obligation of any Bank to extend credit hereunder on the Effective Date are subject to (i) the condition precedent that the Effective Date shall occur on or before July 31, 1998 and (ii) the satisfaction of the other conditions set forth below to the satisfaction of the Agent:

     6.1 DEFAULT, ETC. There shall exist no Default or Event of Default hereunder or under the Existing Loan Agreement and all representations and warranties made by the Credit Parties herein or in the other Loan Documents or otherwise by the Credit Parties in writing in connection herewith or therewith shall be true and correct in all material respects with the same effect as though such representations and warranties have been made at and as of such time (unless any such representation or warranty is, by its terms, made only as of a specified earlier date, in which case such representation and warranty shall remain true and correct in all respects as of such earlier date).

     6.2 NOTES. The Agent shall have received for each of the Banks the Term Notes and Revolving Credit Notes, each duly executed and completed by the Borrower.

     6.3 FORM U-1. If requested by any Bank prior to the time of the making of such Loans, the Borrower shall have delivered to such Bank a duly completed Form U-1 of the Board of Governors of the Federal Reserve System.

     6.4 SUPPORTING DOCUMENTS OF THE BORROWER. There shall have been delivered to the Agent (with sufficient copies for each of the Banks) such information and copies of documents, approvals (if any) and records (certified where appropriate) of corporate and legal proceedings as the Agent or any Bank may have reasonably requested relating to the Borrower's entering into and performance of the Loan Documents. Such documents shall, in any event, include:

          (a) certified copies of the Charter Documents of the Borrower;

          (b) certificates of authorized officers of the Borrower, certifying the corporate resolutions of such entity relating to the entering into and performance of the Loan Documents to which it is a party, and the transactions contemplated thereby;

          (c) certificates of authorized officers of the Borrower with respect to the incumbency and specimen signatures of the Borrower's officers or representatives authorized to execute such documents and any other documents and papers, and to take any other action, in connection therewith; and

          (d) a certificate of an authorized officer of the Borrower certifying, as of the date of the Loan, compliance with the conditions of Sections 6.1, 6.5(d), 6.7, 6.11, 6.15 and 6.20(b)
     and also the absence of any Material Adverse Changes of the type referred to in Section 6.18.

     6.5  SECURITY DOCUMENTS.  There shall have been delivered to the
Agent:

          (a) Amendment to Security Agreement and Acknowledgment of Security Interests (which, without limitation, includes a release of certain shares of stock issued by the Borrower which were pledged in favor of the Agent and a release of certain obligations of certain shareholders of the Borrower with respect to certain shares held in IRA accounts), executed by the Borrower, substantially in the form of Exhibit B hereto;

          (b)  [Intentionally deleted]

          (c)  [Intentionally Deleted]

          (d) Such consents of third parties (including lessors of any warehouse or headquarters space where any inventory of the Borrower is kept) as are required or as the Agent may reasonably request, any such consents of lessors to include the right for the Agent to enter the relevant premises and remove Collateral;

          (e) Evidence satisfactory to the Agent of all filings of financing statements (and assignments thereof) under the applicable Uniform Commercial Code (under the Borrower's name as well as under trade names under which Borrower conducts business), satisfactory Lien search requests on Form UCC-11 and analogous forms confirming the absence of any perfected Liens prior to the Banks' Liens (except those consented to by the Agent) and all other actions with respect to the Liens created by the Security

Documents as are necessary or appropriate to perfect such Liens.

          (f)  [Intentionally Deleted]

          (g) (i) An Amended and Restated Subordination Agreement (Electra) in the form of EXHIBIT C hereto.

               (ii)  A Subordination Agreement executed by the
     Principal Stockholders, substantially in the form of Exhibit E-2 to the Existing Loan Agreement.

          (h) A written acknowledgment from the Deposit Bank that it has transferred to the Agent ownership of all accounts maintained for the Borrower and that the Deposit Bank has been irrevocably directed by the Borrower to, and will, henceforth deposit all monies received by the Deposit Bank for Borrower's account into an operating account of the Borrower in which the Agent has a first priority security interest (the Deposit Bank acknowledging it has notice of said security interest).

          (i) A cash collateral agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "CASH COLLATERAL AGREEMENT") executed by the Borrower with respect to its accounts at the Deposit Bank, and a letter executed by the Borrower with respect to (among other things) Borrower keeping its primary accounts at the Deposit Bank (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "DEPOSIT LETTER").

     6.6  [Intentionally Deleted]

     6.7 SUBORDINATED DEBT. The Subordinated Debt shall have been, or simultaneously with the occurrence of the Effective Date shall be, repaid and discharged in full.

     6.8  CERTIFICATIONS; FINANCIAL STATEMENTS.

          (a) The Borrower shall have delivered the following (in each case certified by its CFO) to the Agent with respect to the Borrower

               (i) for each of the five full Fiscal Years following the Effective Date:

                    (x)  projected statements of earnings; and

                    (y)  projected cash flow statements;

               (ii) pro forma balance sheets as at the end of each of said five Fiscal Years; and

               (iii) a letter (substantially in the form of Exhibit D hereto) to the effect that, after giving effect to the transactions contemplated by this Agreement, the Borrower (x) is Solvent, (y) does not have unreasonably small capital to conduct its business, and (z) has not incurred debts beyond its ability to pay such debts as they become due.

          (b) The CFO shall have delivered a letter to the Agent (x) stating that said projections have been properly compiled and that he has no reason to believe that any of the assumptions used as a basis therefor were made without a reasonable basis or otherwise than in good faith; and
(y) confirming, in the CFO's opinion, the reasonable basis of the underlying tax and accounting assumptions used by the Borrower in the balance sheets and projections referred to in clauses (i) and (iii) of
Section 6.8(a) above.

     6.9  REPORTS.

          (a) The Agent shall have received from Persons satisfactory to it:
               (i)  [intentionally deleted];

               (ii) an analysis of all litigation (if any) to which the Borrower or any of its properties is a party or subject, or by which Borrower is otherwise affected; and

               (iii) a report prepared by the Borrower of the pension obligations of the Borrower.

In addition, the Agent shall have received from the Borrower a report listing the amounts and type of insurance maintained by the Borrower as of the Effective Date together with the names of the relevant insurers.

          (b) The Agent shall have been provided the right and opportunity to meet from time to time with the Auditors, and with executive and other personnel of the Borrower concerning the Borrower's internal accounting and inventory systems and controls, and related matters, and shall have been satisfied with the results of such meeting.

     6.10 INSURANCE.  There shall have been delivered to the Agent:

          (a) a certificate from the Borrower's CFO or CEO stating that the insurance maintained by the Borrower as of the Effective Date meets the requirements of Section 7.4 as of the Effective Date and that no premiums therefor are past due;

          (b) (i) copies of the policies (or binders) for the insurance referred to in Section 7.4 and Section 9.6 to the extent not previously delivered to the Agent, such policies to be in form and substance, and issued by companies, satisfactory to the Agent and (ii) certificates of insurance from the various insurers naming the Agent as additional insured or loss payee, as its interests may appear, and stating that said policies will not be canceled without at least 30 days prior written notice to the Agent; and

          (c) a certificate of an authorized officer of the Borrower that all such insurance policies are in full force and effect.


     6.11 APPROVALS AND CONSENTS. All orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by (all of the foregoing, "REQUISITE CONSENTS"), any Government Authority, or any other Person, required to authorize or required in connection with the execution, delivery and performance of this Agreement, the other Loan Documents, the Other Agreements and the transactions contemplated hereby and thereby by any Credit Party shall have been obtained (and, if so requested, furnished to the Agent, with sufficient copies for the Banks).

     6.12 RETAINER AGREEMENT. An employment agreement (as amended, restated, supplemented or otherwise modified from time to time with the consent of the Agent, the "DIETZMAN EMPLOYMENT AGREEMENT") shall have been executed and delivered by the Borrower and Dietzman.

     6.13 OTHER SUPPORTING DOCUMENTS. There shall have been delivered to the Agent such information and copies of documents, approvals (if any) and records (certified, where appropriate) of corporate and legal proceedings as the Agent or any Bank may have reasonably requested relating to the entering into and performance by each of the parties thereto (other than the Borrower), of the Subordinated Debt Agreements, the Warrant Agreements and the transactions contemplated thereby.

     6.14 LEGAL OPINIONS. The Agent shall have received legal opinions, addressed to the Banks and dated the Effective Date, of

          (a) counsel to the Borrower, Warner Norcross & Judd, LLP, covering the matters set forth in Exhibit E-1 hereto and such other matters as the Agent or any Bank may reasonably request;

          (b) counsel to E-Associates and E-PLC, Willkie Farr & Gallagher (or, as to matters of English law, Linklater Paines) covering the matters set forth in Exhibit E-2 hereto and such other matters as the Agent or any Bank may reasonably request; and

          (c) special local counsel for the Agent (who shall be satisfactory to the Banks), but solely if requested by the Agent or any Bank, covering such matters incident to the transactions contemplated hereby as the Agent or any Bank may request.

     6.15 [Intentionally deleted].

     6.16 IFA LEASE. The IFA Lease and IFA Lease Assignment shall be in full force and effect in accordance with the terms thereof.

     6.17 [Intentionally Deleted]

     6.18 ADVERSE CHANGE.

          (a) There shall have been, in the Agent's opinion, no Material Adverse Change with respect to the Borrower, since January 25, 1998.

          (b) Neither the Agent nor the Borrower shall have become aware of any previously undisclosed information with respect to the Borrower, or otherwise which, in the Agent's opinion, would have a Material Adverse Effect.

     6.19 [intentionally deleted]

     6.20 CHANGE IN LAW; NO OPPOSITION.

          (a) No change shall have occurred in applicable law, or in applicable regulations thereunder or in interpretations thereof by any Government Authority which, in the opinion of any Bank, would make it illegal for such Bank to make the Loans required to be made by it hereunder.

          (b) No suit, action or proceeding shall be pending or threatened before or by any Government Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

     6.21 ALL PROCEEDINGS TO BE SATISFACTORY. All corporate, partnership (if any) and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other documents referred to herein shall be satisfactory in form and substance to the Agent, and the Agent and any Bank shall have received all information and copies of all documents which the Agent or such Bank may reasonably have requested in connection herewith, such documents where appropriate to be certified by proper corporate officials or governmental authorities.

     6.22 FEES AND EXPENSES. The fees referred to in Sections 4.2 and 4.3, all accrued Commitment commissions and other amounts accrued (other than interest) or due under the

Existing Loan Agreement and the legal fees and expenses of the Agent's New York counsel and (if any) local or special counsel in connection with the transactions contemplated by this Agreement shall (to the extent demand for payment thereof shall have been made) have been paid in full.

     6.23 WARRANTS. The Borrower shall have delivered to the Agent (x) a certificate stating that the Warrant Agreements other than the Securities Purchase Agreement have not been amended, supplemented or otherwise modified since October 31, 1994 (nor any waiver granted by Borrower in respect thereof), except for specified amendments made with the prior written consent of the Agent; and (y) a certified copy of the Securities Purchase Agreement, as amended, supplemented and otherwise modified through the Effective Date.

     6.24 CERTIFICATE OF INCORPORATION. Borrower's certificate of incorporation shall be satisfactory in form and substance to the Agent.

     6.25 BORROWING BASE CERTIFICATE. The Agent shall have received a Borrowing Base Certificate dated the Effective Date, together with such supplemental and supporting documentation as the Agent may reasonably request, which Borrowing Base Certificate shall show that the aggregate amount of Revolving Credit Loans outstanding on the Effective Date does not exceed the Borrowing Base on the Effective Date.

All documents, agreements, certificates, financial statements, legal opinions, analyses, reports and other papers required to be delivered by this Section 6 shall be in form and substance satisfactory to the Agent and shall be delivered (with sufficient copies for each of the Banks) to the Agent at its Closing Office or as the Agent may otherwise direct.


     Section 6A.    CONDITIONS PRECEDENT TO ALL LOANS

     The Banks shall not be obligated to make any Loans unless, at the time of the making of such Loan (except as hereinafter indicated) the following conditions (unless waived in writing by the Required Banks) have been satisfied:

          6A.1 CERTAIN CONDITIONS. At the time of the making of such Loan, and immediately after giving effect thereto, (a) all deficiencies, if any, with respect to conditions precedent to any prior Loan shall have been corrected, (b) all of the conditions specified in Sections 6.1, 6.5(d), 6.5(e), 6.11, 6.18, 6.20, 6.21 and 6.22 shall be satisfied in full, each of the documents specified in Sections 6.2, 6.5, 6.12 (during the scheduled term of such Retainer Agreement), and each other Loan Document shall be in full force and effect and no party thereto shall have failed to perform in any material respect any of its obligations thereunder, (d) no issuer of any legal opinion issued in connection with any Loan Document or the making of any Loan shall have rescinded or qualified any such legal opinion, (e) no issuer thereof shall have rescinded or qualified any of the financial statements, certificates, letters, reports, analyses, Requisite Consents or other opinions referred to in Section 6, and (f) there shall have been, in the Agent's opinion, no Material Adverse Change since the Effective Date with respect to any member of the Consolidated Group.

          6A.2 SUBSEQUENT OPINIONS OF COUNSEL. If reasonably requested by the Agent or any Bank, the Agent shall have received from any of the counsel referred to in Section 6.14 (or other counsel satisfactory to the Agent) such favorable supplemental legal opinions addressed to the Agent and the Banks and dated the date of such Loan and covering such matters incidental to the transactions contemplated by this Agreement as the Agent or any Bank shall reasonably request, each of which opinions shall be in form and substance satisfactory to the Agent and the Bank requesting same.

          6A.3  OFFICER'S CERTIFICATE.

               (a) If requested by the Agent, the Agent shall have received a certificate of an authorized officer of the Borrower certifying, as of the date of the Loan then being made, compliance with the provisions of Section 6.1 (with the reference therein to Loans being deemed a reference to the Loans being made on the date of said certificate) and further to the effect that the conditions specified in Section 6A.1 are satisfied at such time.

               (b) The making of each Loan on and subsequent to the Effective Date shall constitute a representation and warranty by the Borrower to the Agent that, at the time of said Loan (and after giving effect thereto), (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made by the Borrower in connection herewith or therewith are true and correct in all material respects with the same effect as though such representations and warranties were being made at and as of such time, (ii) no Default or Event of Default exists and (iii) the conditions specified in Section 6A.1 are satisfied at such time.

          6A.4 BORROWING BASE. On the date of such Loan (and after giving effect thereto), the Agent shall have received the Borrowing Base Certificate dated the date of such Loan, together with such supplemental and supporting documentation as the Agent may reasonably request, which Borrowing Base Certificate shall show that the aggregate amount of the Revolving Credit Loans does not exceed the Borrowing Base as of such date.

All documents, agreements, certificates, financial statements, legal opinions, analyses, reports and other papers required to be delivered by this Section 6A shall be in form and substance satisfactory to the Agent and shall be delivered (with sufficient copies for each of the Banks) to the Agent at its Closing Office or as the Agent may otherwise direct.

7.   AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees hereby that, so long as this Agreement is in effect and until the Commitments are terminated and all of the Loans, together with interest, Commitment commission and all other obligations incurred hereunder are paid in full, the Borrower will perform, and will cause each of its Subsidiaries to perform, the obligations set forth in this Section 7.

     7.1 FINANCIAL STATEMENTS. Borrower will furnish to the Agent and each Bank:

          (a) As soon as practicable and in any event within 30 days after the close of each month of each Fiscal Year, as at the end of and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, as the case may be, an unaudited condensed consolidated balance sheet of the Consolidated Group and a condensed consolidated statement of income and change in retained earnings of the Consolidated Group, together with a monthly cash flow statement (each without footnotes), such statements (if, as and when Borrower has any Subsidiaries) to be accompanied by condensed consolidating balance sheets, income statements and other relevant consolidating information for the various members of the Consolidated Group, all in reasonable detail and setting forth in comparative form (to the extent available) the corresponding figures as of one year prior thereto or for the appropriate periods of the preceding Fiscal Year, as the case may be (references in this Section 7.1 to consolidating information shall not be applicable while Borrower has no Subsidiaries);

          (b) As soon as practicable and in any event within the earlier of (x) five days after the Borrower receives same or (y) ninety (90) days after the close of each Fiscal Year of the Consolidated Group, as at the end of and for the Fiscal Year just closed, as the case may be, a consolidating and consolidated balance sheet(s) of the Consolidated Group, and a consolidating and consolidated statement(s) of income and retained earnings of the Consolidated Group for such Fiscal Year setting forth, in the case of consolidating and consolidated balance sheets and statements, the corresponding figures of the previous annual audit (to the extent available) in comparative form, all in reasonable detail and accompanied by the Auditors' opinion (without any qualification unacceptable to the Agent) that such Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition and results of operations of the Consolidated Group as at the Fiscal Year-End and for the Fiscal Year indicated, such Financial Statements to be accompanied by
(x) consolidating balance sheets, and income statements and other relevant consolidating information for the various members of the Consolidated Group, (y) a signed report or letter from said Auditors stating that, in conducting their audit in connection with such Financial Statements, they obtained no knowledge of the existence of any Event of Default or Default or, if in the opinion of such Auditors, any Event of Default or Default exists, specifying the nature thereof and the period of existence thereof, and (z) a signed report or letter from said Auditors, in form and substance satisfactory to the Agent, setting forth (1) the amounts and ratios (and the components of each) called for by each of Sections 8.21 - 8.27 and Sections 8.30 and 8.31 as delivered to them by the CFO, (2) the Excess Cash Flow (and the components thereof) of the Consolidated Group for the immediately preceding Fiscal Year as delivered to them by the CFO, and (3) the Auditors' signed report or letter stating that they have reviewed the Borrower's computations relating to the amounts, ratios and Excess Cash Flow described in clauses (z)(1) and (z)(2) above and, based on the activities performed by them in connection with the issuance of their opinion referred to in the first clause (y) of this Section 7.1(b) and such other investigations that said Auditors consider appropriate, they know of no matters which would cause them to believe, or question whether, these amounts, ratios and Excess Cash Flow are not correct and in conformity with the terms contained in this Agreement;

          (c) As soon as practicable and in any event within 45 days after the close of each quarter of each Fiscal Year, a certificate in form and substance satisfactory to the Agent and signed by the CFO and the CEO of the Borrower (each such certificate, a "QUARTERLY CERTIFICATE") stating (i) that a review of the activities of the Consolidated Group during such quarter has been made under their supervision with a view to determining whether the Borrower and its Subsidiaries have observed, performed and fulfilled all of its obligations under this Agreement and the other Loan Documents, (ii) that there exists no Event of Default or Default or, if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; together with a certificate of said CFO, in form and substance satisfactory to the Agent, setting forth the Borrower's calculations with respect to its compliance with each of Sections 8.21-8.27 and Sections 8.30 and 8.31, (iii) that the Year 2000 remediation efforts of the Borrower and its Subsidiaries referred to in Section 10.19 hereof are proceeding as scheduled, (iv) that no auditor, regulator, or third party consultant has issued a management letter or other written communication regarding the Year 2000 exposure, program or progress of the Borrower and/or its Subsidiaries or, if any such letter or other communication has been received and such letter or communication describes or relates to any condition which constitutes or could be expected to constitute a Default or Event of Default or describes an adverse condition having or capable of having other than an immaterial effect on the Borrower, describing the contents thereof and enclosing a copy thereof;

          (d) Promptly upon receipt thereof, copies of all detailed financial reports and Management Letters, if any, submitted by the Auditors to a Loan Party's chief executive officer, its board of directors or any committee thereof in connection with each annual or interim audit of their respective books by such Auditors;

          (e) Together with the Quarterly Certificate delivered with respect to each fiscal quarter, a report in form and substance satisfactory to the Agent as to the trade payables of the Borrower on the last day of such quarter, with such other information with respect thereto as the Agent shall request;

          (f) As soon as possible and in any event (A) within 30 days after the Borrower or any of its ERISA Affiliates knows that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Pension Plan has occurred or is expected to occur and (B) within 10 days after a Loan Party or any of its ERISA Affiliates knows that any other Termination Event with respect to any Pension Plan has occurred or is expected to occur, a statement of the CFO of the Borrower describing such Termination Event and the action, if any, which the affected Loan Party or ERISA Affiliate proposes to take with respect thereto;

          (g) Promptly and in any event within five Business Days after receipt thereof by a Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by such Person of the PBGC's intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, any notice of noncompliance issued by the PBGC with respect to a proposed standard termination of a Pension Plan, and any notice issued by the PBGC with respect to a proposed distress termination of a Pension Plan;

          (h) Promptly and in any event within 30 days after the filing thereof with the IRS, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan;

          (i) Promptly and in any event within five Business Days after receipt thereof by a Loan Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by such Person concerning (x) the imposition or amount of withdrawal liability under Subtitle E of Title IV of ERISA or (y) any determination by a Multiemployer Plan sponsor that such Multiemployer Plan is, or is expected to be, in "reorganization" (within the meaning of Section 4241 of ERISA) or "insolvent" (within the meaning of Section 4245 of ERISA), or has incurred or is expected to incur an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code);

          (j)  [Intentionally deleted].

          (k) No later than the fifteenth day after the end of each Fiscal Year, the operating and capital budgets of each member of the Consolidated Group for the Fiscal Year then beginning, in form satisfactory to the Agent and accompanied by such information related thereto as the Agent may request;

          (l) Within thirty (30) days after the close of each month, a "store movement schedule" listing (i) each Store opened, purchased or otherwise established or acquired, or Transferred, offered for Transfer or in respect of which a contract for sale was entered into or was otherwise pending during such month, (ii) the old and new locations of each Store changing location during the preceding month or expected to change location during the current or following month, and (iii) stores in the process of being opened, purchased or otherwise established or acquired during such month (including without limitation all stores for which a contract for purchase was entered into or was otherwise in existence during such month), in each case together with (x) information concerning the basic terms of the foregoing transactions, (y) such other information with respect thereto as the Agent shall reasonably request, and (z) to the extent required by the terms of any Security Document and not previously delivered, duly executed financing statements on Form UCC-1 satisfactory to the Agent in form and substance;

          (m) Not less than ten Business Days prior to the Borrower or any Subsidiary of the Borrower operating any store or conducting any business activity under any name other than its corporate name, notice of the Borrower or such Subsidiary's intention so to do together with duly executed financing statements on Form UCC-1 listing such trade name satisfactory to the Agent in form and substance;

          (n) Not later than August 31, 1998, certificates of qualification to do business and good standing of the Borrower in each jurisdiction listed on Schedule 5 to the Security Agreement; and

          (o) With reasonable promptness, such other information respecting the business, properties, operations, prospects or condition (financial or otherwise) of any member of the Consolidated Group as the Agent or any Bank may from time to time reasonably request.

     7.2 NOTICE OF LITIGATION; UNIONIZATION. Borrower will promptly give written notice to the Agent (who shall promptly forward same to the Banks) of (i) any action or proceeding, or to the extent any Key Person or any executive officer of any Loan Party may have knowledge thereof, any claim threatened to be commenced or asserted, against any member of the Consolidated Group in which the amount involved is $500,000 or more, (ii) any claim by or against the Borrower under the Acquisition Agreement or the Joshua's Acquisition Agreement, (iii) any non-perfunctory dispute which may exist between any member of the Consolidated Group and any Government Authority (including any audit by the IRS), and (iv) any dispute which may exist between any member of the Consolidated Group and any employees of such Person or any union representing, claiming to represent or seeking to represent any such employees, which dispute may substantially affect the normal business operations of any member of the Consolidated Group or any of their respective properties and assets, and (v) to the extent any Key Person or any executive officer of any Loan Party may have knowledge thereof, any unionization of, or attempt to unionize (which could reasonably be expected to succeed), the employees of any member of the Consolidated Group or at any group of Stores.

     7.3 PAYMENT OF CHARGES. Borrower will duly pay and discharge, and will cause each of its Subsidiaries to duly pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon or against it or its property or assets, or upon any property leased by it, prior to the date on which penalties attach thereto, unless and to the extent only that such taxes, assessments and governmental charges or levies are being contested in good faith and by appropriate proceedings diligently conducted and Borrower or Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP, (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a lien or charge upon such property or assets, unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings diligently conducted, and
(iii) all its trade bills when due in accordance with their original terms, including any applicable grace periods, unless and to the extent only that such trade bills are being contested in good faith and by appropriate proceedings diligently conducted.

     7.4  INSURANCE.

          (a) Borrower will keep, and will cause each of its Subsidiaries to keep, (i) all of its insurable property insured at all times with financially sound and responsible insurance carriers against loss or damage by fire and other risks, casualties and contingencies as required by the Security Documents and in such manner and to the extent that like properties are customarily so insured by other corporations engaged in the same or similar business similarly situated, and (ii) adequate insurance at all times with financially sound and responsible insurance carriers against liability on account of damage to persons and properties and under all applicable workmen's compensation laws;

          (b) Borrower will obtain, and will cause each of its Subsidiaries to obtain, adequate insurance covering such other risks as the Agent may reasonably request; and keep, and cause each of its Subsidiaries to keep, such insurance in effect to the extent so requested; and

          (c) Borrower will cause to be delivered to the Agent, within 20 days after each annual anniversary of the issuance of each life insurance policy referred to in Section 9.6, evidence satisfactory to the Agent of the payment in full of premiums for such policy for the following year.

     7.5 MAINTENANCE OF RECORDS. Borrower will keep, and will cause each of its Subsidiaries to keep, at all times books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs, and Borrower will provide, and will cause each of its Subsidiaries to provide, adequate protection against loss or damage to such books of record and account.

     7.6 PRESERVATION OF CORPORATE EXISTENCE. Borrower will maintain and preserve its corporate existence and right to carry on its business and duly procure all necessary renewals and extensions thereof, and maintain, preserve and renew all rights, powers, privileges and franchises which in the opinion of the Board of Directors of the Borrower continue to be advantageous to it and comply in all material respects with all applicable Legal Requirements and, in each such case, cause each of its Subsidiaries so to do. Without limiting the generality of the foregoing, Borrower agrees to (and to cause each Subsidiary to) qualify to do business as a foreign corporation in each jurisdiction where the nature of its business and the operations conducted by it therein require it to be so qualified.

     7.7 PRESERVATION OF ASSETS. Borrower will keep and will cause each of its Subsidiaries so to keep, its property in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, so that the business carried on by it may be properly and advantageously conducted at all times in accordance with prudent business management.

     7.8  INSPECTION OF BOOKS AND ASSETS.

          (a) Borrower will allow any representative, officer or accountant of any Bank or the Agent to visit and inspect any of its property, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers, and at such reasonable time and as often as any Bank or the Agent may request and, in each such case, cause each of its Subsidiaries so to do.

          (b) Subject to the condition that the Borrower may elect to have an officer or other designated individual participate in the discussion, Borrower will allow any representative, officer or accountant of any Bank or the Agent to discuss the Financial Statements, the other financial information from time to time delivered hereunder and the financial condition of members of the Consolidated Group with the Auditors. Provided that the Borrower has been notified of the time and place of any such discussion and been given the option of participating in such discussion, the Borrower hereby irrevocably authorizes the Auditors to discuss the foregoing with all such Persons.

     7.9 PAYMENT OF INDEBTEDNESS. Borrower will duly and punctually pay, or cause to be paid, the principal of and the interest on all Indebtedness for Borrowed Money heretofore or hereafter incurred or assumed by such Person, or in respect of which such Person shall otherwise be liable, when and as the same shall become due and payable (including any applicable grace period), unless such Indebtedness for Borrowed Money be renewed or extended, and will (and will cause each Subsidiary to) faithfully observe, perform and discharge all the covenants, conditions and obligations which are imposed on such Person by any and all indentures and other agreements securing, relating to, or evidencing such Indebtedness for Borrowed Money or pursuant to which such Indebtedness for Borrowed Money is incurred, and such Person will not permit any act or omission to occur or exist which is or may be declared to be a default thereunder, PROVIDED that the failure of any Loan Party so to do shall not create an Event of Default under Section
9.4 hereof to the extent such failure does not give rise to an Event of Default under Section 9.5 hereof.

     7.10 FURTHER ASSURANCES. Borrower will, and will cause each of its Subsidiaries to, make, execute or endorse, and acknowledge and deliver or file, all such vouchers, invoices, notices, and certifications and additional agreements, undertakings, conveyances, transfers, assignments, or further assurances, and take any and all such other action, as the Agent or any Bank may, from time to time, deem necessary or proper in connection with this Agreement, the obligations of such Loan Party hereunder or under the Notes or any of the other Loan Documents to which such Loan Party is a party, or for the better assuring and confirming unto the Agent on behalf of the Banks all or any part of the security for the Obligations.

     7.11 NOTICE OF DEFAULT. Forthwith upon any Key Person or any executive officer of any Loan Party obtaining knowledge of the existence of an Event of Default, Borrower will deliver to the Agent a certificate signed by an officer of the Borrower specifying the nature thereof, the period of existence thereof, and what action the affected Person proposes to take with respect thereto.

    7.12 RESERVES. Borrower will set up, and will cause each of its Subsidiaries to set up, on its books from its earnings, reserves for bad debt in accordance with GAAP and in an aggregate amount deemed adequate in the judgment of the Borrower and accepted by the Auditors in their annual audits.

     7.13 ARMS-LENGTH TRANSACTIONS. Borrower will conduct and cause each of its Subsidiaries to conduct all transactions with any of their respective Affiliates on an arms-length basis.

     7.14 SOLVENCY. Borrower will continue to be Solvent and ensure each Subsidiary will continue to be Solvent.

     7.15 OBLIGATIONS OF SELLERS. Borrower will use all its legal rights and remedies under the Acquisition Agreement and the Joshua's Acquisition Agreement to cause the sellers under such agreements and any guarantor of such respective sellers' obligations thereunder to do all acts and to fulfill all conditions and obligations required of them thereunder.

     7.16 COOPERATION. At Agent's request, Borrower will meet from time to time with (and provide financial information to) other financial institutions to which any Bank may wish to grant participations in the Loans, including potential Bank Assignees and potential Purchasing Banks.

     7.17 HAZARDOUS WASTE. Borrower will promptly notify the Agent of any evidence of hazardous waste or toxic or similar contamination at any property owned or leased by a member of the Consolidated Group and, upon the Agent's or Required Banks' request and within 90 days thereafter, commence the removal of, and diligently prosecute to completion the removal of, any such contamination which (in the Agent's or Required Banks' opinion) materially and adversely affects the value or future use of such property.

     7.18 NOTIFICATION OF ACCOUNT DEBTORS. Upon request of the Agent after the occurrence and during the continuance of an Event of Default, Borrower will promptly notify (in manner, form and substance satisfactory to the Agent) all Persons who are at any time obligated under Accounts (as defined in the Security Agreement) payable to Borrower or any of its Subsidiaries that the Agent on behalf of the Banks possesses a security interest in such Accounts and that all payments in respect thereof are to be made to such account as the Agent directs.

     7.19 POST-EFFECTIVE STORE LEASES. The Borrower shall use its best efforts to include in each Store Lease entered into after the Effective Date or replaced, renewed or extended after the Effective Date, the right of the Agent to enter the relevant Store and remove Collateral to the extent permitted to do so by a Security Document or the relevant UCC.

     7.20 BORROWING BASE CERTIFICATE. The Borrower will furnish to the Agent (a) within thirty (30) days of the end of each month and, if a Default or Event of Default then exists, from time to time upon the Agent's request, a Borrowing Base Certificate as of the close of business on the last Business Day of such month (or, if a Default or Event of Default exists, as of such date specified by the Agent) and (b) on or prior to the twenty-fifth (25th) day of each month (and, if a Default or Event of Default then exists, from time to time upon the Agent's request), computer print-outs as of the end of the immediately preceding month (or, if a Default or Event of Default exists, as of such date specified by the Agent) of all Eligible Inventory.

     7.21 CERTAIN OTHER FINANCING STATEMENTS. On or before August 31, 1998 (or such later date (if any) as Secured Party, in its sole discretion, may specify in writing), Borrower shall deliver to the Agent (A) evidence satisfactory to the Agent that (i) each financing statement listing Borrower as Debtor or Lessee and Lease Finance Group Limited Partnership (or its assignee) as Secured Party or Lessor has been terminated or amended to delete references to personal property, other than equipment, as property covered by such financing statement; and (ii) each financing statement listing Borrower as Debtor or Lessee and Computer Equity Corporation (or its assignee) as Secured Party or Lessor has been terminated or amended to delete references to (x) rentals, accounts, contract rights, general intangibles and other monies due or to become due, and (y) equipment sold on conditional sale, in each case set forth in clause (i) and (ii) above, in form and substance satisfactory to the Agent;
(B) such UCC search requests and results as the Agent shall require; (C) an IPM with respect to the Canadian trademark listed on Schedule 10.10 (B) hereto, in form and substance satisfactory to the Agent; and (D) such financing statements (listing the Agent as Secured Party and in form appropriate for filing) referred to in Section 6.5 not delivered to the Agent on or prior to the Effective Date.

8.   NEGATIVE COVENANTS.

     The Borrower covenants and agrees that, so long as this Agreement is in effect and until the Commitments are terminated and all of the Loans, together with interest, Commitment commission and all other obligations incurred hereunder, are paid in full, the Borrower will perform, and will cause each of its Subsidiaries to perform, the obligations set forth in this Section 8 (unless it shall first have procured the written consent of the Agent to do otherwise).

     8.1 ENGAGE IN SAME TYPE OF BUSINESS. Borrower will not enter into, or permit any of its Subsidiaries to enter into, any business other than the operation of retail stores in the United States and Canada that primarily sell Christian Bibles, Christian books (including Christian family and inspirational books), and related gifts, music and novelty items in the

Christian bookselling marketplace and, as an adjunct to such bookstore operations, the sale of such items through (x) direct mail activities of the type done by the Borrower on the Effective Date, and (y) mail order catalogs substantially supported by advertisements and other payments by publishers of books sold by Borrower.

     8.2 LIENS. Borrower will not contract, create, incur, assume or suffer to exist any Lien upon or with respect to, or by transfer or otherwise subject to the prior payment of any indebtedness (other than the Loans), any of its property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do; except (i) liens for tax assessments, levies or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, and (ii) other liens, charges, and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and (iii) the following:

          (a) Liens in connection with workmen's compensation, unemployment insurance or other social security obligations;

          (b) Deposits or pledges securing the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business;

          (c) Mechanics', carriers', warehousemen's, workmen's, materialmen's, landlord's liens imposed by statute, or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings diligently conducted;

          (d) Encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property or minor irregularities in titles thereto which do not materially impair use of such property by the Borrower or its Subsidiaries in the operation of the business of the Borrower or the Subsidiary owning the same;

          (e)  Liens to the Agent and the Banks securing Borrower's
     Obligations;

          (f)  Liens existing on the Effective Date and indicated on
     Schedule 8.2(f) to this Agreement (other than those (if any) indicated on such Schedule with an asterisk, which shall be released or otherwise terminated on or prior to the Effective
     Date);

          (g) Liens on the equipment furnished pursuant to the IFA Lease, as security for the obligations of Borrower under such lease; PROVIDED THAT (i) such Liens constitute first priority perfected security interest in such equipment (or, if not first priority, then senior to all Liens other than Liens of the Agent and the Banks pursuant to the Security Documents), and (ii) such security interest has been assigned by IFA to the Agent on behalf of the Banks in consideration for loans by BOS to IFA;

          (h) Liens (i) on any equipment that is the subject of an Operating Lease and (ii) on miscellaneous office furniture and equipment incurred in connection with the lease thereof; PROVIDED THAT the aggregate amount of obligations secured by all of such Liens does not exceed $6,000,000 at any one time;

          (i) Liens, pursuant to a Store Lease in effect on the Closing Date, entitling the landlord to a claim or other interest in any fixture in (or leasehold improvement on) the Store that is the subject of such Store Lease; and

          (j) Liens, pursuant to a Store Lease entered into after the Closing Date, entitling the landlord to a claim or other interest in any Non-Trade Fixture in (or leasehold improvement on) the Store that is the subject of such Store Lease;

          (k)  [Intentionally deleted];

          (l)  [Intentionally deleted];

          (m) Liens in effect on the Effective Date constituting Joshua's Store Security Interests, PROVIDED that each such Lien is released (pursuant to documentation satisfactory to the Agent, including, without limitation, a UCC termination statement) on or before the date that the lease which is secured by such Lien is renewed, extended or terminated; and

          (n) Liens permitted by the parenthetical clause in the proviso to clause(ix) of Section 8.3.

     8.3 OTHER INDEBTEDNESS; MATERIAL AGREEMENT OBLIGATIONS. Borrower will not contract, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money or Material Agreement Obligation, or permit any of its Subsidiaries so to do; except

               (i)  the Loans;

               (ii) indebtedness existing on the Effective Date, as listed on Schedule 8.3 to this Agreement under the heading "Indebtedness", and Material Agreement Obligations (other than in respect of Operating Leases) existing on the Effective Date, as listed on Schedule 8.3 to this Agreement under the heading "Material Agreement Obligations" (it being understood, however, that notwithstanding the listing of any Material Agreement or Material Agreement Obligation on Schedule 8.3, if the incurrence or amount of any obligation under such Material Agreement or any such Material Agreement Obligation is restricted or limited by any other clause of this
Section 8.3 or any other provision of this Agreement, (A) the incurrence of such obligation or Material Agreement Obligation and the amount thereof shall remain restricted by such other clause of this Section 8.3 or other provision of this Agreement, and (B) Borrower will not contract, create, incur, assume or suffer to exist any such obligation or Material Agreement Obligation, or permit any of its Subsidiaries so to do, unless the same is permitted by such other clause of this Section 8.3 or other provision of this Agreement).

               (iii) until the Effective Date, the Subordinated Debt existing on the date hereof in an amount not in excess of $5,000,000 aggregate principal amount;

               (iv) Borrower's obligations under the IFA Lease; PROVIDED THAT such obligations do not exceed $600,000 on a capitalized basis (net of interest expenses) over the term of the IFA Lease;

               (v) Borrower's obligations under the Andersen Agreement; PROVIDED THAT there shall be no increase in the periodic charges stated therein from those provided for in such agreement as in effect on the Closing Date, other than increases consented to in writing by the Agent;

               (vi) trade payables incurred in the ordinary course of business, PROVIDED THAT such trade payables (except to the extent being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with
GAAP) are not considered more than 60 days past due under customary trade practices (the Banks hereby acknowledging that Borrower frequently considers customary trade practices to be "net 90" even if an invoice might state "net 30" or "net 60");

               (vii) the unpaid purchase price for any Similar Stores; PROVIDED THAT (w) the Borrower's purchase of such stores was permitted by the terms of this Agreement, (x) the aggregate amount of such purchase prices at any time remaining unpaid does not exceed $2,000,000 (not including the indebtedness represented by the Joshua's Note), (y) the Borrower's obligations to make all such payments are unsecured, and (z) the per annum interest rate payable by the Borrower with respect to any such payment does not exceed the interest rate at the time payable on the Loans;

               (viii) obligations not in excess of $6,000,000 incurred in connection with the lease of miscellaneous office furniture and equipment and secured by the Liens specified in Section 8.2(iii)(h) hereof;

               (ix) Indebtedness for Borrowed Money at any one time outstanding not in excess of (a) $2,000,000 (not including the indebtedness represented by the Joshua's Note), less (b) the aggregate amount of indebtedness permitted by clause (vii) of this Section 8.3; PROVIDED THAT no portion thereof is secured (except that obligations of Borrower to NBD Bank in respect of letters of credit issued for the account of Borrower pursuant to the June 29, 1998 letter (such letter, in the form delivered to the Agent and without giving effect to any amendment, supplement or other modification thereto, the "NBD LC LETTER") from NBD Bank to Borrower may be backed by cash as and to the extent required by the NBD LC Letter, but only if (x) the account to which the cash referred to in the NBD LC Letter is deposited is subject to the Agent's rights under the Deposit Agreement; and
(y) the amount of such obligations does not exceed $1,200,000 until December 31, 1998 and $175,000 thereafter and such obligations are not so supported or secured after December 31, 1998);

               (x) obligations under Operating Lease Obligations permitted by Section 8.15;

               (xi) the Warrant Notes;

               (xii) the Joshua's Note;

               (xiii) obligations under (v) the Registration Rights Agreement (as in effect on the Closing Date and as amended with the written consent of the Agent), (w) any Shareholders Agreement, so long as any such Shareholders Agreement does not impose any purchase or other financial obligation on the Borrower other than pursuant to Section 2.4 or 5.15 of the Electra Shareholders' Agreement, (x) the Securities Purchase Agreement,
(y) the Advisory Agreement and (z) any Warrant referred to in Section 8.14;
and

               (xiv) Borrower's obligations under the Bob Streight Group Agreement, PROVIDED THAT there shall be no increase in the consideration payable from that set forth in the draft July 10, 1998 minutes of the Borrower's Board of Directors authorizing the Borrower to enter into said agreement other than increases consented to in writing by the Agent.

     8.4 ADVANCES FROM CUSTOMERS. Borrower will not contract for, create, incur, assume or suffer to exist, or permit any Subsidiary so to do, advances or deposits from customers other than in the ordinary course of business; PROVIDED THAT the aggregate amount of advances or deposits held by members of the Consolidated Group from any one customer (including Persons directly or indirectly controlling, controlled by, or under common control with such customer) shall not exceed $25,000 at any one time.

     8.5 ADVANCES AND LOANS. Borrower will not lend money or credit, or make advances to any Person or permit any Subsidiary so to do, in each case other than the sale of products of the Borrower on credit in the ordinary course of business on terms not more favorable than those used by other Persons similarly situated and engaged in the same or similar business; PROVIDED, HOWEVER, the foregoing provisions of this Section shall not prohibit the Shareholder Loans existing on the Effective Date if the aggregate principal amount of such Shareholder Loans outstanding does not exceed $600,000.

     8.6  PAYMENTS ON CERTAIN INDEBTEDNESS.

          (a) The Borrower will not (i) amend the terms of any note, instrument or document relating to any obligation constituting Subordinated Indebtedness under the Subordination Agreement (Electra) or (ii) except as permitted by the terms of the Subordination Agreement (Electra), make any payments in respect of any such Subordinated Indebtedness.

          (b) The aggregate amount of fees (however characterized) paid to or on behalf of the Subordinated Debt Providers (such term, for purposes of this Section 8.6 only, to include E-Inc) subsequent to the Effective Date shall not exceed with respect to any calendar quarter, $25,000 (which may be payable on the first day of such quarter).

     8.7 PURCHASE OR SALE AGREEMENTS. Borrower will not enter into or be a party to, or permit any Subsidiary to enter into or be a party to (i) any contract for the purchase or use of materials, supplies or other property or for the performance of services if such contract requires that payment for such materials, supplies or other property, or the use thereof, or for such services, shall be made by Borrower or a Subsidiary, as the case may be, regardless of whether or not delivery is capable of being made of such material, supplies or other property, or such services are performed, or
(ii) any contract for the sale or use of materials, supplies or other property if such contract provides that payment to Borrower or to any such Subsidiary for such materials, supplies or other property or the use thereof, shall be subordinated to or otherwise subjected to the prior payment of any indebtedness (or any instrument evidencing such indebtedness) owed or to be owed to any Person.

     8.8 CONSOLIDATION AND MERGER. Borrower will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or permit any Subsidiary so to do (or agree to do any of the foregoing at any future time) except that any wholly-owned Subsidiary of the Borrower may merge into the Borrower PROVIDED that the Borrower shall at all times be the continuing corporation.

     8.9 SALE OF ASSETS. Borrower will not Transfer (or agree to Transfer at any future time) or permit any Subsidiary so to do, (i) all or a substantial part of its property or assets or any part of such property or assets essential to the conduct of its business substantially as now conducted or as conducted by the Borrower after the date hereof, or
(ii) any of its assets (other than equipment which is obsolete or no longer used or useful in the conduct of its business), except in the ordinary course of business (it being acknowledged by Borrower that the Transfer of a Store or of substantially all the inventory of a Store is not in the ordinary course of business); PROVIDED, HOWEVER, that Borrower may Transfer any of its Stores if

          (a) the Agent shall have consented thereto in writing, such consent not to be unreasonably withheld,

          (b) such assets are Transferred for a price, in cash, at least equal to their fair market value (as determined in good faith by the board of directors of the Borrower), and

          (c) an amount equal to the Net Proceeds from such transaction is promptly paid to the Banks by the Borrower as a prepayment of the Loans pursuant to Section 2.4(b)(i) hereof; and

PROVIDED FURTHER that no prepayment of the Loans shall be required pursuant to the immediately preceding proviso and such assets may nonetheless be Transferred if:

               (A) the conditions in clauses (a) and (b) of the immediately preceding proviso have been satisfied; and

               (B) such prepayment is not required by virtue of the provisions of Section 2.4(b)(ii) hereof; and

PROVIDED FURTHER if:

               (C) the condition in clause (b) of the first proviso of this Section 8.9 is satisfied; and

               (D) the number of Stores being Transferred is not more than five in the relevant transaction or any series of related transactions,

then no consent of the Agent shall be required for such Transfer if either
(1) no prepayment of the Loans is required pursuant to clause (x) of
Section 2.4(b)(ii) hereof, or (2) an amount equal to the Net Proceeds from such transaction is promptly paid to the Banks by the Borrower as a prepayment of the Loans pursuant to Section 2.4(b)(i) hereof. Notwithstanding the foregoing, the consent of the Agent shall nonetheless be required if the aggregate number of Stores Transferred within the preceding 12-month period (after giving effect to the proposed Transfer) exceeds or would exceed 20.

     8.10 PURCHASE OF ASSETS. Borrower will not purchase, lease or otherwise acquire all or any substantial part of the property or assets of any Person, or permit any Subsidiary so to do, or purchase, lease or otherwise acquire property or net assets in excess of an aggregate of $500,000 computed from the Effective Date (other than in the ordinary course of business), or permit any Subsidiary so to do; PROVIDED, HOWEVER, that it shall not be a violation of this Section 8.10 if and to the extent that such purchase, lease or other acquisition is permitted by Section 8.15 hereof. The parties hereto hereby acknowledge that acquisitions of Similar Stores is not considered to be an activity "in the ordinary course of business" as such phrase is used herein and elsewhere in the Loan Documents.

     8.11 ACCOUNTING CHANGES.

          (a) Borrower will not make or permit any Subsidiary to make any significant change in accounting treatment and reporting practices except as permitted or required by GAAP.

          (b) Unless the Agent consents in writing thereto (which consent shall not be unreasonably withheld, it being agreed that it shall not be unreasonable to withhold such consent if such proposed change would affect any computation required by Section 8.15 hereof or any of Sections 8.21-8.27 or Section 8.30 or 8.31 hereof or the computation of Excess Cash Flow or affect any amount required to be paid by Section 2.4(d) hereof, until appropriate amendments are made to this Agreement with respect thereto), Borrower will not change its Fiscal Year or permit any Subsidiary to change its Fiscal Year.

     8.12 SALARIES.

          (a) Borrower will not increase, or permit any of its Subsidiaries to increase, the salaries, bonuses or other form of remuneration paid to any Key Person (or any relative of any) beyond that payable to such Person on the Effective Date, except pursuant to and as provided in a Retainer Agreement with such Person. Borrower will not make any payment to a Principal

Stockholder to the extent such payment is prohibited by the Subordination Agreement (Management).

          (b) Borrower will not make any payments, directly or indirectly, to any Key Person except as permitted by Sections 8.12(a), 8.13 and 8.17, or permit any Subsidiary to do so. In no event, however, shall the sum of the salaries, bonuses and other forms of remuneration paid to any Key Person exceed (x) the amounts provided for in such individual's Retainer Agreement (if such individual is party to one), or (y) if such individual is not party to a Retainer Agreement, the per meeting (multiplied by the number of such meetings) or other amount payable to such individual as at the Effective Date for attending meetings of the board of directors of the Borrower and committees thereof.

     8.13 RELATED TRANSACTIONS. Borrower will not enter into any transaction with any Person which is an Affiliate of the Borrower or any Subsidiary or with which any officer or director of the Borrower or a Subsidiary has a financial interest, or with any Associate of any such Person, on more favorable terms than if such Person was totally unrelated, or permit any Subsidiary to so do.

     8.14 SUBSIDIARIES; OTHER SECURITIES; AGREEMENTS RELATING TO
SECURITIES.

          (a) Borrower will not (x) sell, assign, transfer or otherwise dispose of, or in any way part with control of, any shares of capital stock of a Subsidiary or any indebtedness or obligations of any character of any of its Subsidiaries, or permit any of its Subsidiaries so to do with respect to any shares of capital stock of any other Subsidiary or any indebtedness or obligations of any character of the Borrower or any of its other Subsidiaries, (y) except for Warrants required to be issued pursuant to the Securities Purchase Agreement which are (or will upon issuance be) subordinated to the Obligations pursuant to the Subordination Agreement (Electra) and except for shares issued pursuant to the 1997 Employee Stock Purchase Plan, issue any capital stock or any options or warrants or securities convertible into capital stock if any such capital stock, option, warrant or convertible security is subject to mandatory redemption, purchase or other acquisition by the Borrower at the option of the holder thereof or contains any put or similar right (or in the case of any convertible security, issue the same if any capital stock, option or warrant into which such security is convertible contains any such redemption, purchase, acquisition, put, option or similar right); or (z) permit any of its Subsidiaries to issue any additional shares of capital stock or any options or warrants or securities convertible into, or exercisable for, other securities of the Borrower or a Subsidiary.

          (b)  [Intentionally deleted]

          (c)  [Intentionally deleted]

          (d)  [Intentionally deleted]

          (e) Except for the Securities Purchase Agreement and the Warrants issued or required to be issued thereunder and the 1997 Employee Stock Purchase Plan, Borrower shall not enter into or suffer to exist, and shall not permit any of its Subsidiaries to enter into or suffer to exist, any shareholder agreement, buy-sell agreement or other agreement pursuant to which Borrower or any Subsidiary of Borrower is or may be required to purchase, redeem or otherwise acquire any capital stock, options or warrants of Borrower or any Subsidiary

     8.15 ADJUSTED CAPITAL EXPENDITURES. Borrower will not, and will not permit any Subsidiary to, in any Fiscal Year

               (i) (A) make any expenditures to acquire inventory or receivables if such expenditures constitute Capital Expenditures or (B) purchase inventory or receivables in connection with the acquisition of Stores or Similar Stores (whether or not any such purchase constitutes a Capital Expenditure) if, after giving effect to such expenditure or purchase under clause (A) or (B) above the amount thereof (when combined with other such expenditures and purchases by the Borrower and/or its Subsidiaries during such Fiscal Year) would exceed the amount set forth for such Fiscal Year in column (a)below;

               (ii) (A) make other expenditures for assets in connection with the acquisition of Stores or Similar Stores (other than for inventory or receivables) or (B) make expenditures constituting Capital Expenditures of any sort whatsoever (including Capitalized Lease Obligations and other Capital Expenditures but excluding expenditures for inventory or receivables), if after giving effect to such expenditures under clause (A) or (B), the amount thereof (when combined with other such expenditures by the Borrower and/or its Subsidiaries during such Fiscal Year) would exceed the amount set forth for such Fiscal Year in column (b) below; or

               (iii) enter into any Operating Lease or Store Lease, if after giving effect to the present value of the Operating Lease Obligations (other than obligations under a Store Lease) thereunder or twelve times the monthly rent of such Store Lease (as the case may be), the amount thereof (when combined with the present value of other Operating Leases Obligations for Operating Leases (other than Store Leases) and twelve times the monthly rent of each other Store Lease entered into by the Borrower and/or its Subsidiaries during such Fiscal Year) would exceed the amount set forth for such Fiscal Year in column (c) below:

FISCAL YEAR
          (a) Maximum aggregate expenditures for inventory and receivables purchased by the Borrower and/or a Subsidiary in connection with acquisitions of Stores or Similar Stores or otherwise constituting Capital Expenditures

          (b) Maximum aggregate amount of other expenditures by the Borrower and/or a Subsidiary (i)for assets acquired in connection with acquisitions of Stores or Similar Stores or (ii) otherwise constituting Capital Expenditures (in each case, by Capitalized Lease Obligations or otherwise and whether or not in connection with an acquisition) and not included in column (a)

          (c) Maximum amount of sum of (A) present value of Operating Lease Obligations under Operating Leases (other than Store Leases) entered into by Borrower and/or a Subsidiary during such fiscal year PLUS (B) 12 times monthly rent of each Store Lease entered into by Borrower and/or a Subsidiary during such Fiscal Year

1999           $6,000,000          $9,300,000          $5,000,000

2000           $7,400,000          $10,700,000         $5,300,000

2001           $9,500,000          $15,000,000         $6,000,000

2002           $9,800,000          $15,000,000         $6,100,000

2003          $10,000,000          $15,000,000         $6,200,000
and
there-
after

PROVIDED THAT for purposes of this Section 8.15 expenditures of the Net Proceeds from any Transfer of Stores permitted by Section 8.9 hereof which are used within the period of time referenced in said Section 8.9 (six or nine months, as the case may be) following such Transfer to purchase Similar Stores shall not, to the extent of any such proceeds so used, be considered an Adjusted Capital Expenditure except as provided in SECTION 12.1(C)(II) hereof. In addition to the foregoing permitted expenditures, Borrower shall be permitted to make the Joshua's Expenditures during Fiscal Year 1999.

Reference is hereby made in SECTION 12.1(C) for certain information relating to computations under this SECTION 8.15 that may involve valuation of the Borrower's capital stock.

     8.16 INVESTMENTS. Borrower will not invest in (by capital contribution or otherwise), or acquire for investment or purchase or make any commitment to purchase the obligations or stock of, any Person or permit any of its Subsidiaries so to do, except (i) the purchase of marketable direct or guaranteed obligations of the United States of America, (ii) stock or obligations issued to the Borrower or a Subsidiary in settlement of claims against others by reason of an event of bankruptcy or a composition or readjustment of debt or a reorganization of any debtor of the Borrower or Subsidiary; (iii) certificates of deposit and banker's acceptances of any of the Banks or their branches; and (iv) to the extent permitted by the provisos to Section 8.17 hereof. Without limiting the generality of the foregoing, the Borrower will not cause the formation of any Subsidiary without the Agent's prior written consent.

     8.17 DIVIDENDS, DISTRIBUTIONS AND PURCHASES OF CAPITAL STOCK.
Borrower will not declare or pay any dividends (other than dividends payable in shares of its capital stock), or return any capital to its stockholders as such or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration (otherwise than in exchange for, or from the proceeds of the substantially concurrent sale of, other shares of capital stock of the Borrower), any shares of any class of its capital stock now or hereafter outstanding, or any Warrants or other securities (now or hereafter outstanding) convertible into or exercisable for any equity or other securities of the Borrower or a Subsidiary, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any subordinated debt or make any payments on account of the principal or interest thereof (other than as permitted by the Subordination Agreement (Electra)), or set aside any funds for any of the foregoing purposes; PROVIDED, that Borrower may (A) on and after November 1, 1999, redeem or repurchase the Warrants (in each case, in accordance with, and to the extent required by, the terms of the Warrants and the other Warrant Agreements) held by the Subordinated Debt Provider that were issued pursuant to the Securities Purchase Agreement and (B) on or after the date an IPO is completed, repurchase shares of its common stock and/or pay dividends on its capital stock, if (in the case of both clause (A) and clause (B) above) at the time of such redemption, repurchase or dividend(in each case, both before and after giving effect thereto),(i) the Term Loans have been repaid in full, (ii) (x) in the case of the redemption or repurchase of any Warrant, the aggregate outstanding principal amount of the Revolving Credit Loans does not exceed $10,000,000 (it being understood that, as required by Section 2.8 hereof, the Total Revolving Credit Loan Commitment shall have been reduced to $10,000,000), or (y) in the case of a repurchase by the Borrower of shares of its common stock or the payment of dividends on its capital stock, the Total Revolving Credit Loan Commitment does not exceed $22,000,000 or, if the Total Revolving Credit Loan
Commitment has
been increased pursuant to Section 2.11, $25,000,000 (iii) no Type B Default exists (in the case of a repurchase or redemption of Warrants) or (in the case of any repurchase of shares or dividends) no Default or Event of Default exists and (in each such case) Borrower is in Pro Forma Compliance with the Financial Covenants , (iv) the audited financial statements for the immediately preceding Fiscal Year have been delivered pursuant to Section 7.1(b) hereto and (v) in the case of a redemption or repurchase of Warrants or repurchase of shares, such redemption or repurchase occurs only once during any Fiscal Year, no later than five months after the end of the immediately preceding Fiscal Year; and PROVIDED FURTHER, the aggregate amount of all such repurchases of common stock of the Borrower and dividends made or declared in any Fiscal Year does not exceed 20% of Cumulative Net Income through the Fiscal Year-End immediately preceding the date such repurchase or dividend is made or declared.

     8.18 LEASEBACKS. Borrower will not enter into, or permit any of its Subsidiaries to enter into, any arrangement with any bank, insurance company or other lender or investor providing for the leasing to the Borrower or any of its Subsidiaries of real property (i) which at the time has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such lender or investor, or (ii) which has been or is being acquired from another person by such lender or investor or on which one or more buildings or facilities have been or are to be constructed by such lender or investor for the purpose of leasing such property to the Borrower or a Subsidiary. The foregoing provisions of Section 8.18(i), however, shall not prohibit an arrangement otherwise prohibited thereby if (x) such arrangement is permitted by Section 8.15 hereof, (y) the aggregate outstanding unpaid amounts with respect to all such arrangements does not exceed $500,000 at any time, and (z) inclusion of such amount within the calculations required by said Section 8.15 does not cause a breach thereof.

     8.19 DEPOSIT BANK. Borrower will not maintain any significant deposit or operating account with any financial institution other than a Bank, the Deposit Bank or another financial institution satisfactory to the Agent which has executed with the Agent an agreement substantially similar to the Deposit Agreement.

     8.20 SALE OF ACCOUNTS RECEIVABLE. Borrower will not sell, discount, transfer, assign or otherwise dispose of any of its accounts receivable, notes receivable, installment or conditional sales agreements or any other of its rights to receive income or monies howsoever evidenced or permit any Subsidiary so to do except pursuant to the Security Documents.

     8.21 CURRENT RATIO.

          (a) Borrower will not permit the Current Ratio of the Consolidated Group to be less than 0.9:1.0 on the last day of any fiscal quarter.

          (b) In the event that Borrower does not deliver any Financial Statement or certificate required to be delivered after the end of any fiscal quarter pursuant to Section 7.1(c) within 10 days after the date required therefor pursuant to said clause, the Borrower shall be deemed to be in default of Sections 8.21-8.27 (inclusive) for purposes of Section 9.3 hereof and SECTIONS 8.30 and 8.31.

     8.22 TANGIBLE NET WORTH. The Borrower will not permit the consolidated Tangible Net Worth of the Consolidated Group to be less than $100 on the last day of the fourth fiscal quarter of Fiscal Year 2000 or on the last day of any fiscal quarter thereafter.

     8.23 [INTENTIONALLY DELETED]

     8.24 INTEREST COVERAGE RATIO. Borrower will not permit the Interest Coverage Ratio of the Consolidated Group (x) for any Four-Quarter Period ending on or after the date hereof and prior to any increase in the Total Revolving Credit Loan Commitment pursuant to Section 2.11 hereof to be less than 2.50:1.00 and (y) for any Four Quarter Period ending on or after any increase in the Total Revolving Credit Loan Commitment pursuant to Section
2.11 hereof to be less than 3.0:1.0

     8.25 FUNDED DEBT: CASH FLOW. The Borrower will not permit the ratio of (x) Long-Term Debt of the Consolidated Group to (y) EBITDA of the Consolidated Group for the Four-Quarter Period specified in the first column below to exceed the ratio set forth alongside such Period in the second column below:

          FOUR- QUARTER PERIOD                      RATIO
     ending on the last day of the                2.50:1.00
     fiscal quarter ending in April 1998

     ending on the last day of the                5.0:1.00
     fiscal quarter ending in July 1998
     or in October 1998

     ending on the last day of any                4.0:1:00
     fiscal quarter thereafter

     8.26 FIXED CHARGE COVERAGE RATIO.

          (a) The Borrower will not permit the Fixed Charge Coverage Ratio of the Consolidated Group for any Four-Quarter Period specified in the first column below to be less than the ratio set forth alongside such Period in the second column below:

     FOUR-QUARTER PERIOD                           RATIO
     ending on the last day of the first          2.0:1.0
     fiscal quarter in Fiscal Year 1999

     ending on the last day of the                1.25:1.00
     second, third and fourth fiscal
     quarter ending in Fiscal Year 1999

     ending on the last day of any                1.50:1.00
     fiscal quarter ending in Fiscal
     Year 2000 or 2001

     ending on the last day of any                1.75:1.00
     fiscal quarter in any Fiscal
     Year thereafter

     8.27 ASSETS: FUNDED DEBT. Borrower will not permit the ratio of (x) the Tangible Assets of the Consolidated Group to (y) the Long-Term Secured Debt of the Consolidated Group to be less than (1) 1.75:1.00 on the last day of any fiscal quarter ending in Fiscal Year 1999 or (2) 2.00:1.0 on the last day of any fiscal quarter ending in Fiscal Year 2000 or thereafter.

     8.28 COMPLIANCE WITH ERISA. Borrower will not terminate, or permit any Subsidiary to terminate, any Pension Plan so as to result in any material (in the opinion of the Agent or the Required Banks) liability of the Borrower or any Subsidiary to the PBGC, (ii) permit to exist the occurrence of any Reportable Event (as defined in Section 4043 of ERISA), or any other event or condition, which presents a material (in the opinion of the Agent or the Required Banks) risk of such a termination by the PBGC of any Pension Plan, (iii) allow, or permit any Subsidiary to allow, the aggregate amount of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under all Pension Plans of which the Borrower or any ERISA Affiliate is a "contributing sponsor" (within the meaning of Section 4001(a)(13) of ERISA) to exceed $100,000, (iv) allow, or permit any Subsidiary to allow, any Plan to incur an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, (v) engage, or permit any Subsidiary or any Plan to engage, in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) resulting in any material (in the opinion of the Agent or the Required Banks and considered by itself or together with all other such liabilities of the Borrower and all ERISA Affiliates) liability to the Borrower or any ERISA Affiliate, (vi) allow, or permit any Subsidiary to allow, any Plan to fail to comply with the applicable provisions of ERISA and the Code in any material respect, (vii) fail, or permit any Subsidiary to fail, to make any required contribution to any Multiemployer Plan, or (viii) completely or partially withdraw, or permit a Subsidiary to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material (in the opinion of the Agent or the Required Banks) withdrawal liability under Title IV of ERISA.

     8.29 OTHER AGREEMENTS.

          (a) Borrower will not (i) amend or otherwise modify in any material manner, directly or indirectly, or terminate any Retainer Agreement, or (ii) waive any right under any Retainer Agreement or default in its obligations under any Retainer Agreement in such manner as to cause or give rise to circumstances which would cause the individual party thereto to terminate such agreement unilaterally pursuant to such contract, or (iii) fail to duly enforce any of the foregoing.

          (b) Borrower will not amend or otherwise modify, directly or indirectly, its articles of incorporation to establish any class of stock other than the Class A Stock and the Class B Stock or to establish more than one series of common stock, or to grant any share of Class A Stock or other capital stock (other than Class B Stock) other than one vote per share, or to grant more than one vote per share to Class B Stock, or to grant voting rights to holders of any other security issued by Borrower, or to alter the percentage required for any action to be taken by the Borrower (it being understood that it shall not be a breach of this SECTION 8.29(B) for the Class B Stock to have no voting rights or for the Class B Stock to be eliminated or for the articles of incorporation to be amended to increase the Borrower's authorized common stock to 20,000,000 shares.)

          (c) Borrower will not amend or otherwise modify in any material manner, directly or indirectly, or terminate the IFA Lease, or waive any right thereunder.

          (d) Borrower will not amend or otherwise modify in any material manner, directly or indirectly, any Warrant or any Warrant Agreement, or waive any right under any of the foregoing, unless such amendment, modification or waiver is consented to in writing by the Agent.

          (e)  [Intentionally deleted]

          (f) Borrower will not amend or otherwise modify in any material manner, directly or indirectly, the Acquisition Agreement or the Joshua's Acquisition Agreement or waive any right thereunder.

          (g) Borrower will not amend or otherwise modify in any material manner, directly or indirectly, the Advisory Agreement. Without limiting the generality of the foregoing, in no event shall Borrower agree to any amendment or modification that would in any way increase the amount payable by Borrower thereunder (or change the payment schedule of any amount payable by it thereunder if the effect of such change is to enable the recipient thereof to receive such amount earlier than then provided for in such agreement).

          (h) Borrower will not amend or otherwise modify, directly or indirectly, or waive any right under, or (if the Agent shall have objected thereto within seven days after receiving prior written notice of any such proposed consent) grant any consent under, the Buy-Sell Letter.

     8.30 EBITDA.

          (a) The Borrower will not permit the EBITDA of the Consolidated Group for any Four-Quarter Period ending on the last day of any fiscal quarter specified in the first column below to be less than the amount set forth alongside such fiscal quarter in the second column below:

               FISCAL YEAR                     AMOUNT
               second and third              $8,500,000
               fiscal quarters of
               Fiscal Year 1999

               fourth fiscal                 $10,000,000
               quarter of Fiscal
               Year 1999 and first
               second and third
               fiscal quarters of
               Fiscal Year 2000

               fourth fiscal                 $13,200,000
               quarter of Fiscal
               Year 2000 and first,
               second and third
               fiscal quarters of
               Fiscal Year 2001

               fourth fiscal quarter         $15,000,000
               of Fiscal Year 2001
               and thereafter

     8.31 REVENUES. Borrower will not permit the Net Revenues of the Consolidated Group for any Four-Quarter Period ending on any date during any Fiscal Year specified in the first column below to be less than the amount set forth alongside such Fiscal Year in the second column below:

               FOUR-QUARTER PERIOD              AMOUNT
               ending in Fiscal
               Year 1999                     $166,000,000

                                     -53-

               ending in Fiscal
               Year 2000                     $207,000,000

               ending in Fiscal
               Year 2001 and
               thereafter                    $249,000,000

9.   EVENTS OF DEFAULT.

     Upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

     9.1 PRINCIPAL AND INTEREST. The Borrower shall default in the due and punctual payment of (i) any principal due on any Loan or any Note; or
(ii) any interest on any Loan or Note or in the due and punctual payment of Commitment commission or other amounts due hereunder; PROVIDED THAT failure to duly and punctually make an interest payment shall not be an Event of Default under this Section 9.1 if such interest payment is paid within five days after the date it is due and Borrower has not been late in making an interest payment on any of the Notes more than once in the preceding 12 months; or

     9.2 REPRESENTATIONS AND WARRANTIES. Any representation, warranty or statement made by any Credit Party or officer thereof in any Loan Document to which such Person is a party or in the Acquisition Agreement or otherwise in writing by such Person in connection with any of the foregoing, or in any certificate or other statement furnished pursuant to or in connection with any of the foregoing, shall be breached or shall prove to be untrue in any material respect on the date as of which made, PROVIDED THAT if a Seller shall be the breaching Person or the Person whose representation, warranty or statement shall prove to be untrue, such breach or untruth shall not be an Event of Default if the amount of the loss as estimated by the Agent (when added to the amount of collateral, if any, then securing any Liens referred to in the next proviso) is less than $500,000 (or any lesser amount that the Agent considers materially adverse to Borrower) or, if estimated by the Agent to be (when added to the amount of collateral, if any, then securing any Liens referred to in the next proviso) more than $500,000 (or any lesser amount that the Agent considers materially adverse to Borrower), Sellers indemnify Borrower for same by paying the amount in question within 120 days after Borrower learns of such breach or untruth; or

     9.3 NEGATIVE COVENANTS. The Borrower or a Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Section 7.11, Section 7.20 or Section 8; or

     9.4 OTHER COVENANTS. The Borrower or a Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those referred to in Sections 9.1, 9.2 or 9.3) and such default (which shall be capable of cure) shall continue unremedied for a period of 30 days after the earlier of the date on which (x) the Agent gives the Borrower notice thereof, or (y) a Key Person or an executive officer of the Borrower acquires knowledge thereof; or

     9.5 OTHER OBLIGATIONS. Any indebtedness of the Borrower or a Subsidiary (i) in respect of indebtedness in excess of $100,000 in aggregate principal amount, shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) in respect of indebtedness in excess of $500,000 in aggregate principal amount, shall not be paid as and when the same becomes due and payable including any applicable grace period, or there shall occur and be continuing any event which constitutes an event of default under any instrument, agreement or evidence of indebtedness relating to any indebtedness of the Borrower or a Subsidiary in excess of $500,000 in aggregate principal amount, the effect of which is to permit the holder or holders of such instrument, agreement or evidence of indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the indebtedness evidenced thereby to become due prior to its stated maturity; or

     9.6 OWNERSHIP. The number of shares owned (in the aggregate) by Messrs. Craig and Topham (alone or together), together with the number of shares owned by the Jamestown Trust pursuant to the Jamestown Trust Instrument, shall at any time be less than 12% of the outstanding capital stock of the Borrower (on a fully-diluted basis) or shall be entitled to less than 12% of the voting rights held by all shareholders and holders of warrants; or there shall not be in full force and effect, with an insurance company satisfactory to the Agent, a life insurance policy in the amount of $2,000,000 on Dietzman, naming the Agent (on behalf of the Banks) as loss payee; or

     9.7 INSOLVENCY. The Borrower or any Subsidiary shall dissolve or suspend or discontinue its business, or shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable or admit in writing its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against the Borrower or any Subsidiary any such proceeding which shall remain undismissed for a period of 60 days or more, or any order, judgment or decree approving the petition in any such proceeding shall be entered; or the Borrower or any Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator or trustee of or for it or any substantial part of its property or assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of 60 days or more; or the Borrower or any Subsidiary shall take any action for the purpose of effecting any of the foregoing; or any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding or a receiver or trustee or other officer or representative of a court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of the Borrower or any Subsidiary; or

     9.8 SECURITY DOCUMENTS. The breach by any Credit Party of any term or provision of any Security Document to which such Person is a party, which default in the judgment of the Agent is material, or if any Security Document is at any time not in full force and effect; or any of the Security Documents shall fail to grant to the Agent on behalf of the Banks the Liens (if any) intended to be created thereby; or

     9.9  JUDGMENTS.

          (a) Any final non-appealable judgment for the payment of money in excess of $500,000 (after giving effect to any amount covered by insurance as to which the insurer shall not have denied or questioned its obligation to pay) shall be rendered against the Borrower or any Subsidiary; or

          (b) Final judgment for the payment of money in excess of $250,000 shall be rendered against the Borrower or any Subsidiary, and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed or contested in good faith; or

     9.10 SUBORDINATED DEBT. The breach by a Subordinated Debt Provider of any term or provision of the Subordination Agreement (Electra), which breach in the judgment of the Agent is material; or the breach by any party thereto of any term or provision of the Subordination Agreement (Management), which breach in the judgment of the Agent is material; or either such Subordination Agreement is at any time not in full force and effect; or

     9.11 IFA LEASE. An "Event of Default" (as defined in the IFA Lease), or any event which with notice or lapse of time or both would become such an "Event of Default," shall exist under the IFA Lease; or

     9.12 ENVIRONMENTAL PROBLEMS. The Borrower or any Subsidiary incurs, or (in the opinion of the Agent) is reasonably expected to incur, in connection with environmental problems (relating to cleanup costs, as judgments, penalties for cleanup, or otherwise) in excess of $500,000 in the aggregate (for all members of the Consolidated Group) during any three-year period; or

     9.13 STORE LEASES. The Borrower shall be more than three months past due with any payment required to be paid under any Store Lease except to the extent such payment is being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP; or

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent may (and shall, if instructed in writing by the Required Banks) by written notice to the Borrower: (i) declare the principal of and accrued interest on the Loans to be, whereupon the same shall forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (ii) declare the Commitments of the Banks to make the Loans terminated, whereupon such Commitments shall forthwith terminate immediately; PROVIDED THAT if any Event of Default described in Section 9.7 shall occur with respect to the Borrower, the result which would otherwise occur only upon the giving of written notice by the Agent to the Borrower as herein described shall occur automatically, without the giving of any such notice.

10.  REPRESENTATIONS AND WARRANTIES.

     In order to induce the Banks to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations, covenants and warranties, both as of the Closing Date and as of the Effective Date (unless otherwise specified), which representations, covenants and warranties shall survive the execution and delivery of this Agreement and the other documents and instruments referred to herein:

     10.1 STATUS; VALIDITY.

          (a) Each of Borrower and its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or hold under lease its property and assets, to transact the business in which it is engaged, to enter into and perform this Agreement and the other Loan Documents to which it is party, and, as to the Borrower, to borrow hereunder. The Borrower is duly qualified or licensed as a foreign corporation in good standing in (x) each jurisdiction where failure to so qualify would have a Material Adverse Effect on the Consolidated Group and (y) each state where it has any

Store. Each Subsidiary is duly qualified or licensed as a foreign corporation in good standing in (x) each jurisdiction where failure to so qualify would have a Material Adverse Effect on it and (y) each state where it has any Store. Borrower has no Subsidiaries.

          (b) The execution, delivery and performance by the Borrower and (to the extent any is not an individual) the Principal Stockholders of this Agreement and the other Loan Documents to which each is party and the other documents, agreements or instruments provided for herein and therein to which each is party, the consummation of the transactions contemplated thereunder and the use of the proceeds of the Loans have been duly authorized by all necessary corporate and stockholder action on behalf of the Borrower and the Principal Stockholders. This Agreement and the other Loan Documents and the other documents, agreements or instruments provided for herein and therein to which the Borrower or any Principal Stockholder is party are the legal, valid and binding obligations of such Persons, enforceable in accordance with their respective terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     10.2 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the Borrower nor any Subsidiary is in material default under any Material Agreement to which it is a party, and neither the execution, delivery or performance of this Agreement and the other Loan Documents nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene any provision of any Legal Requirement or will conflict or will be inconsistent with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or, except as provided by the Security Documents, result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Person pursuant to the terms of any indenture, mortgage, deed of trust or Material Agreement to which such Person is a signatory or by which such Person is bound or to which such Person may be subject or violate any provision of the Charter Documents of such Person.

     10.3 LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Key Person, threatened, against or affecting Borrower or any Subsidiary before any Government Authority which, if adversely determined, would have a Material Adverse Effect on any member of the Consolidated Group.

     10.4 COMPLIANCE WITH LAW. Except for matters which could not result in a Material Adverse Change in respect of any member of the Consolidated
Group: (a) all business and operations of Borrower and the Subsidiaries have been and are being conducted in accordance with all applicable Legal Requirements; (b) Borrower and each Subsidiary have obtained all permits, licenses and authorizations, or consents which are otherwise necessary, for such Person to conduct its business as it is or is proposed to be conducted; and (c) neither Borrower nor any Subsidiary is a party to, has been threatened with, and there are no facts existing as a basis for, any governmental or other proceeding which might result in a suspension, limitation or revocation of any such permit, license or authorization.

     10.5 CAPITALIZATION OF BORROWER AND ITS SUBSIDIARIES.

          (a) As of the Effective Date the Borrower's entire authorized capital stock consists solely of 6,000,000 shares of common stock, par value $1.00 per share, divided into 3,000,000 shares of Class A Stock and 3,000,000 shares of Class B Stock. All outstanding shares of the Borrower's stock are duly and validly issued, fully paid and non-assessable. Messrs. Craig and Topham own in the aggregate not less than 12% of the outstanding capital stock of Borrower (on a fully diluted basis) and are entitled to not less than 12% of the voting rights held by all shareholders and holders of warrants.

          (b) Except as noted on Schedule 10.5 and except for (x) the Warrants outstanding on the date hereof as specified on Schedule 10.5, (y) the Warrants required to be issued after the Effective Date pursuant to the Securities Purchase Agreement; and (z) shares of the Borrower's common stock to be issued pursuant to the Incentive Plans or the 1997 Employee Stock Purchase Plan, Borrower and its Subsidiaries have outstanding no option, warrant, bonds, debentures or other right, put, call or commitment to issue, or any obligation or commitment to purchase, any of its capital stock or any securities convertible into or exchangeable for any of its capital stock.

          (c) There are no agreements containing terms or conditions relating to, or otherwise governing, the Subordinated Debt or the Warrants other than the Subordinated Note, the Electra Shareholders Agreement, the Buy-Sell Agreement, the Buy-Sell Letter, the Warrants, the Advisory Agreement, the Registration Rights Agreement and the Securities Purchase Agreement. Since the Closing Date, none of the foregoing have been amended, supplemented or otherwise modified (nor have any waivers with respect thereto been granted by the Borrower) except for amendments, supplements, modifications or waivers made with the written consent of the Agent.

     10.6 GOVERNMENT APPROVALS. Except for those listed in Schedule 10.6, each of which has been duly obtained and is in full force and effect, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Government Authority is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement or the other Loan Documents by Borrower or any Subsidiary or Principal Stockholder, or the taking of any action hereby contemplated.

     10.7 FEDERAL RESERVE MARGIN REGULATIONS; USE OF PROCEEDS.

          (a) No member of the Consolidated Group is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

          (b) The proceeds of the Tranche B Term Loans shall be used solely to repay the Subordinated Debt. The proceeds of the Revolving Credit Loans shall be used solely for working capital purposes. The proceeds of the Tranche A Term Loans disbursed on the Closing Date were used solely to pay a portion of the acquisition price under the Acquisition Agreement, and the remainder of the proceeds of the Tranche A Term Loan will be used to pay interest on the Subordinated Debt and costs, fees and expenses related to this Agreement. The proceeds of Revolving Credit Loans outstanding on the Effective Date were used solely for working capital purposes and to pay a portion of the consideration for the Joshua's Acquisition.

     10.8 TAXES.

          (a) All tax returns of any nature whatsoever, including but not limited to, all U.S. income, payroll, stock transfer, and excise tax returns and all appropriate state and local income, sales, excise, payroll, franchise and real and personal property tax returns, and corresponding returns under the laws of any jurisdiction, which are required to be filed by the Borrower or any Subsidiary have been or will be filed by the due date or extended due date of such returns.

          (b) Except for amounts which in the aggregate do not exceed $100,000, all taxes due and payable with respect to each member of the Consolidated Group has been paid, and there are no liabilities, interest or penalties payable with respect to any taxes which remain unpaid.

     10.9 INVESTMENT COMPANY ACT, ETC. Neither the Borrower or any Subsidiary nor the entering into of the Loan Documents or the Acquisition Agreement nor the issuance of the Notes is subject to any of the provisions of the Investment Company Act of 1940, as amended. Neither the Borrower nor any

Subsidiary is a "holding company" as defined in the Public Utility Holding Company Act of 1935, as amended, or subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for Money Borrowed.

     10.10 PROPERTIES OF THE BORROWER.

          (a) Neither the Borrower nor any Subsidiary owns any real property. All real property leased by the Borrower or any Subsidiary is listed in Schedule 10.10A hereto. All patents, trademarks, copyrights and trade names of the Borrower or any Subsidiary are listed in Schedule 10.10B to this Agreement; all of those so listed are in full force and effect. If any member of the Consolidated Group at any time acquires, establishes, invents or develops any patent, trademark, copyright or trade name that is or becomes material to such Person's business or operations, it will promptly notify the Agent of same and take such action as the Agent shall request to grant to the Agent on behalf of the Banks a perfected, first priority security interest in same.

          (b) All Material Agreements of the Borrower or any Subsidiary are listed in Schedule 10.10C hereto and are in full force and effect, none of the parties thereunder are in material default thereunder and no written notice of default has been given or received. The Borrower or its Subsidiaries, as the case may be, have full, valid and existing right, title and interest (in fee simple where applicable) to all of its or their material real and personal property and all tangible and intangible rights, and the ownership rights of such Person in and to all of such tangible and intangible rights are subject to no material Liens, burdens or defects other than those permitted under Section 8.2 hereof.

     10.11 FINANCIAL CONDITION.

          (a) The audited Financial Statement of the Borrower and its Subsidiaries as of January 25, 1998 and unaudited Financial Statements of the Borrower and its Subsidiaries for the three months ended April 27, 1998 in each case, delivered to the Agent, have been prepared in accordance with GAAP (Adjusted) consistently applied and fairly present, in all material respects (except that the quarterly Financial Statements do not include all the footnote disclosures required by GAAP), the financial condition and the results of operations of the Borrower and its Subsidiaries as at the dates and for the periods indicated. There are no material liabilities or any material unrealized or anticipated losses from unfavorable commitments which are not disclosed in the Financial Statements referred to above.

          (b) There has been no Material Adverse Change with respect to the Borrower and its Subsidiaries from that set forth in the audited January 25, 1998 Financial Statements of the Borrower and its Subsidiaries.

          (c) At the time of, and after giving effect to, each Loan, the Borrower and each Subsidiary (i) is Solvent, and (ii) possesses, in the opinion of the Borrower, sufficient capital to conduct the business in which it is engaged or presently proposes to engage.

     10.12 ENVIRONMENTAL MATTERS. There are no pending or, to the knowledge of Borrower or any Key Person, threatened proceedings against any member of the Consolidated Group in respect of air, water, surface or subsurface environmental conditions relating to the Borrower's, or any Subsidiary's assets or business, other than those first pending or threatened after the Effective Date of which the Banks have been notified pursuant to Section 7.2 or 7.17.

     10.13 DISCLOSURE. Neither this Agreement or any Loan Document nor any statement, list, certificate or other document or information, or any schedules to this Agreement or any other Loan Document, delivered or to be delivered to the Agent or any Bank, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     10.14 COMPLIANCE WITH ERISA. Borrower and each ERISA Affiliate and each Plan and the trusts maintained pursuant to such plans are in compliance in all material respects with the presently applicable provisions of Sections 401 through and including 417 of the Code, and of ERISA and (i) no event which constitutes a Reportable Event as defined in
Section 4043 of ERISA has occurred and is continuing with respect to any Plan which is or was covered by Title IV of ERISA, (ii) no Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived, and (iii) no written notice of liability has been received with respect to Borrower or any Subsidiary for any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA), nor has any such prohibited transaction resulting in liability to Borrower or ERISA Affiliate occurred.


          Neither Borrower nor any ERISA Affiliate (i) has incurred any liability to the PBGC (or any successor thereto under ERISA), or to any trustee of a trust established under Section 4049 of ERISA, in connection with any Plan (other than liability for premiums under Section 4007 or ERISA), (ii) has incurred any withdrawal liability under Subtitle E of Title IV of ERISA in connection with any Plan which is a Multiemployer Plan, nor (iii) has contributed or has been obligated to contribute on or after September 26, 1980, to any "multiemployer plan"

(within the meaning of Section 3(37) of ERISA) which is subject to Title IV of ERISA.

          The consummation of the transactions contemplated by this Agreement (i) will not give rise to any liability on behalf of the Borrower or its ERISA Affiliates under Title IV of ERISA to the PBGC (other than ordinary and usual PBGC premium liability), to the trustee of a trust established pursuant to Section 4049 of ERISA, or to any Multiemployer Plan, and (ii) will not constitute a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

     10.15 THE SECURITY DOCUMENTS. Each Security Document grants a Lien as set forth therein in the properties or rights intended to be covered thereby (the "COLLATERAL") which (i) constitutes a valid and enforceable security interest under the Uniform Commercial Code of the State (x) in which the Collateral is located and (y) by which any Security Document is governed (as applicable, the "UCC"), (ii) is entitled to all of the rights, benefits and priorities provided by the UCC, and (iii) is superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, pledge, lien, security interest, encumbrance or otherwise, except for (A) Permitted Liens, (B) Liens for tax assessments, levies or governmental charges not yet due, (C) Liens permitted by any of the following clauses of Section 8.2(iii): (d), (g), (i) and (m), and (D) Liens permitted by clauses (a) and (c) of Section 8.2(iii) but only if and to the extent that the relevant statute granting such liens provides that such Liens would "prime" the Liens of the Banks and the Agent under the Security Documents. All such action as is necessary in law has been taken to establish and perfect the security interest of the Agent and the Banks in the Collateral and to entitle the Banks or the Agent on behalf of the Banks to exercise the rights and remedies provided in each of the Security Documents and the UCC, as applicable, and no filing, recording, registration or giving of notice or other action is required in connection therewith except such as has been made or given. All filing and other fees and all recording or other tax payable with respect to the recording of any of the Security Documents and UCC financing statements have been paid or provided for.

     10.16 [Intentionally deleted]

     10.17 [Intentionally deleted]

     10.18 QUALIFICATION.

          (a) Solely by reason of (and without regard to any other activities of the Agent or any Bank in Michigan), the entering into, performance and enforcement of this Agreement, the Notes, the Security Agreements and the other Loan Documents by the Agent or any Bank will not constitute doing business by the Agent or any Bank in Michigan or result in any liability of the

Agent or such Bank for taxes or other governmental charges in Michigan; and qualification by the Agent or any Bank to do business in such jurisdiction is not necessary in connection with, and the failure to so qualify will not affect, the enforcement of, or exercise of any rights or remedies under, any of such documents.

          (b) No "business activity," "doing business" or similar report or notice is required to be filed by the Agent or any Bank in Michigan in connection with the Loans or the transactions contemplated by this Loan Agreement, and the failure to file any such report or notice will not affect the enforcement of, or the exercise of any rights or remedies under, this Agreement, the Security Documents or any of the other Loan Documents.

     10.19 YEAR 2000. The Borrower and its Subsidiaries have (x) developed plans necessary to ensure that computer applications used by the Borrower and its Subsidiaries will recognize and perform properly date-sensitive and other functions involving certain dates prior to and any date on or after December 31, 1999, and (y) made related appropriate inquiry of material suppliers and vendors. Based on such plans and the programs and reprogrammings required by such plans and inquiries, the Borrower believes that the consequences of the year 2000 to the Borrower and its Subsidiaries will not result in a Default or Event of Default or have a Material Adverse Effect. The cost to the Borrower and to its Subsidiaries of the implementation of such plans and reprogrammings and of the reasonably foreseeable consequences of year 2000 to the Borrower and its Subsidiaries (including the cost of reprogramming errors and (a) the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Each program and each reprogramming included in such plans have been accomplished in all material respects in accordance with the timetables set forth in such plans.

     10.20 BUY-SELL AGREEMENT. As of the Effective Date, the Buy-Sell Agreement has not been amended or otherwise modified since the Closing Date, except by Amendment to the Buy Sell Agreement dated as of September 16, 1996. From and after the Effective Date, the Buy-Sell Agreement has not been amended or otherwise modified without the prior written consent of the Agent.

     10.21 NAMES UNDER WHICH BUSINESS IS CONDUCTED. Schedule 10.21 sets forth each trade name under which Borrower or any Subsidiary conducts business as of the Effective Date, and each jurisdiction where such trade name is used.

     10.22 FINANCING STATEMENTS. All property listed or described as collateral or property covered thereby or the like in any financing statement naming Borrower as Debtor or Lessee and any Person other than Agent or Bank of Scotland as Secured

Party or Lessor constitutes equipment which is leased by Borrower under an Operating Lease.

11.  AGENT.

     11.1 APPOINTMENT. The Banks hereby irrevocably appoint Bank of Scotland to act as Agent hereunder and as Agent or "Assignee" or "Secured Party" (or in any other similar representative capacity designated in any Security Document) under the Security Documents (in such capacity, the "AGENT"). Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the Notes, the Security Documents, the other Loan Documents and any other instruments and agreements referred to therein and to exercise such powers thereunder as are specifically delegated to or required of it by the terms thereof and such other powers as are reasonably incidental thereto; PROVIDED THAT the Agent shall not take any action to realize upon any security interest in any of the Collateral, or release any substantial portion of the Collateral, without the consent of the Required Banks. The Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.

     11.2 NATURE OF DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Bank for any action taken or omitted by it under any of the Loan Documents, or in connection therewith unless caused by its or their gross negligence or willful misconduct. Nothing in the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Loan Documents except as expressly set forth therein. The duties of the Agent under the Loan Documents shall be mechanical and administrative in nature and the Agent shall not have by reason of its duties under the Loan Documents a fiduciary relationship in respect of any Bank. The Agent agrees to deliver promptly to each Bank (i) copies of notices received by it pursuant to Sections 7.1, 7.2, 7.11 and 7.18 of this Agreement, and (ii) copies of all documents required to be delivered hereunder by the Borrower to the Banks directly but that are not so delivered to any Bank (but were delivered to the Agent) if such Bank notifies the Agent that it has not received such document or documents, specifying same.

     11.3 LACK OF RELIANCE. Independently and without reliance on the Agent, each Bank to the extent it deems appropriate has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans and its Commitments hereunder and the taking or not taking of any action in connection herewith, (ii) its own appraisal of the creditworthiness of the Credit Parties and (iii) its own independent investigation and appraisal of the Collateral; and, except as expressly provided in the Loan Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, or sufficiency of any of the Loan Documents or the Acquisition Agreement, the financial condition of the Credit Parties or the condition of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents or the Acquisition Agreement, the financial condition of the Credit Parties or the existence or possible existence of any Event of Default or Default.

     11.4 CERTAIN RIGHTS. If the Agent requests instructions from the Banks or Required Banks with respect to any interpretation, act or action (including failure to act in connection with this Agreement or any of the other Loan Documents) the Agent shall be entitled to refrain from such act or taking such actions unless and until it shall have received instructions from the Banks or the Required Banks, as the case may be; and the Agent shall not incur liability to any Person by so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Banks (as to matters requiring the consent of the Required Banks) or all the Banks (as to matters requiring the consent of all the Banks). The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless, if it requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or not taking any such action.

     11.5 RELIANCE. The Agent shall be entitled to rely upon any written notice or any telephone message believed by it to be genuine or correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to the Loan Documents and its duties thereunder, upon advice of counsel selected by it.

     11.6 INDEMNIFICATION. To the extent the Agent is not reimbursed or indemnified by the Borrower, the Banks will reimburse and/or indemnify the Agent, in proportion to their respective Commitments (or if the Revolving Credit Loan Commitments are terminated, Loans outstanding) under this

Agreement, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred or sustained by or asserted against the Agent, acting pursuant hereto or any of the other Loan Documents in its capacity provided for in this Section 11, in any way relating to or arising out of this Agreement, or any of the other Loan Documents, PROVIDED, HOWEVER, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. For purposes of the first sentence of this Section 11.6 only, while Revolving Credit Loan Commitments exist, the Term Loan Commitments of each Bank shall be deemed equal to the then-outstanding principal amount of its Term Loans. The obligations of the Banks under this Section 11.6 shall survive the repayment of the Notes and the Loans and the termination of this Agreement and the other Loan Documents.

     11.7 AGENT, INDIVIDUALLY. With respect to its Commitments under this Agreement, the Loans made by it and any Note issued to or held by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or holder of a Note. The terms "Bank", "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, not exclude the Agent in its individual capacity as a Bank or holder of a Note. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Credit Parties and their Subsidiaries as if it were not acting pursuant hereto, and may accept fees and other consideration from the Credit Parties and their Subsidiaries for services as the Agent in connection with this Agreement and the other Loan Documents and for services otherwise than as the Agent without having to account for the same to the Banks.

     11.8 HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Agent. Any request, authority or consent of any Person, who at the time of making such request or of giving such authority or consent is the payee of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.

     11.9 RESIGNATION. The Agent may resign at any time from the performance of all its functions and duties hereunder and under the other Loan Documents by giving 30 days prior written notice to the Borrower and each Bank. Such resignation shall take effect upon the expiration of such 30-day period or upon the earlier appointment of a successor.
Notwithstanding any such resignation, the provisions of Sections 11.6 and
12.3 shall
inure also to the benefit of each Agent who has so resigned with respect to the period it served as Agent. In case of the resignation of the Agent, the Required Banks may appoint a successor by a written instrument signed by the Required Banks. Any successor shall execute and deliver to the Agent an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the Agent hereunder and with like effect as if originally named as "Agent" herein and therein, and upon request, the predecessor Agent shall take all actions and execute all documents necessary to give effect to the foregoing. In the event the Agent's resignation becomes effective at a time when no successor has been named, all notices, other communications and payments hereunder required to be given by or to the Agent shall be sufficiently given if given by the Required Banks (or all Banks, if the consent of all Banks is required therefor hereunder) or to each Bank, as the case may be. In such event, all powers specifically delegated to the Agent may be exercised by the Required Banks and the Required Banks shall be entitled to all rights of the Agent hereunder. Notwithstanding the foregoing, Bank of Scotland shall not resign as Agent (without Borrower's prior written consent) for so long as it shall be a Bank hereunder, unless by applicable Legal Requirement it (x) is required to so resign or (y) would incur significant cost, fines or penalty if it does not.

     11.10 REIMBURSEMENT. Without limiting the provisions of Section 11.6, the Banks and the Agent hereby agree that the Agent shall not be obligated to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent, if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent:

          (a)  refund the Agent the sum paid to that Person; and

          (b) reimburse the Agent for the additional amount certified by the Agent as being necessary to indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by the Agent as a result of paying out the sums before receiving it; PROVIDED, HOWEVER, that if such funds were made available to any Bank, such additional amount shall be limited to interest on the sum to be repaid, for each day from the date such amount was disbursed until the date repaid to the Agent, at (for the first three days) the customary rate set by the Agent for correction of errors among banks, and thereafter at the Base Rate (or, if greater and in respect of a Loan made to the Borrower, the rate from time to time prevailing on such Loan).

12.  MISCELLANEOUS.

     12.1 CALCULATIONS AND FINANCIAL DATA.

          (a) Calculations hereunder (including, without limitation, calculations used in determining, or in any certificate delivered reflecting, compliance by the Borrower or any Subsidiary with the provisions of this Agreement) shall be made and financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with GAAP; PROVIDED THAT for purposes of Sections 8.21 through 8.27 (inclusive) and Sections 8.30 and 8.31 no effect shall be given to any change in GAAP from those in effect on June 30, 1994.

          (b)  [Intentionally deleted]

          (c) (i) In computing the acquisition price for Stores, Similar Stores and other assets purchased or otherwise acquired in whole or in part with shares of the Borrower's capital stock and in computing any other Adjusted Capital Expenditure or other expenditures relating to a transaction where shares of the Borrower's capital stock are being or have been issued (in each case, to the extent same is otherwise permitted by the terms of this Agreement), for purposes of Sections 8.3, 8.10, 8.15, and the last sentence of Section 8.18 of this Agreement (but not for purposes of any computation of Excess Cash Flow made under or in connection with this Agreement), any such shares of the Borrower's capital stock shall be valued at the greater of (x) the Fair Market Value of such shares on the date such shares are transferred to the recipient thereof, or (y) the value assigned to such shares in any contract governing such purchase, acquisition or other relevant transaction.

               (ii) Notwithstanding the provisions of clause (i) above, and for purposes of Section 2.4(b) and the proviso to said Section 8.15, no amounts attributed to the value of Borrower's capital stock used in connection with the purchase or other acquisition of a Store or Similar Store shall be offset against Net Proceeds from any Transfer of Stores.

               (iii) To the extent that the provisions of this Section 12.1(c) and those of Section 12.1(a) hereof may conflict, those of this
Section 12.1(c) shall control.

     12.2 AMENDMENT AND WAIVER. Except as otherwise provided, no provision of any of the Loan Documents may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Required Banks (or the Agent on their behalf) and (if Borrower is a party thereto) the

Borrower, except that waivers of provisions relating to a Credit Party's performance or non-performance of its obligations hereunder or thereunder need not be signed by such Credit Party or any other Credit Party; PROVIDED HOWEVER that the written consent of the Agent shall also be required to change, waive, discharge or terminate provisions of Section 4.3 or 11; and PROVIDED FURTHER that without the consent of all of the Banks (or the Agent on their behalf) no change, waiver, discharge or termination may be made that would increase the amount of any Bank's Commitment; decrease the principal of any Loan; decrease the interest rate payable on any Loan; decrease the rate of Commitment commission payable pursuant to Section 4.1; extend the final maturity date of any Loan; extend the Revolving Credit Maturity Date; change the definition of "Required Banks" or modify this Section 12.2. Any such change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.

     12.3 EXPENSES; INDEMNIFICATION.

          (a) Whether or not the transactions hereby contemplated shall be consummated, the Borrower shall pay all reasonable out-of-pocket costs and expenses of (x) the Agent incurred in connection with the preparation, execution, delivery, administration, filing and recording of, and (y) the Agent and the Banks incurred in connection with the amendment (including any waiver or consent), modification, and enforcement of or preservation of any rights under, this Agreement, the other Loan Documents, the making and repayment of the Loans, and the payment of all interest and fees, including, without limitation, (A) the reasonable fees and expenses of Sullivan & Worcester LLP, counsel for the Agent, and any special or local counsel retained by the Agent or the Banks, and with respect to enforcement, the reasonable fees and expenses of counsel for the Agent or any Bank, (B) the reasonable fees and expenses of consultants and appraisers retained by the Agent in connection with the transactions contemplated hereunder, and (C) printing, travel, title insurance, mortgage recording, filing, communication and signing taxes and costs and legal fees and expenses incurred in connection with the preparation (on or prior to the Effective Date) of any documents related to the BOS Lien.

          (b) The Borrower agrees to pay, and to save the Agent and the Banks harmless from (x) all present and future stamp, filing and other similar taxes, fees or charges (including interest and penalties, if any), which may be payable in connection with the Loan Documents or the issuance of the Notes or any modification of any of the foregoing, and (y) any finder's and broker's fees (other than any contracted for by the Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents.

          (c) The Borrower agrees to indemnify, pay and hold harmless the Agent, each Bank, any Bank Assignee and each holder of a Note and their respective present and future officers, directors, employees and agents (collectively, the "INDEMNIFIED PARTIES") from and against all liability, losses, damages and expenses (including, without limitation, legal fees and expenses) arising out of, or in any way connected with, or as a result of (i) the execution and delivery of this Agreement, the other Loan Documents, the Acquisition Agreement, the Other Agreements or the documents or transactions contemplated hereby and thereby or the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or relating thereto; or (ii) any claim, action, suit, investigation or proceeding (in each case, regardless of whether or not the Indemnified Party is a party thereto or target thereof) in any way relating to the Borrower, any Subsidiary, a Key Person or any Collateral or in any way relating to this Agreement, the Acquisition Agreement, the Joshua's Acquisition Agreement or any other Loan Document; or (iii) any actual or alleged violation by any Credit Party (or any predecessor in interest of any of them) of any Environmental Law; PROVIDED THAT the Borrower shall not be liable to an Indemnified Party for any portion of such liabilities, losses, damages and expenses sustained or incurred as a direct result of the gross negligence or willful misconduct of the Agent, any Bank or such Indemnified Party if such gross negligence or willful misconduct is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction.

          (d) All obligations provided for in this Section 12.3 and Sections 3.4, 3.9, 4.1, 4.2, 4.3, 5.2 and 11.6 shall survive any termination of this Agreement and the Commitments and the payment in full of the Obligations.

     12.4 BENEFITS OF AGREEMENT; DESCRIPTIVE HEADINGS.

          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, shall inure to the benefit of the holders from time to time of the Notes; PROVIDED, HOWEVER, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and the Banks and any such purported assignment or transfer shall be void. In furtherance of the foregoing, each Bank shall be entitled at any time to grant participations in the whole or any part of its rights and/or obligations under this Agreement, the Loan Documents or any Loan or Note to any Person; PROVIDED, HOWEVER, that no Bank Assignee shall be permitted by the terms of its participation agreement with the relevant Bank to require such Bank to take or omit to take any action hereunder except to the extent that if the Bank Assignee were a Bank hereunder, its consent to taking or omitting to take such action would be required by the terms of the second proviso of
Section 12.2 hereto. No such participation pursuant to this Section 12.4(a) shall relieve any Bank from its obligations hereunder and the Borrower need deal solely with the

Agent and the Banks with respect to waivers, modifications and consents to this Agreement, the Loan Documents or the Notes. Any such participant is referred to in this Agreement as a "BANK ASSIGNEE". The Borrower agrees that the provisions of Sections 3.4, 3.9, 5.2 and 12.3 shall run to the benefit of each Bank Assignee and its participations or interests herein, and any Bank may enforce such provisions on behalf of any such Bank Assignee; PROVIDED, HOWEVER, that if any Bank grants a participation in the whole or any part of its rights and/or obligations pursuant to this Section 12.4(a), then the amounts that the Borrower is required to pay pursuant to this Agreement (including, without limitation, additional amounts made pursuant to Section 5.2) shall not exceed the amounts that the Borrower would have been required to pay to such Bank pursuant to this Agreement had such Bank not granted such participation. The Borrower hereby further agrees that any such Bank Assignee may, to the fullest extent permitted by applicable law, exercise the right of setoff with respect to such participation (and in an amount up to the amount of such participation) as fully as if such Bank Assignee were the direct creditor of the Borrower. Upon a participation in accordance with the foregoing, the Borrower shall execute such documents and do such acts as any Bank may reasonably request to effect such assignment. Any Bank may furnish any information concerning the Credit Parties in its possession from time to time to Bank Assignees (including prospective Bank Assignees) and prospective Purchasing Banks. Each Bank shall notify Borrower of any participation granted by it pursuant to this Section 12.4(a) but neither the Borrower's approval nor that of any other Credit Party shall be required for any such participation. Borrower shall not be responsible for any due diligence costs or legal expenses of such Bank Assignees in connection with their entering into such participation.

          (b) The descriptive headings of the various provisions of this Agreement and the other Loan Documents are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

          (c) Any Bank may at any time assign to any other Bank or any affiliate of any Bank, or (subject to obtaining the prior written consent of the Borrower (but no other Credit Party), such consent not to be unreasonably withheld) to one or more additional banks or financial institutions ("PURCHASING BANKS"), all or any part of its Commitments (and corresponding Loan and Note) pursuant to a Transfer Supplement ("TRANSFER SUPPLEMENT"), substantially in the form of Exhibit F to this Agreement; PROVIDED, HOWEVEr, that each such assignment shall be in an amount equal to $1,000,000 or an integral multiple of $500,000 above such amount or, if less, the amount of such Bank's Commitments (in respect of Revolving Credit Loans or Revolving Credit Loan Commitments) then in effect or (as to Term Loans) the then-outstanding principal amount of such Term Loans, as the case may be. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower and the Agent, (iii) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, (iv) payment by the Purchasing Bank to the Agent of a $3,000 processing fee, and (v) any consent of the Borrower required by the first sentence of this Section 12.4(c), such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto and thereto with the percentage share of the applicable Commitment(s) set forth in Schedule I to such Transfer Supplement, and no further consent or action by the Borrower, any other Credit Party, the Banks or the Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of the percentage of the Commitments, Notes and Loans (and related rights and obligations) held by the transferor Bank and the Purchasing Bank arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank pursuant to the Transfer Supplement. Upon the consummation of any transfer to a Purchasing Bank pursuant to this Section 12.4(c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that (x) a replacement Note is issued to such transferor Bank (if after giving effect to such Transfer Supplement, the transferor Bank retains any Loans or has a Revolving Credit Loan Commitment), and (y) a new Note (or, as appropriate, a replacement Note) is issued to such Purchasing Bank, in each case in principal amounts reflecting their Commitments or, as appropriate, their outstanding Loans, as adjusted pursuant to such Transfer Supplement.

          (d) Notwithstanding the foregoing provisions of Section 12.4(c), the Bank of Scotland (without the prior written approval of the Borrower) may not enter into a Transfer Supplement as a transferor Bank if, after giving effect thereto, the percentage of Loans (or if no Loans are then outstanding the percentage of Commitments) then held by the Bank of Scotland and its Affiliates is less than 51%.

          (e) Any consent required by the provisions of Section 12.4(c) shall not be considered unreasonably withheld by the Borrower if such consent is withheld because (i) the proposed Purchasing Bank is not a US bank or a foreign bank with an office located in New York or in another major financial center in the US or because it being a Bank would require the Borrower to make payments pursuant to Section 5.2(a) hereof greater than those payable by existing Banks, or (ii) if any Commercial Paper issued by such Purchasing Bank is not rated A or A2 by Standard & Poors ("S&P") or Moody's Investors Service ("MOODYS"), or (iii) after giving effect to such Transfer Supplement, the number of Banks would be more than five. As used in this clause (e), "COMMERCIAL

PAPER" shall mean short-term promissory notes due no later than 270 days from the date of issuance of each such note.

          (f) Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, unless the Agent, the Borrower or a Bank otherwise request with respect to any specific exhibit, exhibits to this Agreement shall not be required to be attached to the execution or any other copy of this Agreement, and any references in this Agreement or the other Loan Documents to such exhibits as "Exhibits hereto," "Exhibits to this Agreement" or words of similar effect shall be deemed to refer to such document as executed by the parties thereto and delivered on the Effective Date.

     12.5 NOTICES, REQUESTS, DEMANDS, ETC. Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered if sent by Federal Express or other similar overnight delivery service, or three Business Days after mailing (when mailed, postage prepaid, by registered or certified mail, return receipt requested) or (in the case of telex, telegraphic, telecopier or cable notice) when delivered to the telex, telegraph, telecopier or cable company, or (in the case of telex or telecopier notice sent over a telex or telecopier owned or operated by a party hereto) when sent; in each case addressed as follows, except that notices and communications to the Agent pursuant to Sections 2 and 9 shall not be effective until received by the
Agent: (i) if to the Agent, at the Closing Office, (ii) if to a Bank, at the address specified with its signature below or (if a Purchasing Bank) on the applicable Transfer Supplement, and (iii) if to the Borrower, at its address specified with its signature below (Attention: President), or to such other addresses as any of the parties hereto may hereafter specify to the others in writing, provided that communications with respect to a change of address shall be deemed to be effective when actually received.

     12.6 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED WHOLLY WITHIN THE STATE OF NEW YORK (REGARDLESS OF THE PLACE WHERE THIS AGREEMENT IS EXECUTED), except (as to any other Loan Document) to the extent specifically set forth otherwise in that Loan Document.

     12.7 COUNTERPARTS; TELECOPIES. This Agreement and the other Loan Documents may be executed in any number of counterparts, and by the different parties hereto and thereto on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original; all the counterparts for each such Loan Document shall together constitute one and the same agreement. Telecopied signatures hereto and to the other Loan Documents shall be of the same force and effect as an original of a manually signed copy.

     12.8 WAIVER. No failure or delay on the part of the Agent, any Bank or the Borrower in exercising any right, power or privilege under this Agreement or any other Loan Document, and no course of dealing between the Borrower or a Subsidiary and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have pursuant to such documents or at law or equity. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Bank to any other or further action in any circumstances without notice or demand.

     12.9 RECOVERIES; PRO RATA SHARING.

          (a) Any Recoveries (after deduction and payment of all expenses and costs permitted by this Agreement, the Security Documents or applicable law) shall be applied against the Loans held by the Banks until satisfaction in full of all amounts due thereunder.

          (b) The Banks agree among themselves that, with respect to all sums received by the Banks applicable to the payment of the principal of or interest on the Notes (except as otherwise provided in Section 3.4, 5.2 or 5.3), equitable adjustment will be made between the Banks so that, in effect, all such sums shall be shared ratably by each of the Banks (in accordance with the outstanding principal amount of their respective Loans) whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Notes or otherwise. If any Bank receives any payment on its Notes of a sum or sums in excess of its pro rata portion (except as otherwise provided in Section 3.4, 5.2 or 5.3), then such Bank receiving such excess payment shall purchase for cash from the other Banks an interest in their Note or Notes in such amount as shall result in a ratable participation by all of the Banks in the aggregate unpaid amount of Notes then outstanding; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered by such Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower hereby agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 12.9(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     12.10 JURISDICTION. THE BORROWER HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR THE DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE AGENT OR ANY BANK MAY ELECT, and, by execution and delivery hereof, the Borrower accepts and consents for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Agent and the Required Banks in writing, with respect to any action or proceeding brought by it against the Agent or any Bank and any questions relating to usury. The Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of FORUM NON
CONVENIENS. Borrower hereby irrevocably consents that all process served or brought against it with respect to any such proceeding in any such court in New York shall be effective and binding service in every respect if sent by registered mail, or (if permitted by law) by Federal Express or other similar overnight courier service, to the Borrower at its address set forth alongside its signature below (or such other address as the Agent is notified of in accordance with the provisions of Section 12.5). Nothing herein shall affect the right of the Agent or the Banks to serve process in any other manner permitted by law or shall limit the right of Agent or any Bank to bring proceedings against the Borrower in the courts of any other jurisdiction.

     12.11 SEVERABILITY. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

     12.12 RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default each of the Banks is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower now or hereafter existing under any of the Loan Documents irrespective of whether or not any demand shall have been made thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The Bank or Banks exercising any rights granted under this Section 12.12 shall thereafter notify the Borrower and the Agent of such action; PROVIDED THAT the failure to give such notice shall not affect the validity of such set-off and application.

     12.13 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Agent, the Banks, the Borrower and their respective successors and assigns (except as otherwise expressly provided herein) and nothing contained herein shall be deemed to confer upon anyone other than the Borrower and its successors and assigns any right to insist on or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Banks to make Loans hereunder are imposed solely and exclusively for the benefit of the Banks and their respective successors and assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms and no other Person shall under any circumstances be deemed to be beneficiary of such conditions.

     12.14 EFFECTIVENESS. This Agreement shall become effective when and as of the date (the "EFFECTIVE DATE") that all of the parties hereto shall have signed a copy hereof (whether the same or different counterparts) and shall have delivered the same to the Agent or, in the case of the Banks, shall have given to the Agent written notice (actually received) that the same has been signed and mailed to it, and all conditions set forth in
Section 6 shall have been fulfilled to the satisfaction of the Agent or waived by the Agent.

     12.15 SURVIVAL; INTEGRATION.

          (a) Each of the representations, warranties, terms, covenants, agreements and conditions contained in this Agreement shall specifically survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and shall, unless otherwise expressly provided, continue in full force and effect until the Commitments have been terminated and the Loans together with interest thereon, the Commitment commissions, the fees and compensation of the Agent, and all other sums payable hereunder or thereunder have been indefeasibly paid in full.

          (b) This Agreement, together with the other Loan Documents, the Other Agreements and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes the Letter Agreement and all other prior agreements, written or oral, on the subject matter hereof and thereof. In the event of any direct conflict between the provisions of this Agreement and those of any other
Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. The reference to "Loan Documents" in the first sentence of this clause (b) shall not include the Letter Agreement.

     12.16 DOMICILE OF LOANS. Any Bank may make, maintain or transfer any of its Loans hereunder to, or for the account of, any branch office, subsidiary or affiliate of such Bank.

     12.17 NO USURY. It is expressly stipulated and agreed to be the intent of the Agent, the Banks and the Borrower to comply at all times with applicable usury laws. If at any time such laws would ever render usurious any amount called for under any of the Loan Documents, then it is the express intention of the parties hereto that such excess amount be immediately credited on the Notes, or if the Notes have been fully paid, refunded by the Banks (pro rata in accordance with their respective principal amount of the affected Loans), to the Borrower (and the Borrower shall accept such refund) and the provisions hereof and thereof be immediately deemed to be reformed to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery to the fullest amount otherwise called for hereunder and thereunder. Any such crediting or refunding shall not cure or waive any default by the Borrower under the Loan Documents. If at any time following any such reduction to the interest rate payable by the Borrower there remains unpaid any principal amounts under the Notes and the maximum interest rate permitted by applicable law is increased or eliminated, then the interest rate payable to the Banks shall be readjusted, to the full extent permitted by applicable law, so that the total amount of interest thereunder payable by the Borrower to the Banks shall be equal to the amount of interest which would have been paid by the Borrower without giving effect to applicable usury laws. The Borrower agrees, however, that in determining whether or not any interest payable under the Notes or any of the other Loan Documents exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in the Notes or such other Loan Documents to be "interest"), including Commitment commissions and other fees and commissions and all other sums payable hereunder or thereunder or in connection herewith or therewith, shall be deemed, to the full extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

     12.18 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND EACH BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER, ANY SHAREHOLDER, ANY FORMER SHAREHOLDER, ANY OTHER CREDIT PARTY, ANY SELLER, THE AGENT OR THE BANKS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     12.19 CONSENTS.

          (a) Bank of Scotland, individually and as Agent, hereby consents to Borrower changing its name to Family Christian Stores, Inc. (the "NEW NAME") PROVIDED THAT (i) Borrower delivers to the Agent within five
Business Days of such name change, a copy, certified by the Secretary of State of Michigan, of the amendment to its Certificate of Incorporation effecting such name change; (ii) such name change does not occur prior to the day which is five Business Days after the Effective Date or after September 15, 1998; (iii) on or prior to the day which is 30 days after such name change, Borrower delivers to the Agent (A) acknowledgment copies of (1) UCC-1 Financing Statements filed in each jurisdiction where any UCC-1 naming Borrower as Debtor or Lessee and the Agent or Bank of Scotland as Secured Party or Lessor has been filed, which financing statements show, for each such jurisdiction, the Borrower under its current name as Debtor as well as (under additional financing statements) the Borrower under the New Name as Debtor and (2) amendments on Form UCC-3, as filed, of each existing UCC-1 Financing Statement showing the Borrower as Debtor or Lessee and the Agent or Bank of Scotland as Secured Party or Lessor, which amendments change the name of Borrower to the New Name; and each new financing statement and amendment shall be satisfactory in form and substance to the Agent; and (B) a certificate from a senior officer of Borrower listing each jurisdiction in which the Borrower does business and stating that the Borrower, under the New Name, has filed all required documents in order for the Borrower to be qualified to do business under the New Name in each such jurisdiction (it being agreed that the Agent may, in its sole discretion, in writing extend any deadline set forth above).

                  [rest of page intentionally left blank]

          (b) The Agent hereby consents to the Borrower's execution of the Amendment and Waiver to the Securities Purchase Agreement dated as of July 16, 1998 in the form previously delivered to the Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written by their respective duly authorized officers.

                              FAMILY BOOKSTORES COMPANY, INC.
5300 Patterson, S.E.
Grand Rapids, Mich. 49530
fax:  616/554-8608            By
                                ---------------------------------
                                NAME:
                                TITLE:

                              BANK OF SCOTLAND,
                                individually and as Agent
565 Fifth Avenue
New York, New York 10017
fax:  212/557-9460            By
                                --------------------------------
                                NAME:
                                TITLE:

                                                                    ANNEX I


                                DEFINITIONS


     As used in the Loan Agreement to which this Annex I is annexed, the following terms shall have the meanings herein specified or as specified in the Section of such Loan Agreement or in such other document herein referenced:

     "ACQUISITION" shall mean the acquisition by Borrower of certain assets from Seller pursuant to the Acquisition Agreement.

     "ACQUISITION AGREEMENT" shall mean the Asset Purchase Agreement dated as of October 28, 1994 by and among Seller, Borrower and Harper relating to the Acquisition, in the form delivered to the Agent pursuant to the Existing Loan Agreement, as amended by (x) a one-page letter agreement dated November 17, 1994 (solely dealing with Item 1 on Exhibit E to said asset purchase agreement) and (y) a two-page letter agreement dated November 4, 1994 as such agreement may from time to time be further amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "ADJUSTED CAPITAL EXPENDITURES" shall mean the sum of (x) capital expenditures (by Capitalized Lease Obligations or otherwise) for acquisitions, construction or improvement of fixed assets, and (y) the aggregate acquisition price for Stores and Similar Stores purchased, leased, opened or otherwise acquired; PROVIDED THAT any amount not considered an Adjusted Capital Expenditure pursuant to the proviso to
Section 8.15 shall not be considered an Adjusted Capital Expenditure and amounts described in the table of expenditures in Section 8.15 shall be considered Adjusted Capital Expenditures made in the applicable Fiscal Year.

     "ADVISORY AGREEMENT" shall mean the Advisory Agreement between the Borrower and E-Inc dated as of November 14, 1994, as such agreement may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "AFFECTED BANK" - Section 3.8

     "AFFECTED LOANS" - Section 3.8

     "AFFILIATE", as to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

     "AGENT" - introductory paragraph.

     "AGREEMENT" or "LOAN AGREEMENT" shall mean this Amended and Restated Loan Agreement as it may from time to time be amended, extended, restated, supplemented or otherwise modified.

     "ANDERSEN AGREEMENT" shall mean, individually and collectively,
(i) the Base Software License agreement dated May 9, 1994 between the Seller and Andersen Consulting, and (ii) the Strategic Technology License and Services Agreement dated May 9, 1994 between the Seller and Andersen Consulting, in each case (w) as amended by a Modification Agreement dated November 1, 1994, (x) as assumed by the Borrower pursuant to the Acquisition, (y) as such agreement may from time to time be amended, restated, supplemented or otherwise modified, and (z) any successor agreement thereto submitted to the Agent for its review and not objected to by the Agent within 30 days of its receipt thereof.

     "ASSOCIATE", when used to indicate a relationship with a Person, shall mean (i) another Person (other than the Borrower or a Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities,
(ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person or an immediate member of his family serves as trustee or in a similar capacity, and (iii) any relative or spouse of such Person or any relative of such spouse.

     "AUDITED FINANCIALS" - Section 2.4(d)

     "AUDITORS" shall mean Ernst & Young or other independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agent.

     "AVAILABLE EURODOLLAR INTEREST PERIOD" shall mean, subject to availability, a period of 1, 3 or 6 months.

     "BANK ASSIGNEE" - Section 12.4(a).

     "BANKS" - introductory paragraph.

     "BASE RATE" shall mean, for any day, the higher of (x) the fluctuating interest rate per annum, in effect from time to time, established by the Agent in New York as its base, prime or reference rate for U.S. domestic commercial loans in Dollars, or (y) the Federal Funds Rate in effect on such day plus 1/2%. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change becomes effective; it is understood and agreed that the aforesaid rates and the Base Rate are reference rates only and do not necessarily represent the lowest or best rate actually charged to any customer.

     "BASE RATE LOAN" shall mean a Loan during any period that it bears interest by reference to the Base Rate.

     "BASLE LAWS" - Section 3.4.

     "BORROWER" - introductory paragraph.

     "BORROWER'S LIEN" shall mean the security interest, junior to that of the Banks, held by the Borrower in shares issued by the Borrower to Messrs. J.H. Bailey, Butler, Dietzman, Klamer, Nielsen, Polzin and Cook as collateral for the Shareholder Notes issued by each such individual.

     "BORROWING BASE" shall mean, at any time, the product of (x) the Factor and (y)an amount equal to the value of Eligible Inventory as reflected on the books of the Borrower at such time, valued in accordance with GAAP at the lower of cost or prevailing market price. As used herein, the Factor means 0.75 or, from and after the date (if any) that the Total Revolving Credit Loan Commitment is increased pursuant to Section 2.11, 0.60.

     "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of Exhibit G to this Agreement, executed by a duly authorized officer of the Borrower.

     "BORROWING DATE" - Section 2.2.

     "BOB STREIGHT GROUP AGREEMENT" shall mean the five year consulting agreement with The Bob Streight Group on the terms approved by the Board of Directors of the Borrower on July 10, 1998.

     "BOS" shall mean Bank of Scotland, individually and not as a Bank or as Agent.

     "BOS LIEN" shall mean (if at the time existing) any Lien by BOS in shares of the Borrower owned by a Principal Stockholder, which Lien may be superior to that of the Agent and the Banks in such shares.

     "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and, when used in connection with LIBOR, a Eurodollar Loan or Eurodollar Interest Period, means any such day on which deposits in Dollars may be dealt on the London interbank market.

     "BUY-BACK DEFAULT" shall mean a Default or Event of Default under any of the following sections of the Agreement: 9.1, 9.3 (but only if in respect of any of Sections 7.20, 8.21-8.27 or 8.30 or 8.31), 9.6, 9.7, 9.8,
9.10 and 9.13.

     "BUY-SELL AGREEMENT" shall mean that certain Buy and Sell Agreement dated as of November 14, 1994 among the Borrower, the Subordinated Debt Providers and shareholders of the Borrower as at said date, as in effect on the Closing Date and thereafter from time to time amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "BUY-SELL AGREEMENT (OTHER") shall mean any "buy-sell" agreement (other than the Buy-Sell Agreement) entered into by the Company and any of its shareholders, as in effect on the Closing Date and thereafter from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "BUY-SELL LETTER" shall mean that letter agreement dated November 14, 1994 among the Borrower and the Subordinated Debt Providers with respect to future transfers by the Subordinated Debt Providers of Equity Securities, as such letter agreement may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "CAPITAL EXPENDITURE" shall mean any expenditure that in accordance with GAAP is or should be accounted for as a capital expenditure on Borrower's consolidated balance sheet or statement of cash flows (including, without limitation each expenditure for the acquisition or leasing (as a Capitalized Lease Obligation) of fixed or capital assets or equipment or additions to equipment (including repacements, capitalized repairs and improvements)or otherwise capitalized in accordance with GAAP.

     "CAPITALIZED LEASE OBLIGATIONS" shall mean all rental obligations which, under GAAP, are or would be required to be capitalized on the books of a Person, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "CASH COLLATERAL AGREEMENT" - Section 6.5(i).

     "CASH INTEREST EXPENSE" shall mean, in respect of any Person for any period, as of any date of calculation, the total interest expense of such Person and its Subsidiaries for such period determined in accordance with GAAP, LESS the amount of such interest expense paid or payable other than in cash.

     "CEO", as to the Borrower, shall mean the Borrower's chief executive officer.

     "CFO", as to the Borrower, shall mean the Borrower's chief financial officer or such other person designated by the Borrower's board of directors to certify financial reports and statements on behalf of the Borrower.

     "CHARTER DOCUMENT" shall mean, with respect to a corporation, its certificate or articles of incorporation or association and its by-laws or memoranda and articles of association.

     "CLASS A STOCK" shall mean the class of Borrower's capital stock designated as "Class A Common Stock" pursuant to Borrower's Certificate of Incorporation as in effect on the Effective Date.

     "CLASS B STOCK" shall mean the non-voting (except to the extent otherwise required by the Michigan Business Corporation Act) class of Borrower's capital stock designated as "Class B Common Stock" pursuant to Borrower's Certificate of Incorporation as in effect on the Effective Date.

     "CLOSING DATE" shall mean November 17, 1994.

     "CLOSING OFFICE" shall mean the office of the Agent at 565 Fifth Avenue, New York, New York or such other office as may be designated in writing to the Borrower by the Agent.

     "CLOSING OFFICE TIME" shall mean the local time in effect at the Closing Office.

     "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "COLLATERAL" - Section 10.15. Without limiting the generality of the foregoing, the term "COLLATERAL" also includes all other real and personal property and interests therein granted or purported to be granted as security to the Agent on behalf of the Banks pursuant to any Security Document, whether before, on or after the Closing Date or before, on or after the Effective Date.

     "COLLATERAL ASSIGNMENT OF ACCOUNT" shall mean the Cash Collateral
Agreement.

     "COMMERCIAL PAPER" - Section 12.4(e).

     "COMMITMENT" shall mean the Term Loan Commitment and the Revolving Credit Loan Commitment.

     "COMMITMENT PERIOD" shall mean the period from the Effective Date to and including the Revolving Credit Maturity Date.

     "CONSENT TO ASSIGNMENT" - as defined in Section 6.5(f) of the Existing Loan Agreement.

     "CONSOLIDATED GROUP" shall mean the Borrower and its consolidated Subsidiaries (if any). If at the relevant date or for the relevant period of computation the Borrower has no such

Subsidiaries, the term "Consolidated Group" shall refer solely to the Borrower.

     "CONTROL" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     "CRAIG" shall mean George Craig.

     "CREDIT PARTIES" shall mean, individually and collectively, the Borrower and each Subsidiary.

     "CUMULATIVE NET INCOME" at any date shall mean the Net Income of the Borrower for the Relevant Fiscal Period as determined by (A) adding together the Borrower's Net Income (whether positive or negative) for each Fiscal Year within the Relevant Fiscal Period and (B) subtracting from such sum the following:

          (x) the aggregate amount paid or payable by Borrower in respect of all redemptions and repurchases of Warrants, repurchases of common stock and dividends during the period commencing January 25, 1998 and ending on the date that Cumulative Net Income is being calculated;
     and (without duplication)

          (y) the aggregate of any such redemptions, repurchases and dividends declared or otherwise required to be paid during the then-current Fiscal Year and the aggregate of any redemptions and repurchases of Warrants which is or should be reasonably expected to be made in such Fiscal Year.

     "CURRENT ASSETS", as to any Person, shall mean the current assets of such Person determined in accordance with GAAP.

     "CURRENT LIABILITIES", as to any Person, shall mean the current liabilities of such Person determined in accordance with GAAP.

     "CURRENT RATIO" shall mean the ratio of (x) the consolidated Current Assets of the Consolidated Group to (y) the consolidated Current
Liabilities of the Consolidated Group.

     "DEFAULT" shall mean any event which with notice or lapse of time, or both, would become an Event of Default.

     "DEPOSIT AGREEMENT" shall mean the agreement between the Agent and the Deposit Bank referred to in Section 6.5(h) of the Agreement, as such agreement may from time to time be amended, restated, supplemented or otherwise modified.

     "DEPOSIT LETTER" - Section 6.5(i).

     "DEPOSIT BANK" shall mean National Bank of Detroit or such other bank designated by Borrower and satisfactory to the Agent.

     "DIETZMAN" shall mean Leslie E. Dietzman.

     "DIETZMAN EMPLOYMENT AGREEMENT" - Section 6.12.

     "DOLLARS", "U.S. $", "$" and "U.S. DOLLARS" shall mean the lawful currency of the United States of America.

     "EBIT" for any Person for any period shall mean the consolidated Net Income of such Person for such period, before interest expense and provision for taxes and without giving effect to any extraordinary gains or losses (or gains or losses from sales of assets, other than sales of inventory in the ordinary course of business), for such period (taken as one accounting period).

     "EBITDA" for any Person for any period shall mean the EBIT of such Person for such period PLUS (to the extent deducted in computing EBIT for such Person for such period) depreciation, amortization and other non-cash items.

     "EFFECTIVE DATE" - Section 12.14.

     "E-ASSOCIATES" shall mean Electra Associates, Inc., a Delaware corporation, its successors, nominees and permitted assigns and their respective transferees permitted under the terms of the relevant agreement to which such reference relates.

     "E-INC" shall mean Electra, Inc., a Delaware corporation, its successors, nominees and permitted assigns and their respective transferees permitted under the terms of the relevant agreement to which such reference relates.

     "E-PLC" shall mean Electra Investment Trust P.L.C, an English registered company, its successors, nominees and permitted assigns and their respective transferees permitted under the terms of the relevant agreement to which such reference relates.

     "ELECTRA SHAREHOLDERS AGREEMENT" shall mean that certain stockholders agreement dated as of November 14, 1994 among the Borrower, the Original Shareholders, E-Associates and E-PLC, as such agreement may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "ELIGIBLE INVENTORY" shall mean all inventory of the Borrower comprised of finished goods offered for sale as to which the following requirements have been fulfilled to the satisfaction of the Agent; (a) the Borrower has lawful and absolute title to such inventory; (b) the Borrower has the full and unqualified right to assign and grant a security interest in such inventory to the Banks a security for the Secured Obligations (as defined in the Security Agreement); (c) all of such inventory is subject to a fully perfected first security interest in favor of the Banks pursuant to the Security Documents, prior to the rights of, and enforceable as such against, any other Person; (d) none of such inventory is subject to any security interest or other Lien in favor of any Person except for Permitted Liens which are junior to the Liens of the Banks; (e) none of such inventory is reflected in the Borrower's Reserve for Obsolescence (as defined below), is damaged or is otherwise unfit for sale and all of such inventory is in good resalable condition; (f) none of such inventory is located outside the United States or in a jurisdiction (other than in respect of inventory in transit) in which the Borrower is neither incorporated nor qualified to do business as a foreign corporation; (g) none of the inventory has been shipped to a customer(whether on a "sale or return" basis or otherwise) or is held at the premises of a third party; (h) such inventory is covered by adequate insurance, if any, in accordance with Section 7.4(a) of the Loan Agreement; and (i) such inventory is not, or has not been determined by the Agent to be, unmarketable or unacceptable for inclusion as Eligible Inventory. As used in this definition, "Reserve for Obsolescence" means the reserve for obsolescence as maintained by Borrower in accordance with GAAP, consistently applied (and Borrower represents, warrants and covenants to the Agent and the Banks that such reserve for obsolescence is and will be maintained on the books of Borrower and reflected in the financial statements of Borrower in accordance with GAAP, consistently applied).

     "ENVIRONMENTAL LAWS" means all laws, common law, statutes, rules and regulations, and all judgments, decrees, franchises, orders or permits, issued, promulgated, approved or entered thereunder by any Government Authority relating to pollution or protection of the environment or occupational health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened releases of any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such pollutant material, substance or waste, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste.

     "EQUITY SECURITIES" shall mean shares, warrants or other equity securities issued by Borrower. In any computation under any Loan Document of the amount of Equity Securities outstanding, warrants and other equity securities (other than shares) shall be counted as equal to the maximum number of shares into which such securities may be converted or for which they may be exercised (regardless of whether or not any conditions precedent to such conversion or exercise have been met at the time); PROVIDED, HOWEVER, that for purposes of any such computation, shares to be issued pursuant to an Incentive Plan shall not be considered as issued (in either the numerator or denominator of any such calculation) until actually issued.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA AFFILIATE" shall mean any Person which is from time to time a member of a controlled group or a group under common control with the Borrower within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA.

     "EURODOLLAR INTEREST DETERMINATION DATE" shall mean, with respect to any Eurodollar Loans to be outstanding for any Eurodollar Interest Period, the date as of which LIBOR is determined for such Eurodollar Loans, which shall be two Business Days prior to the commencement of such Eurodollar Interest Period.

     "EURODOLLAR INTEREST PERIOD" shall mean, with respect to each Eurodollar Loan, the interest period selected pursuant to Section 2.2 or
3.10 hereof.

     "EURODOLLAR LOAN" shall mean a Loan during any period that it bears interest determined by reference to LIBOR.

     "EVENT OF DEFAULT" shall mean each of the Events of Default defined in
Section 9.

     "EXCESS CASH FLOW" for any period shall mean the Net Income of the Consolidated Group during such period PLUS (to the extent deducted in computing Net Income for such period) depreciation, amortization and other non-cash items, LESS (to the extent not deducted in computing Net Income for such period) Adjusted Capital Expenditures permitted by section 8.15 of the Agreement, to the extent such Adjusted Capital Expenditures were made in cash during such period, LESS (to the extent not deducted in computing Net Income for such period) the aggregate principal amount of Term Loans repaid to the Banks during such period pursuant to Section 2.4(a) of the Agreement.

     "EXISTING LOAN AGREEMENT" - First "WHEREAS clause" of the Agreement.

     "EXTENSION REQUEST" - Section 2.10.

     "FAIR MARKET VALUE", when used in connection with any valuation of the Borrower's capital stock, shall mean (i) the closing price of a share (of the same class) of such stock on the principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares were so traded if not traded on the immediately preceding day; or (ii) if such shares are not traded on a securities exchange but are traded on the NASDAQ National Market System ("NASDAQ-NMS"), the last reported sale price per share (of the same class) on the NASDAQ-NMS prior to that date; or (iii) if such shares shall not at the time be listed on the NASDAQ-NMS, the average of the high bid and low asked prices of such shares (of the same class) in the "over-the-counter" market on the day immediately preceding the date as of which Fair Market Value is being determined. If such shares are not publicly traded, Fair Market Value shall mean the fair market value of such shares as determined by the Board of Directors of the Borrower (or, with respect to shares issued pursuant to an Incentive Plan, upon the repurchase or redemption thereof or otherwise, the committee appointed by such Board to administer such Incentive Plan). If the relevant Incentive Plan shall so provide, computations of Fair Market Value with respect thereto may be made as of the last day of the calendar quarter immediately preceding the relevant issuance, repurchase, redemption or the like.

     "FEDERAL FUNDS RATE" shall mean the rate of interest charged by banks with excess reserves at a Federal Reserve district bank to banks needing overnight loans to meet reserve requirements.

     "FEE LETTER" shall mean the letter dated July 10, 1998 from the Agent to the Borrower concerning fees payable relating to the Agreement.

     "FINANCIAL COVENANTS" - shall mean, collectively, Sections 8.21, 8.22, 8.24, 8.25, 8.26, 8.27, 8.30 and 8.31.

     "FINANCIAL STATEMENTS" shall mean, with respect to any Person, the statement of financial position (balance sheet) and the statement of earnings, cash flow, and stockholders' (or partners') equity of such Person.

     "FISCAL YEAR" shall mean the 52/53 week period of the borrower ending on the last Sunday in January of each calendar year. "Fiscal Year" followed by a year means the Fiscal Year with its Fiscal Year-End in such calendar year.

     "FISCAL YEAR-END" shall mean, with respect to any Person, the last day of such Person's Fiscal Year.

     "FIXED CHARGE COVERAGE RATIO" shall mean, for the period in question, in respect of any Person, the ratio for such Person and its Subsidiaries, of (A) an amount equal to the sum (without duplication) of

                (i) the consolidated Net Income of such Person and its Subsidiaries for such period, exclusive of extraordinary gains and losses for such period, PLUS

               (ii) consolidated interest expense for such Person and its Subsidiaries for such period, including the portion of any Capitalized Lease Obligations allocable to such interest expense, PLUS

              (iii) all taxes imposed by any Government Authority on the income of such Person and its Subsidiaries that have accrued or are otherwise due or payable in respect of such period, PLUS

               (iv) all depreciation and amortization of such Person and its Subsidiaries with respect to such period,

to (B) their Fixed Charges for such period.

     "FIXED CHARGES" shall mean, in respect of any Person for any period, as of any date of calculation, an amount equal to the sum (without duplication) of

                (i) all Cash Interest Expenses for such Person and its Subsidiaries during such period (less amounts received by such Person and its Subsidiaries as interest during such period), PLUS

               (ii) the principal due on the Term Loans pursuant to
     Section 2.4(a), PLUS

              (iii) the principal due on all other Indebtedness for Borrowed Money of such Person and its Subsidiaries during such period, PLUS

               (iv) all rents and other amounts allocable to principal that accrue or have accrued during such period with respect to Capitalized Lease Obligations of such Person and its Subsidiaries.

     "FOUR-QUARTER PERIOD" shall mean a period of four consecutive fiscal quarters, commencing with the four consecutive fiscal quarters ending on April 30, 1998.

     "GAAP" shall mean generally accepted accounting principles (as promulgated by the Financial Accounting Standards Board or any successor entity).

     "GAAP (ADJUSTED)" shall mean generally accepted accounting principles as defined in Exhibit F to the Acquisition Agreement.

     "GOODWILL" shall mean, with respect to the balance sheet of a Person as at the date at which the amount thereof shall be determined, the aggregate of all amounts appearing on the asset side of such balance sheet for goodwill, patents, patent rights, trademarks, trade names, copyrights, franchises, treasury stock, organizational expenses, and other similar items, if any, all determined in accordance with GAAP.

     "GOVERNMENT AUTHORITY" shall mean any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GUARANTEE" shall mean by any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness for Borrowed Money or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness for Borrowed Money or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness for Borrowed Money or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "IFA" shall mean IFA Incorporated, an Illinois corporation.

     "IFA ASSIGNMENT" shall mean the collateral assignment by IFA to BOS of IFA's security interest in the equipment that is the subject of the IFA Lease and any other security interests granted by Borrower to IFA as security for the IFA Lease Obligations.

     "IFA LEASE" shall mean the lease agreement between Seller and IFA dated June 20, 1994 (as supplemented by supplements 1, 2 and 3 dated September 9, 1994, September 30, 1994 and September 30, 1994, respectively), as assumed by the Borrower on the Closing Date pursuant to the Acquisition Agreement, as such lease agreement may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "IFA LEASE OBLIGATIONS" shall mean the obligations of the Borrower under the IFA Lease.

     "INCENTIVE PLAN" shall mean any management incentive, bonus or similar plan or plans adopted by Borrower pursuant to which employees of the Borrower or a Subsidiary may receive shares or other equity securities issued by the Borrower; PROVIDED THAT (x) the aggregate number of shares issued pursuant to all such plans never exceeds 8% of the outstanding common stock of the Borrower (on a fully-diluted basis), and (y) no such plan requires the Borrower or any Subsidiary of the Borrower to repurchase or redeem any such shares (or any option or other right to acquire such shares) (1) at a fixed price (if such price could ever be in excess of Fair Market Value on the relevant computation date) or at a price greater than the Fair Market Value of such shares as of the last calendar quarter immediately preceding (A) an employee's termination of employment (if such shares are being repurchased or redeemed because of the termination of said employee's employment) or (B) the date that the Borrower receives written notice from the holder of such shares (or from such person's estate, heirs or personal representatives) of such person's desire to dispose of such shares (if such shares are being repurchased or redeemed as a result of such notice) or (2) if such purchase or redemption is prohibited by this Agreement or would result in the occurrence of a Default or Event of Default.

     "INDEBTEDNESS FOR BORROWED MONEY" shall mean (without duplication) (i) all indebtedness of (including, without limitation, all indebtedness assumed by) a Person in respect of money borrowed (including, without limitation, the unpaid amount of the purchase price of any property, incurred for such purpose in lieu of borrowing money or using available funds to pay said amount, and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business), or evidenced by a promissory note, bond, debenture or other like obligation to pay money, and including indebtedness under banker's acceptances and with respect to letters of credit, and (ii) all obligations of (including, without limitation, all obligations assumed by) a Person (x) constituting a Capitalized Lease Obligation of such Person, or (y) constituting a Guarantee by such Person.

     "INDEMNIFIED PARTY" - Section 12.3.

     "INITIAL FINANCIALS" - Section 2.4(d)

     "INTEREST COVERAGE RATIO" as to any Person for any period, shall mean
(A) the EBITDA of such Person for such period, divided by (B) the amount by which (i) interest on Indebtedness for Money Borrowed payable during such period, exceeds (ii) amounts received by such Person as interest during such period.

     "IPM" - the Intellectual Property Mortgage made by Borrower to the Agent dated as of October 31, 1994 and any agreement similar thereto.

     "IPO" - an initial registered public offering by the Borrower of its common stock.

     "IRA ACCOUNTS" - as defined in the Existing Loan Agreement

     "IRS" shall mean the Internal Revenue Service of the United States.

     "JAMESTOWN TRUST" shall mean the trust created by the Jamestown Trust Instrument, PROVIDED that such trust shall not be considered the "Jamestown Trust" for purposes of Section 9.6 of the Agreement or for any other purpose if George Craig and his two sons cease to be sole beneficiaries of the trust.

     "JAMESTOWN TRUST INSTRUMENT" shall mean the Declaration of Trust dated December 24, 1996 made by Caledonian Bank & Trust Company Limited ("Caledonian"), as supplemented by Deeds of Appointment dated May 21, 1997 and June 5, 1997 made by Craig and Caledonian, in each case, as in effect on the Effective Date (in the form previously delivered to the Agent), as further amended, supplemented or otherwise modified with the written consent of the Agent.

     "JOSHUA'S ACQUISITION" shall mean the acquisition of certain assets by the Borrower pursuant to the Joshua's Acquisition Agreement.

     "JOSHUA'S ACQUISITION AGREEMENT" shall mean the Asset Purchase Agreement dated as of April 19, 1998 between Borrower, The Development Association, Inc. and Tandycrafts, Inc. in the form previously delivered to the Agent.

     "JOSHUA'S EXPENDITURES" shall mean the Adjusted Capital Expenditures the Borrower incurred upon closing under the Joshua's Acquisition Agreement in the amount of $16,300,000, comprised of $11,500,000 paid at such closing, plus the present value of the Operating Lease Obligations (other than Store Leases) assumed by the Borrower in connection with the Joshua's Acquisition in the amount of $1,500,000, plus the monthly rent payable under each Store Lease assumed in connection with the Joshua's Acquisition (multiplied by twelve) in an amount equal to

$2,300,000, plus $1,000,000 for costs of remodeling the Stores acquired pursuant to the Joshua's Acquisition.

     "JOSHUA'S NOTE" shall mean the unsecured Promissory Note in the principal amount of $8,600,000 made by the Borrower to The Development Association, Inc. as part of the purchase price paid by the Borrower in June 1998 for the Joshua's Acquisition, payable in three installments of $2,900,000 principal plus interest on December 31, 1998, $2,900,00 principal plus interest on December 31, 1999, and $2,800,000 principal plus interest on December 31, 2000 (subject to early payment if the Company completes an initial public offering).

     "JOSHUA'S STORE SECURITY INTERESTS" shall mean collectively, each Lien in favor of a landlord listed on Schedule B to Amendment No. 8 to the Existing Loan Agreement granted to secure the Store Leases listed on Appendix B to Amendment No. 8 to the Existing Loan Agreement, which Liens attach only to certain equipment, fixtures and inventory located at the respective location of such Store Lease.

     "KEY PERSONS" shall mean Craig, Dietzman and Topham.

     "LEGAL REQUIREMENTS" shall mean, with respect to any Person, all laws, common law, statutes, rules and regulations of any Government Authority to which such Person or any of its assets is subject or any judgment, decree, franchise, order or permit of any Government Authority applicable to such Person or any of its assets.

     "LETTER AGREEMENT" shall mean the letter agreement dated May 13, 1998 between the Agent and the Borrower with respect to the matters contemplated by this Agreement.

     "LIBOR" shall mean, with respect to Eurodollar Loans for any Eurodollar Interest Period therefor, (x) the per annum rate of interest at which U.S. Dollar deposits are or would be offered to the Agent in the London interbank market for such Eurodollar Interest Period at approximately 11:00 A.M., London time two Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period in an amount comparable to the Eurodollar Loan of the Agent (in its capacity as a Bank) to be outstanding for such Eurodollar Interest Period and, in the case of variation in rates, the arithmetic average thereof rounded upwards if necessary to the nearest 1/16 of 1% calculated by the Agent (and rounded upward to the nearest 1/100 of 1%)divided by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in the United States in respect of Eurocurrency funding or liabilities.

     "LIEN" shall mean any assignment, mortgage, deed of trust, security deed, pledge, security interest, encumbrance, lien or other charge of any kind or any other agreement or arrangement having the effect of conferring security (including any agreement to give any of the foregoing, any lease in the nature thereof, and any conditional sale or other title retention agreement), any lien arising by operation of law, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "LOAN(S)" shall mean, individually and collectively, each or all, as the context may indicate, of the Term Loans and the Revolving Credit Loans.

     "LOAN AGREEMENT" shall mean this Agreement as it may from time to time be amended, extended, restated, supplemented or otherwise modified.

     "LOAN DOCUMENTS" shall mean, individually and collectively, this Agreement, the Existing Loan Agreement, the Notes, the Security Documents, the Shareholder Notes, the Subordinated Note, the IFA Assignment, the Letter Agreement, the Fee Letter and all other instruments and agreements executed in connection herewith and therewith, in each case as amended, restated, supplemented or otherwise modified from time to time. Without limiting the generality of the foregoing, each amendment to (or constituting part of) the Agreement or any other Loan Document and each instrument and agreement (including, without limitation, waivers) executed in connection with any Loan Document shall be deemed to be a Loan Document for all purposes of the Agreement and the other Loan Documents.

     "LOAN PARTY" means any member of the Consolidated Group.

     "LONG-TERM DEBT" shall mean all Indebtedness for Borrowed Money, regardless of stated maturity.

     "LONG-TERM SECURED DEBT" shall mean Long-Term Debt the obligations with respect to which are (x) secured by a Lien or Liens on any asset of the Borrower, any Subsidiary of the Borrower or any third party or (y) Guaranteed.

     "MANAGEMENT LETTER" shall mean any correspondence or report submitted by the Auditors to a Loan Party's chief executive officer, its Board of Directors or any committee thereof containing comments and suggestions concerning a Loan Party's accounting procedures and systems based upon the work done by the Auditors during their annual or other audit.

     "MATERIAL ADVERSE CHANGE" in respect of a Person shall mean a material adverse change in (i) the business, properties, operations, prospects or condition (financial or otherwise) of such

Person or (ii) if such Person is the Borrower, the ability of the Borrower to perform, or of the Agent to enforce, the Obligations.

     "MATERIAL ADVERSE EFFECT" in respect of a Person shall mean an effect that would result in a Material Adverse Change.

     "MATERIAL AGREEMENT" shall mean all outstanding contracts, agreements, leases and other understandings (other than (x) Store Leases and (y) agreements for the purchase in the ordinary course of business of inventory similar to that sold by the Stores on the Effective Date) to which Borrower or a Subsidiary is a party, or by or under which either has any rights or obligations, which (i) involve the payment to or by the Borrower or any Subsidiary of an aggregate of $500,000 or more or (ii) is otherwise material to the Borrower. Without limiting the foregoing, the Andersen Agreement shall be considered a Material Agreement.

     "MATERIAL AGREEMENT OBLIGATIONS" shall mean all obligations of a Person, direct or indirect, contingent or otherwise, under any Material Agreement involving the payment by the Borrower or any Subsidiary of an aggregate of $500,000 or more (other than under the Retainer Agreement).

     "MOODYS" - Section 12.4(e).

     "MULTIEMPLOYER PLAN" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower contributes or has been obligated to contribute.

     "NET INCOME" as to any Person for any period shall mean the consolidated net income of such Person and its Subsidiaries for such period determined in accordance with GAAP.

     "NET PROCEEDS", as applied to the Transfer of assets referred to in Sections 2.4(b) and 8.9 of the Agreement, shall mean all proceeds received by the Borrower or any Subsidiary in connection with such Transfer after deduction of all fees and expenses paid, or to be paid within the three months following such Transfer, in connection with the transaction (other than to Affiliates).

     "NET REVENUES" shall mean, for the fiscal period in question and on a consolidated basis, the aggregate revenues (net of returns and reserves for losses) of the Consolidated Group (on an accrual basis) from the sale of inventory in the ordinary course of business (it being understood that amounts received for the sale of inventory in connection with the Transfer of any store shall not be considered in the ordinary course of business).

     "1997 EMPLOYEE STOCK PURCHASE PLAN" shall mean the Family Bookstores Company, Inc., 1997 Employee Stock Purchase Plan in the form annexed as Appendix A to Amendment No. 7 to the Existing Loan Agreement.

     "NON-TRADE FIXTURES" shall mean fixtures that are not Trade Fixtures.

     "NOTE" shall mean either a Term Note or a Revolving Credit Note and the term "NOTES" shall mean Term Notes and Revolving Credit Notes (or such of the foregoing as are then outstanding).

     "NOTICE OF BORROWING" shall mean a notice of borrowing substantially in the form of Exhibit H-1 to the Agreement.

     "NOTICE OF CONTINUATION" shall mean a notice of continuation substantially in the form of Exhibit H-2 to the Agreement.

     "OBLIGATIONS" shall mean (x) with respect to each Credit Party other than the Borrower, all obligations of such Loan Party with respect to the repayment or performance of any obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes, the IFA Lease and each other Loan Document, and (y) with respect to the Borrower, all obligations of the Borrower with respect to the repayment or performance of its obligations (monetary or otherwise) arising under or in connection with this Agreement, the Notes, the IFA Lease and each other Loan Document.

     "OPERATING LEASE" shall mean the financing agreement(s) pursuant to which Operating Lease Obligations are incurred.

     "OPERATING LEASE OBLIGATIONS" shall mean and include all rental obligations other than Capitalized Lease Obligations.

     "ORIGINAL AMOUNT" - Section 2.4(d).

     "OTHER AGREEMENTS" shall mean, individually and collectively, the Subordinated Debt Agreements and the Warrant Agreements.

     "OTHER LAWS" - Section 3.4.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA.

     "PENSION PLAN" shall mean any employee pension benefit plan subject to Title IV of ERISA and maintained by the Borrower or any ERISA Affiliate of the Borrower or any such plan to which the Borrower or any ERISA Affiliate is or has been required to contribute on behalf of any of its employees, other than a Multiemployer Plan.

     "PERMITTED LIENS" shall mean the specific Liens listed on Schedule 8.2(f) to this Agreement (but not any that the Agent requires to be terminated on or prior to the Effective Date).

     "PERMITTED PERSONS" - as defined in the Existing Loan Agreement.

     "PERSON" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, the Consolidated Group, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.

     "PLAN" shall mean any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by the Borrower or any ERISA Affiliate or any such plan to which the Borrower or any ERISA Affiliate is or has been required to contribute on behalf of any of its employees, other than a Multiemployer Plan.

     "POST-DEFAULT RATE" - Section 3.3.

     "PRINCIPAL STOCKHOLDERS" shall mean, individually and collectively, Messrs. George Craig, Leslie E. Dietzman and Neil Topham.

     "PRO FORMA COMPLIANCE" at any date, with respect to any covenant or financial ratio contained or referred to in the Agreement, shall mean that the Borrower would have been in compliance with such covenant or ratio if such compliance were determined as of the last day of the fiscal quarter ended immediately preceding such date had the condition, event or payment with respect to which such compliance is being ascertained occurred on the last day of such most recently ended fiscal quarter.

     "PURCHASING BANKS" - Section 12.4(c).

     "PUT PRICE" shall mean the price payable by the Borrower to redeem or repurchase Warrants (to the extent required by Section 13B of the Securities Purchase Agreement and permitted by Section 8.17 of the Loan Agreement).

     "QUARTERLY CERTIFICATE" - Section 7.1(c).

     "QUARTERLY PAYMENT DATE" shall mean the last Business Day of each January, April, July and October.

     "RECALCULATED AMOUNT" - Section 2.4(d)

     "RECOVERIES" shall mean any funds, or substitution of receipts or collateral, received by the Banks or the Agent (a) from the sale, collection or other disposition of Collateral pursuant to the Security Documents, or (b) from any distribution to any of the

Banks or the Agent, or abandonment to any of them, or substitute Liens or payment given to any of them pursuant to events or proceedings of the nature referred to in Section 9.7 of the Agreement, or otherwise, which distribution or abandonment pertains to the Collateral. "RECOVERIES" shall also mean the proceeds of any life insurance policy referred to in Section 9.6.

     "REDUCTION DATE" - Section 3.1.

     "REFERENCED SECTIONS" means the sections of the Agreement referred to in clauses (ii) and (iii) of the definition of "Type B Default" contained in the Subordination Agreement (Electra).

     "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement among the Borrower, E-PLC and E-Associates dated as of November 14, 1994, in the form delivered to the Agent pursuant to the Existing Loan Agreement, as such agreement may from time to time be amended, restated, supplemented or otherwise modified.

     "REGULATORY CHANGE" means, relative to any Bank or the Agent, any change after July 1, 1994 in any (or the adoption after July 1, 1994 of any new):

          (a) United States Federal, state or local law or foreign law applicable to the Agent or such Bank; or

          (b) regulation, interpretation, directive, or request (whether or not having the force of law) applying to the Agent or any Bank of any Government Authority charged with the interpretation or administration of any law referred to in clause (a) or of any fiscal, monetary, central bank or other authority having jurisdiction over the Agent or such Bank.

     "RELEVANT FISCAL PERIOD" shall mean each Fiscal Year of the Borrower commencing with the first Fiscal Year of the Borrower during which the Term Loans are repaid in full and ending with the last full Fiscal Year ended prior to the date that the calculations are being made.

     "REPAYMENT DATE" - Section 2.4.

     "REPORTABLE EVENT" shall mean a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder.

     "REQUIRED BANKS" as of a particular date shall mean (a) if none of the Loans shall be outstanding, Banks whose Commitments aggregate at least 51% of the Total Revolving Credit Loan Commitment or (b) if any of the Loans shall be outstanding, the holders of at least 51% of the sum of the aggregate unpaid principal amount of all Loans at the particular time outstanding, plus the Unutilized Revolving Credit Loan Commitment at such time.

     "REQUISITE CONSENTS" - Section 6.11.

     "RETAINER AGREEMENT" shall mean the Dietzman Employment Agreement.

     "REVOLVING CREDIT LOAN" - Section 2.1(b).

     "REVOLVING CREDIT LOAN COMMITMENT" shall mean, as to each Bank and for the relevant period, the amount set forth (for the relevant period) opposite its name on Schedule 2.1 hereto under the heading "Revolving Credit Loan Commitment," as such amount may be modified by the provisions of any Transfer Supplement from time to time entered into and as the same may from time to time be reduced or terminated pursuant to Section 2.8,
Section 9 or any other section of the Agreement, or increased pursuant to
Section 2.11.

     "REVOLVING CREDIT MATURITY DATE" shall mean May 31, 2004, as such date may be extended pursuant to Section 2.10, or such earlier date as the Revolving Credit Loan Commitments shall terminate in full as provided in the Agreement.

     "REVOLVING CREDIT NOTE" shall mean a promissory note of the Borrower substantially in the form of Exhibit A-1 to this Agreement or otherwise identified on the Effective Date as the Revolving Credit Note, as such note may from time to time be amended, restated, replaced, supplemented or otherwise modified.

     "SALARY STATEMENT" - as defined in the Existing Loan Agreement.

     "S&P" - Section 12.4(e).

     "SECURITIES PURCHASE AGREEMENT" shall mean the Securities Purchase Agreement among the Borrower, E-PLC and E-Associates dated as of November 14, 1994 in the form delivered to the Agent pursuant to the Existing Loan Agreement, as such agreement has been amended by Amendment Numbers 1-8 thereto (in the form of such amendments delivered to the Agent) and as such agreement may from time to time be further amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "SECURITY AGREEMENT" - the Security Agreement dated October 31, 1994 between the Borrower and the Agent as from time to time amended, restated, supplemented or otherwise modified.

     "SECURITY DOCUMENTS" shall be the collective reference to (x) each of the agreements referred to in Section 6 (including, without limitation, Section 6.5) of the Agreement and/or in Section 6 (including, without limitation, Section 6.5) of the Existing Loan Agreement pursuant to which Collateral is or was intended to be granted, directly or indirectly, to the Agent on behalf of the Banks, (y) each agreement entered into on or after the Closing Date or on or after the Effective Date pursuant to which Collateral is intended to be granted, directly or indirectly, to the Agent on behalf of the Banks, and
(z) all amendments, supplements or other modifications to such agreements or replacements thereof. Notwithstanding the foregoing and without limiting the generality thereof, the Security Agreement, each IPM, the Deposit Agreement, the Consent to Assignment, the Deposit Letter, the Cash Collateral Agreement, the Buy-Sell Letter and the Subordination Agreements shall be considered Security Documents. However, as to a Credit Party or Shareholder, the term "Security Document" shall not include any such document as to which such Credit Party or Shareholder party thereto (or Electra, with respect to a Substitute Pledge Agreement (as defined in the Existing Loan Agreement) to the extent that it is a party thereto) is released from all its obligations thereunder by the Agent or the Banks in accordance with the terms hereof or thereof.

     "SELLER" shall mean the Zondervan Corporation, a Michigan corporation.

     "SELLERS" shall mean the Seller and HarperCollins Publishers, Inc., a Delaware corporation.

     "SHAREHOLDERS" as defined in the Existing Loan Agreement.

     "SHAREHOLDER LOANS" shall mean certain loans by the Borrower to certain of its shareholders.

     "SHAREHOLDER NOTES" - as defined in the Existing Loan Agreement.

     "SHAREHOLDERS AGREEMENT" or "SHAREHOLDER AGREEMENT" shall mean any stockholders or similar agreement to which one or more shareholders of the Borrower is party or among one or more such shareholders (any such agreement, as amended, restated, supplemented or otherwise modified from time to time, the "SHAREHOLDERS AGREEMENT"). Without limiting the generality of the foregoing, the Buy-Sell Agreement, the Buy-Sell Agreement (Other) and the Electra Shareholders Agreement are Shareholders Agreements.

     "SIMILAR STORES" shall mean stores substantially similar to the Stores (together with the inventory of such stores and any receivables that are purchased).

     "SOLVENT" shall mean, with respect to any Person, that the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all Indebtedness for Borrowed Money of such Person as such Indebtedness for Borrowed Money matures.

     "STORE LEASE" shall mean a lease by the Borrower or a Subsidiary for occupancy of a Store.

     "STORES" shall mean the approximately 276 retail stores owned by the Borrower on the Effective Date plus any additional stores opened, purchased or otherwise established from time to time by the Borrower or any of its Subsidiaries.

     "SUBORDINATED DEBT" shall mean the subordinated unsecured loans in the aggregate principal amount of $5,000,000 which is outstanding to the Subordinated Debt Provider immediately prior to the Effective Date.

     "SUBORDINATED DEBT PROVIDER" shall mean, individually and collectively, E-PLC and E-Associates and, in each case, any successor to either or to any other Subordinated Debt Provider or any assignee of either E-PLC or E-Associates or any other Subordinated Debt Provider.

     "SUBORDINATION AGREEMENT (ELECTRA) - The Amended and Restated Subordination Agreement referred to in Section 6.5(g).

     "SUBORDINATION AGREEMENT (MANAGEMENT)" - Section 6.5(g).

     "SUBORDINATION AGREEMENTS" shall mean, the Subordination Agreement (Electra) and the Subordination Agreement(Management).

     "SUBSIDIARY" of any Person shall mean any other firm, corporation, partnership, trust or other unincorporated organization or association or other enterprise, 50% or more of the indicia of equity rights (whether capital stock or otherwise) of which is at the time owned, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries. Unless otherwise indicated, references to Subsidiaries shall refer to Subsidiaries (if any) of the Borrower.

     "SUBSTITUTE LEASE" shall mean any Store Lease with respect to a Store which is a new location for a Store which has closed if (x) such new location is in the same or an adjacent neighborhood as the closed Store,
(y) such new location caters to essentially the same people who patronized the closed Store, and (z) the Store opened at such new location no later than 30 days after the closed Store closed.

     "TANGIBLE ASSETS" of a Person shall mean, as at any date at which the amount thereof shall be determined, all the assets of such Person LESS the amount of any write-up in the book value of any assets resulting from the revaluation thereof after November 1, 1994 or any write-up in excess of the cost of assets acquired (other than a write-up made on the date of such acquisition), LESS Goodwill.

     "TANGIBLE NET WORTH" of a Person shall mean, as at any date at which the amount thereof shall be determined, the amount by which the total shareholders' or partners' equity of such Person exceeds the sum of (x) the amount of any write-up in the book value of any assets resulting from the revaluation thereof after November 1, 1994, or any write-up in excess of the cost of assets acquired (other than a write-up made on the date of such acquisition), and (y) Goodwill.

     "TAX" shall mean any present or future tax, levy, impost, duty or other similar charge of whatever nature and whatever called by whomsoever and wherever imposed, levied, collected, withheld or assessed.

     "TERM LOAN" shall mean a Tranche A Term Loan or Tranche B Term Loan (or both, as the context shall indicate), and "Term Loans" shall mean, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

     "TERM LOAN COMMITMENT" shall mean the Tranche A Term Loan Commitment and the Tranche B Term Loan Commitment.

     "TERM LOAN MATURITY DATE" - May 31, 2004

     "TERM NOTE" shall mean a Tranche A Term Note or a Tranche B Term Note (or both, as the context shall indicate), and Term Notes means, collectively, all Tranche A Term Notes and Tranche B Term Notes.

     "TERMINATION EVENT" shall mean (i) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or
(iii) the issuance of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) receipt by the Borrower or any ERISA Affiliate of notice of the PBGC's intention to terminate any Pension Plan or to have a trustee or the PBGC appointed to administer any Pension Plan or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

     "TOPHAM" shall mean Neil Topham.

     "TOTAL REVOLVING CREDIT LOAN COMMITMENT" shall mean the sum of the Revolving Credit Loan Commitments of all Banks.

     "TOTAL TRANCHE A TERM LOAN COMMITMENT" shall mean the sum of the Tranche A Term Loan Commitment of all the Banks.

     "TOTAL TRANCHE B TERM LOAN COMMITMENT" shall mean the sum of the Tranche B Term Loan Commitments of all the Banks.

     "TRADE FIXTURES" shall mean removable fixtures that are unique to the operation of a Person's business.

     "TRANCHE A TERM LOAN" - Section 2.1.

     "TRANCHE A TERM LOAN COMMITMENT" shall mean, as to each Bank, the principal amount of the Tranche A Term Note held by such Bank as may be outstanding from time to time on or after the Effective Date.

     "TRANCHE A TERM NOTE" shall mean a promissory note of the Borrower substantially in the form of Exhibit A-2 to this Agreement or otherwise identified on the Effective Date as the Tranche A Term Note, as such note may from time to time be amended, restated, replaced, supplemented or otherwise modified.

     "TRANCHE B TERM LOAN" - Section 2.1

     "TRANCHE B TERM LOAN COMMITMENT" shall mean, as to each Bank, the amount set forth opposite its name on Schedule 2.1 hereto under the heading "Tranche B Term Loan Commitment" or such lesser principal amount of the Tranche B Term Note held by such Bank as may be outstanding from time to time after the Effective Date.

     "TRANCHE B TERM NOTE" shall mean a promissory note of the Borrower substantially in the form of Exhibit A-3 to this Agreement or otherwise identified on the Effective Date as the Tranche B Term Note, as such note may from time to time be amended, restated, replaced, supplemented or otherwise modified.

     "TRANSFER" shall mean any sale, conveyance, lease or other disposition (and "Transferred", "Transferring" and other variations thereof shall have correlative meanings).

     "TRANSFER SUPPLEMENT" - Section 12.4(c).

     "TYPE B DEFAULT" shall have the meaning provided for such term in the Subordination Agreement (Electra).

     "UCC" - Section 10.15.

     "UNITED STATES," "US" or "U.S." shall mean the United States of
America.

     "UNUTILIZED REVOLVING CREDIT LOAN COMMITMENT" shall mean, as to each Bank, the amount by which the Revolving Credit Loan Commitment of such Bank on any day exceeds the aggregate principal amount of Revolving Credit Loans of such Bank then outstanding.

     "WARRANT AGREEMENTS" shall mean the Securities Purchase Agreement, the Warrants, the Warrant Notes and all documents, agreements and instruments containing the terms and conditions applicable to, or applicable to the issuance of, Warrants, as each such agreement may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "WARRANT NOTE" shall mean any note issued by Borrower in lieu of cash payment of any portion of the Put Price and any replacement or substitute (in whole or in part) notes therefor, in each case as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Agent.

     "WARRANT PURCHASE AGREEMENT" shall mean the Securities Purchase
Agreement.

     "WARRANTS" shall mean the share purchase warrants issued and to be issued by the Borrower pursuant to the Securities Purchase Agreement and any replacement or substitute (in whole or in part) warrants therefor.

     "WRITTEN," "IN WRITING" and other variations thereof shall mean any form of written communication or a communication by means of telex, telecopier, telegraph or cable.

To the extent that any term defined in Annex I to the Existing Loan Agreement has been deleted from this Annex I but is used (and is otherwise undefined) in a Loan Document, said term will continue to have the meaning provided for in said Annex I prior to its amendment on the Effective Date (except that any defined terms within said definition that remain defined in this Annex I shall have the meanings provided therefor in this Annex I).